Exhibit 4.15

DATED 8 MARCH 2024

Facility Agreement

USD 270,000,000 Term Credit Facility

between

IHS Holding Limited

as Company

Standard Chartered Bank

as Arranger

The Financial Institutions

as Original Lenders

Each Entity listed in Part 2 of Schedule 1

as Original Facility Guarantors

and

Standard Chartered Bank

as Facility Agent

White & Case LLP

PO Box 9705

Level 9, ICD Brookfield, Al Mustaqbal Street

Dubai International Financial Centre

Dubai

United Arab Emirates

(i)

36.	Partial Invalidity	134
37.	Remedies and Waivers	134
38.	Amendments and Waivers	134
39.	Confidential Information	140
40.	Confidentiality of Funding Rates	143
41.	Counterparts	144
42.	Governing Law	145
43.	Enforcement	145
44.	Acknowledgement Regarding any Supported QFCS	146
45.	Contractual Recognition of Bail-In	147

(ii)

This Facility Agreement dated 8 March 2024.

Between:

(1)

IHS Holding Limited, an exempted company registered by way of continuation in the Cayman Islands with limited liability and having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands under the registration number 382000 (the “Company”);

(2)	Standard Chartered Bank as arranger (in this capacity, the “Arranger”);
(3)	The Financial Institutions listed in Part 1 of Schedule 1 (The Parties) as original lenders (in this capacity, the “Original Lenders”);
(4)	Each Entity listed in Part 2 of Schedule 1 (The Original Facility Guarantors) as the original facility guarantors (the “Original Facility Guarantors”); and
(5)	Standard Chartered Bank as facility agent (in this capacity, the “Facility Agent”).

It is agreed as follows:

1.	Definitions and Interpretation
1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a long term unsecured credit rating of at least BBB by Standard & Poor’s Rating Services or Fitch Ratings Ltd or at least Baa2 by Moody’s Investors Service Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	each bank or financial institution as set out in Schedule 15 (Acceptable Banks);
(c)

the Lenders and/or their Affiliates (other than (i) any Lender or Affiliate of a Lender that is a Sponsor Affiliate and (ii) any Lender that notifies the Facility Agent and the Company that it may not act as an Acceptable Bank);

(d)	each bank or financial institution (other than any Sponsor Affiliate) that is a lender under any debt facility provided to any member of the Group;
(e)

each bank or financial institution (other than any Sponsor Affiliate) that either (i) becomes a lender under a debt financing to be provided to a Subsidiary of the Company to fund a Permitted Acquisition or (ii) is providing banking facilities to a Subsidiary of the Company acquired by way of a Permitted Acquisition, in each case for a period of 12 months following the closing date of the relevant Permitted Acquisition; or

(f)	any other bank or financial institution approved by the Facility Agent (acting on the instructions of all the Lenders) from time to time.

“Accession Letter” means a document substantially in the form set out in Schedule 8 (Form of Accession Letter), with any amendments the Facility Agent and the Company may agree.

“Accounting Reference Date” means 31 December or such other date agreed in accordance with this Agreement.

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors).

“Administrative Party” means the Arranger or an Agent.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent” means the Facility Agent or the Security Agent.

“Annual Financial Statements” has the meaning given to that term in Clause 19.1 (Financial Statements).

“Anti-Corruption Laws” means all laws, rules and regulations from time to time concerning or relating to bribery or corruption, including but not limited to the UK Bribery Act 2010, the US Foreign Corrupt Practices Act (as amended) and all other anti-bribery and corruption laws, in each case applicable to the Company or its Subsidiaries.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means any firm appointed by the Company to act as its statutory auditors.

“Authorisation” means an authorisation, consent, approval, resolution, permit, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the Signing Date to and including the date falling one month from the date of this Agreement.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)

in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Blocking Law” means:

(a)	Council Regulation (EC) No 2271/1996 of 22 November 1996 or the EU Blocking Regulation and Commission Implementing Regulation (EU) 2018/1101 and/or any

applicable national law or regulation relating to or implementing such Regulation in any member state of the European Union or the United Kingdom; and

(b)	any similar and applicable anti-boycott law or regulation issued by a Sanctions Authority.

“Bond Obligor” means an Original Bond Obligor or a Subsequent Bond Obligor.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Facility” means any bridge financing on customary market terms and for the sole purpose of funding a Permitted Acquisition, with a tenor not exceeding 24 months and that is repaid or refinanced within 24 months of incurrence.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, Lagos, London, Singapore and the Cayman Islands and;

(a)	(in relation to any date for payment or purchase of USD), New York; and
(b)	(in relation to the fixing of an interest rate) which is a US Government Securities Business Day.

“Cash” means, at any time, any cash-in-hand and any credit balance on any deposit, savings, current or other account to which, in each case, a member of the Group (and only that member of the Group or other members of the Group) is beneficially entitled and for so long as that cash is:

(a)	except for a maximum aggregate amount for the Group of USD 20,000,000 (twenty million dollars) or its equivalent, held with an Acceptable Bank;
(b)	available to be freely withdrawn within 90 days;
(c)	not subject to any Security, other than:
(i)	the Security created under the Security Documents;
(ii)	charges arising solely by operation of law;
(iii)

rights of set-off or netting or charges or pledge rights arising by operation of law or by contract by virtue of the provision to that member of the Group of clearing bank or similar facilities or overdraft facilities and arising under the standard commercial terms and conditions of such bank;

(iv)

encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled net balance basis and arising under that account bank’s standard terms in the ordinary course of trading or business activities of that member of the Group; or

(v)

Security in respect of Financial Indebtedness to the extent such Financial Indebtedness is included for the purposes of calculating Net Cash Finance Interest Adjusted for Leases or Net Financial Indebtedness; and

(d)

capable of being applied or made available for application in repayment or prepayment of the Facility or any other Financial Indebtedness included within the calculation of Net Cash Finance Interest Adjusted For Leases or Net Financial Indebtedness, within the next 180 days, and, for the avoidance of doubt, not including any cash affected by any process referred to in Clause 23.10 (Creditors’ Process or Expropriation).

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)

any investment in marketable debt obligations issued or guaranteed by the government of any country in which any member of the Group is located or by any government of any other country which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:
(i)	for which a recognised trading market exists;
(ii)

issued by an issuer incorporated in a country, the government of which has a rating for its short-term unsecured and non credit-enhanced debt obligations of A-1 or higher by Standard & Poor’s Rating Services or P-1 or higher by Moody’s Investors Service Limited or by an instrumentality or agency of any such government having an equivalent credit rating;

(iii)	which matures within one year after the relevant date of calculation; and
(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)

bills of exchange issued in Nigeria, the Cayman Islands, the United States of America or any state thereof, the United Kingdom, Switzerland, any member state of the European Economic Area or any Participating Member State or any country in which any member of the Group is located eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investors Service Limited, (ii) invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 90 days’ notice; or

(f)	any other debt security approved by the Majority Lenders,

in each case to which a member of the Group (and only that member of the Group or other members of the Group) is beneficially entitled at that time and which is not issued or guaranteed by a member of the Group or subject to any Security other than:

(i)	Security created under the Security Documents;
(ii)	charges arising solely by operation of law in the ordinary course of trading or business activities of any member of the Group; or
(iii)	Security in respect of Financial Indebtedness to the extent such Financial Indebtedness is included for the purposes of calculating Net Financial Indebtedness.

“Code” means the US Internal Revenue Code of 1986.

“Commitment” means:

(a)

in relation to an Original Lender, the amount set opposite its name in Part 1 of Schedule 1 (The Parties) under the heading Commitment and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Company Shareholder Loan” means each loan to the Company by any of the Company’s direct or indirect shareholders or any of their Affiliates which is subordinated to the claims of the Finance Parties under this Agreement pursuant to the Subordination Agreement or otherwise on terms satisfactory to the Majority Lenders.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate), with any amendments the Facility Agent and the Company may agree.

“Confidential Information” means all information relating to the Company, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidential Information);
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means, at any time, a confidentiality undertaking substantially in the then current recommended form of the Loan Market Association or in any other form agreed between the Company and the Facility Agent.

“CTA” means the Corporation Tax Act 2009.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Default” means:

(a)	an Event of Default; or
(b)

an event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of them) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ Participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and
(ii)	payment is made within three Business Days of its due date; or
(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney, co-trustee or co-agent appointed by the Security Agent or any Receiver.

“Disruption Event” means either or both of:

(a)

a material disruption to the payment or communications systems or to the financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out), provided that the disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch Civil Code” means the Burgerlijk Wetboek of the Netherlands.

“EBITDA” has the meaning given to it in Clause 20.1 (Financial Definitions).

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of the Performance Standards.

“Equity Offering” means a public offering or a private placement of the ordinary shares or common equity of the Company or Holding Company of the Company.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Material Subsidiary Debt Facility” means:

(a)

any debt facility provided by any person that is not a member of the Group to any Material Subsidiary on arm’s length terms (excluding any loan made by any direct or indirect shareholder of the Company (in its capacity as such) or any overdraft facility), that is in existence as at the date of this Agreement, as set out in Schedule 14 (Existing Material Subsidiary Debt Facilities); or

(b)

any debt facility that refinances any of the debt facilities referred to in paragraph (a) above (other than any loan made by any direct or indirect shareholder of the Company (in its capacity as such) or any overdraft facility) and whose terms are in compliance with the terms of this Agreement, but excluding (for the avoidance of doubt) the Senior Notes; or

(c)	the Nigeria Group Credit Facility.

“Facility” means the term credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Guarantor” means the Original Facility Guarantors and each Additional Guarantor that is not incorporated in Nigeria.

“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fallback Interest Period” means one month.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of any fees referred to in this Agreement.

“Finance Document” means:

(a)	this Agreement;
(b)	each Security Document;
(c)	the Nigeria Guarantee;
(d)	each Fee Letter;
(e)	the Subordination Agreement;
(f)	the Takeout Financing Side Letter;
(g)	each Compliance Certificate;
(h)	each Utilisation Request;
(i)	each Increase Confirmation;
(j)	each Accession Letter;

(k)	each Resignation Letter;
(l)	each Selection Notice;
(m)	any other subordination agreement entered into in respect of any Permitted Financial Indebtedness; or
(n)	any other document designated as such by the Facility Agent and the Company.

“Finance Party” means a Lender or an Administrative Party.

“Financial Indebtedness” means, with respect to any person (without double counting):

(a)	any indebtedness of such person for borrowed money;
(b)

the outstanding principal amount of any bonds, debentures, notes, loan stock, commercial paper, acceptance credits, bills or promissory notes drawn, accepted, endorsed or issued by such person (but not Trade Instruments);

(c)

any indebtedness of such person for the deferred purchase price of assets or services (except trade accounts incurred and payable in the ordinary course of trading or business activities to trade creditors that are treated as current payable in the Financial Statements within 365 days of the date they are incurred);

(d)

non-contingent obligations of such person to reimburse any other person for amounts paid by that person under a letter of credit or similar instrument (excluding any letter of credit or similar instrument issued for the account of such person with respect to trade accounts incurred and payable in the ordinary course of trading or business activities to trade creditors that are treated as current payable in the Financial Statements within 365 days of the date they are incurred);

(e)	the amount of any obligation of such person in respect of any Lease;
(f)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) will be taken into account);

(g)	amounts raised by such person under any other transaction having the financial effect of a borrowing and which would be classified as a borrowing under IFRS;
(h)	all indebtedness of the types described in the foregoing items secured by a lien on any property or assets owned by such person, whether or not such indebtedness has been assumed by such person;
(i)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under IFRS;
(j)

any repurchase obligation or liability of such person with respect to accounts or notes receivable sold by such person, any liability of such person under any sale and leaseback transactions that do not create a liability on the balance sheet of such person, any obligation under a “synthetic lease” or any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such person; and

(k)

the amount of any obligation in respect of any guarantee or indemnity given by such person for any of the foregoing items incurred by any other person (notwithstanding any treatment under IFRS to the contrary).

if and to the extent such relevant item (other than letters of credit) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of the relevant person, prepared in accordance with IFRS and provided that “Financial Indebtedness” shall not include indebtedness owed solely to other Group members and shall not include indebtedness arising under any Shareholder Loan.

“Financial Model” means the financial model prepared by the Company, as updated from time to time.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Statements” means Annual Financial Statements and Quarterly Financial Statements.

“Financial Year” means the annual accounting period of the Company ending on the Accounting Reference Date in each year.

“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of Funds).

“Group” means the Company and its Subsidiaries for the time being.

“Group Structure Chart” means the group structure chart provided to the Facility Agent pursuant to Clause 4.1 (Initial Conditions Precedent) prior to the date of this Agreement.

“Guarantor” means:

(a)	the Original Facility Guarantors;
(b)	the Original Nigeria Guarantors; and
(c)	each Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 27 (Changes to the Obligors).

“Guarantor Accession Date” means, in relation to any Subsequent Bond Obligor or member of the Nigeria Group, the date on which that Subsequent Bond Obligor or member of the Nigeria Group becomes an Additional Guarantor pursuant to Clause 22.24 (Conditions Subsequent).

“Historic Term SOFR” means, in relation to any Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than two days before the Quotation Day.

“Holdco” means IHS Netherlands Holdco B.V.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“IHS Holding USD Term Facility” means the USD 600,000,000 term credit facility agreement dated 28 October 2022 between, amongst others, the Company and Citibank N.A., London Branch as facility agent.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 7 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to it in Clause 2.2 (Increase).

“Increased Costs” has the meaning given to it in Clause 13.1 (Definitions).

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period” means each period determined under this Agreement by reference to which interest on a Loan or an Unpaid Sum is calculated.

“ITNG” means IHS Towers NG Limited (formerly known as Helios Towers Nigeria Limited), a company incorporated under the laws of Nigeria, with registration number 448308, and having its registered office at 9 Alfred Rewane Road, Ikoyi, Lagos.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture, partnership or any other entity.

“Lease” means any lease which would, in accordance with IFRS, be treated as a lease liability.

“Legal Opinion” means any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial conditions precedent) or Clause 27 (Changes to the Obligors).

“Legal Reservations” means:

(a)

the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)

the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)

the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)

the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(e)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(f)	similar principles, rights and defences under the laws of any relevant jurisdiction; and
(g)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in any Legal Opinion.

“Lender” means:

(a)	an Original Lender; or
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.2 (Increase) or Clause 25 (Changes to the Lenders),

which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means, at any time, a Lender or Lenders:

(a)	whose participation in the outstanding Loans and whose Available Commitments then aggregate 66⅔% or more of the aggregate of all the outstanding Loans and the Available Commitments of all the Lenders;
(b)	if there is no Loan then outstanding, whose Commitments then aggregate 66⅔% or more of the Total Commitments; or
(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66⅔% or more of the Total Commitments immediately before the reduction.

“Margin” means, in relation to any Loan, for each period set out in the table below, the percentage rate per annum set out opposite that period in the table below:

Relevant period for Margin calculation	Margin (% per annum)
From and including the Signing Date to and including the date falling 12 Months after the	4.50%

Signing Date (the “First Margin Step-up Date”)
From but excluding the date falling 12 Months after the Signing Date to and including the date falling 15 Months from the Signing Date (the “Second Margin Step-up Date”)	6.00%
From but excluding the date falling 15 Months after the Signing Date to and including the date falling 18 Months from the Signing Date (the “Third Margin Step-up Date”)	6.25%
From but excluding the date falling 18 Months after the Signing Date to and including the date falling 21 Months from the Signing Date (the “Fourth Margin Step-up Date”)	6.50%
From but excluding the date falling 21 Months after the Signing Date to and including the Termination Date (the “Fifth Margin Step-up Date”)	7.00%

“Margin Step-up Date” means each of the First Margin Step-up Date, the Second Margin Step-up Date, the Third Margin Step-up Date, the Fourth Margin Step-up Date and the Fifth Margin Step-up Date (in each case as defined in the definition of “Margin”).

“Market Capitalisation” means an amount equal to (i) the total number of issued and outstanding shares of common stock or common equity interests of a relevant issuer of an “Equity Offering” (as defined in the Sierra Senior Notes Indenture) on the date of the declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such common stock or common equity interests for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Market Disruption Rate” means the percentage rate per annum which is the Reference Rate.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, assets or financial condition of (i) the Company or (ii) the Group taken as a whole;
(b)

the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents or the ability of the Company to comply with its obligations under Clause 20.2 (Financial Condition) (and, for the purposes of determining the ability of the Company to comply with its obligations under Clause 20.2 (Financial Condition) taking into account any contractual commitment of any Affiliate of the Company (other than a member of the Group) to provide an Additional Investment under Clause 20.4 (Equity Cure)); or

(c)

subject to the Legal Reservations and Perfection Requirements, the validity or enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Subsidiary” means a Subsidiary of the Company the gross assets, earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) or turnover of which accounts for at least 5% of the gross assets, EBITDA or turnover of the Group (the “Material Subsidiary Test”), provided that:

(i)

subject to paragraph (ix) below, the contribution of a Subsidiary of the Company will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company;

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;
(iii)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:
(A)	the contribution of that Subsidiary will be determined from its latest financial statements; and
(B)

the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(iv)	subject to paragraph (ix) below, the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;
(v)

if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group (if it is not the Company or already a Material Subsidiary) will immediately become a Material Subsidiary;

(vi)

if a Material Subsidiary disposes of all or a material part of its assets to a person that is not a member of the Group, the Material Subsidiaries will be determined based on the most recent financial statements referred to in paragraphs (i) and (ii) (or, if applicable paragraph (iii)) above with a pro forma adjustment applied to take account of such disposal;

(vii)

a Subsidiary of the Company (if it is not already a Material Subsidiary) will become a Material Subsidiary on completion of any other intra-Group transfer or reorganisation if it would have been a Material Subsidiary had the intra-Group transfer or reorganisation occurred on the date of the latest audited consolidated financial statements of the Company;

(viii)

except as specifically mentioned in paragraph (v) above, a member of the Group will remain a Material Subsidiary until the next audited consolidated financial statements of the Company delivered to the Facility Agent pursuant to paragraph (a) of Clause 19.1 (Financial Statements) show otherwise;

(ix)

any Subsidiary of the Company (a “Relevant Subsidiary”) that is itself a Holding Company and which has no operations and does not undertake or carry on any business other than the ownership of shares in a Subsidiary or activities consequential on, or incidental to, its role as a Holding Company, will not be a Material Subsidiary, unless:

(A)

such Relevant Subsidiary is a borrower of Financial Indebtedness in excess of USD 10,000,000 (or the equivalent in any other currency) which is provided by a creditor that is not a member of the Group; and

(B)	the Material Subsidiary Test is met in relation to it,

provided further that any Relevant Subsidiary that is not a Material Subsidiary solely as a result of the application of this paragraph (ix) will be deemed to be a “Material Subsidiary” for the purposes of Clause 22.9 (Negative Pledge), Clause 22.10 (Disposals) and Clause 22.19 (Loans or Credit); and

(x)	any Subsidiary of the Company incorporated in Rwanda or Zambia shall not, at any time, constitute a Material Subsidiary unless, after the date of this Agreement:
(A)

a Material Subsidiary or other Subsidiary of the Company (other than a Subsidiary of the Company that is incorporated in Rwanda or Zambia as at the date of this Agreement) transfers sufficient assets, business or undertakings to the relevant Subsidiary incorporated in Zambia or Rwanda (as applicable) and that Subsidiary satisfies the Material Subsidiary Test; or

(B)

the relevant Subsidiary of the Company incorporated in Rwanda or Zambia ceases to operate all or substantially all of its business, or all or substantially all of its assets and undertaking cease to be situated, in each case within its jurisdiction of incorporation (where such business, assets or undertaking is instead located in a different jurisdiction).

If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a certificate of the Auditors is, in the absence of manifest error, conclusive.

“Material Subsidiary Event of Default” means:

(a)

an event of default (however defined or described) under any document evidencing Financial Indebtedness of an Original Material Subsidiary or a Material Subsidiary where the aggregate principal amount outstanding of that Financial Indebtedness is equal to or more than USD 75,000,000 (or the equivalent in any other currency);

(b)

an Event of Default that would arise under Clause 23.5 (Misrepresentation) in respect of paragraph (c) of Clause 18.2 (Status) if the references in that Clause 23.5 (Misrepresentation) to an Obligor were references to a Material Subsidiary; or

(c)

an Event of Default that would arise under Clause 23.8 (Insolvency) to Clause 23.11 (Cessation of Business) (inclusive), Clause 23.15 (Failure to Comply with Court Judgment) and Clause 23.16 (Litigation) if, in each case, the references in such Clauses to the Company (or, as applicable, an Obligor) were references to a Material Subsidiary (other than a Guarantor) provided that:

(i)

(insofar as such Clause refers to a Material Subsidiary by virtue of this paragraph) the reference in Clause 23.15 (Failure to Comply with Court Judgment) to “having a value of at least USD 75,000,000 (or its equivalent in any other currency)” shall be deemed instead to be a reference to “which has or would be reasonably likely to have a Material Adverse Effect”; and

(ii)

where the term Permitted Reorganisation is used in such Clauses, the references in the definition of Permitted Reorganisation to the Company shall be deemed to include references to a Material Subsidiary (other than a Guarantor), shall be subject to the condition that the relevant Permitted Reorganisation would not result in, or be reasonably likely to result in, the occurrence of a Material Subsidiary Event of Default.

“Money Laundering Laws” means money laundering laws, rules and regulations from time to time, in each case applicable to the Company or its Subsidiaries.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) (below)) if the numerically corresponding day is not a Business Day, that period will end on the next Business Day in the calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last Business Day in that calendar month;
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period will end on the last Business Day in the calendar month in which that Interest Period is to end.

The rules above will only apply to the last Month of any period.

“New Lender” has the meaning given to it in Clause 25 (Changes to the Lenders).

“New Shareholder Injections” means the net cash proceeds received by the Company after the first Utilisation Date from any of the Company’s direct or indirect shareholders from any subscription by that shareholder in cash for shares of the Company or capital contribution to the Company that does not result in the occurrence of a Change of Control.

“Nigeria” means the Federal Republic of Nigeria.

“Nigeria Guarantee” means the English law governed guarantee agreement dated on or around the date of this Agreement, between each Original Nigeria Guarantor each as an original Nigeria guarantor, the Company and the Facility Agent.

“Nigeria Guarantor” means:

(a)	each Original Nigeria Guarantor; and
(b)	each other member of the Nigeria Group that is incorporated in Nigeria and which is an Additional Guarantor.

“Nigeria Group” means IHS Netherlands Holdco B.V. and its Subsidiaries from time to time.

“Nigeria Group Credit Facility” means the:

(a)

up to NGN 165,000,000,000 term credit facility agreement dated on 3 January 2023 between, amongst others, each of IHS (Nigeria) Limited, INT Towers Limited and ITNG as borrowers, Ecobank Nigeria Limited as agent and each of the financial institutions named therein as original lenders, as amended from time to time; and

(b)

up to NGN 55,000,000,000 revolving credit facility agreement dated on 3 January 2023 between, amongst others, each of IHS (Nigeria) Limited, INT Towers Limited and ITNG as borrowers, Ecobank Nigeria Limited as agent and each of the financial institutions named therein as original lenders, as amended from time to time.

“Nigeria Obligor” means each Obligor incorporated in Nigeria.

“Nigeria Shareholder Loan” means any loan made by the Company, IHS Netherlands (Interco) Coöperatief U.A. or an Affiliate of the Company (other than any member of the Nigeria Group) to any of IHS (Nigeria) Limited, IHS Towers NG Limited, INT Towers Limited or Holdco which is subordinated to the claims of the Finance Parties under this Agreement pursuant to the Subordination Agreement or otherwise on terms satisfactory to the Majority Lenders.

“Non-Consenting Lender” means any Lender who does not and continues not to consent or agree to a waiver or amendment where:

(a)

the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and
(c)	the Majority Lenders have consented or agreed to such waiver or amendment.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions Entered into by Affiliates).

“Obligor” means the Company and each Guarantor.

“Obligors’ Agent” means the Company, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.4 (Obligors’ Agent).

“Original Bond Obligor” means a member of the Group that issues the Senior Notes or is a guarantor of the Senior Notes as at the date of issuance of the Senior Notes.

“Original Financial Statements” means the audited consolidated financial statements of the Company and its Subsidiaries for its financial year ended 31 December 2022.

“Original Material Subsidiary” means each of IHS (Nigeria) Limited, INT Towers Limited, ITNG, IHS Cameroon S.A., IHS Côte d’Ivoire S.A., IHS Towers South Africa Proprietary Limited, IHS Brasil – Cessão de Infraestruturas S.A. and I-Systems Soluções de Infraestrutura S.A..

“Original Nigeria Guarantor” means each of IHS Towers NG Limited, IHS (Nigeria) Limited and INT Towers Limited.

“Original Obligor” means the Company, each Original Facility Guarantor and each Original Nigeria Guarantor.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making or the procuring of the necessary registrations, acknowledgements of registration, filing, endorsements, notations in stock registries (accompanied by any necessary certifications), notarisation, stampings and/or notifications of the Security Documents and/or the Security created thereunder in each case necessary for the perfection, priority, validity, enforceability and admissibility of the Security created under the Security Documents.

“Performance Standards” means the International Finance Corporation (IFC) Performance Standards on Social & Environmental Sustainability, effective 1 January 2012.

“Permitted Acquisition” means any acquisition:

(a)	pursuant to a Permitted Reorganisation or Permitted Transaction;
(b)	to which the Facility Agent (acting on the instructions of the Majority Lenders) has given prior written consent;

(c)

of assets, a person, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company (or purchase of shares in a shelf company) for the purpose of effecting such acquisition, but only if:

(i)

no (A) Default is continuing or (B) mandatory prepayment event under Clause 7.4 (Mandatory Prepayment – Sanctions Etc.) has occurred and either the 15 Business Day period or 20 day notice period referred to in paragraph (c) of Clause 7.4 (Mandatory Prepayment – Sanctions Etc.) has not expired in relation to any Lender, in each case, on the date on which the relevant member of the Group enters into a legal commitment for that acquisition or is incorporated, or is reasonably likely to occur as a result of that acquisition or that legal incorporation;

(ii)

without prejudice to Clause 22.4 (Sanctions), the assets the subject of the acquisition are not subject to Sanctions and the assets are not located in, nor does the person the subject of the acquisition carry out any of its business in, a Sanctioned Country at the time of the acquisition;

(iii)

subject to Clause 22.24 (Conditions Subsequent); if, upon the acquisition or incorporation of the relevant company it would become a member of the Nigeria Group, the relevant company becomes an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors); and

(iv)

in the case of an acquisition by a member of the Group of a person that would become a Material Subsidiary (or a Holding Company of such person) only, the relevant member of the Group has delivered to the Facility Agent, not later than the date falling 10 Business Days after the date on which the relevant member of the Group enters into a legal commitment for the relevant acquisition, an updated Financial Model assuming completion of such acquisition on that date, for the period until the Termination Date from the date on which the relevant member of the Group enters into a legal commitment for such proposed acquisition, and the revised Financial Model shows that the Company will not be in breach or default in respect of any of the financial covenants set out in Clause 20 (Financial Covenants) at any time during that period;

(d)	made between members of the Group;
(e)

pursuant to an issue of shares by a member of the Group (other than a member of the Nigeria Group) to another member of the Group, by a member of the Nigeria Group to another member of the Nigeria Group, or by the Company to the extent not giving rise to a Change of Control; and

(f)	comprising the acquisition of securities which are Cash Equivalent Investments.

“Permitted Disposal” means any sale, lease, transfer or disposal:

(a)	of assets by the Group in the ordinary course of trading or business activities;
(b)	between members of the Group (other than by a member of the Nigeria Group);
(c)	between members of the Nigeria Group;
(d)	of assets in exchange for other assets comparable or superior as to type, value or quality;
(e)	the decommissioning of any towers, including but not limited to in connection with tower consolidation purposes;

(f)	of obsolete or redundant assets no longer required for the relevant person’s business;
(g)	of cash by way of a Permitted Loan;
(h)	of cash pursuant to Clause 22.18 (Dividends and Share Redemption) or a Permitted Payment;
(i)	of Cash Equivalent Investments for a comparable amount of cash or in exchange for a comparable amount of other Cash Equivalent Investments;
(j)

arising as a result of the creation of any Permitted Security or (in the case of any member of the Group which is not an Obligor) the creation of any Security to the extent not prohibited by the terms of the Agreement, a Permitted Reorganisation or a Permitted Transaction;

(k)	of cash to the extent not otherwise prohibited by the terms of this Agreement;
(l)	constituted by a licence of intellectual property rights;
(m)	constituted by a licence or sub-licence in the ordinary course of trading or business activities;
(n)	constituted by a lease or licence of real property arising in the ordinary course of trading or business activities of the disposing entity;
(o)	any share sale or issuance by the Company, a Guarantor or a Material Subsidiary or share issuance by any member of the Group or arising as a result of such share sale or issuance;
(p)

arising as a result of the sale of towers, provided that such towers are replaced by towers with an aggregate fair market value that is equal to or greater than the aggregate fair market value of the towers sold;

(q)

of trade receivables earned during a previous accounting period on a non-recourse basis (which may include recourse in respect of warranties and indemnities as to title and validity that are customarily provided in such non-recourse arrangements) and provided that such transaction does not have the commercial effect of a borrowing;

(r)

arising as a result of the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of trading or business activities or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(s)

arising as a result of a foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(t)

arising as a result of a seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority which in each case does not constitute (i) an Event of Default pursuant to Clause 23.10 (Creditors’ Process or Expropriation) or (ii) a mandatory prepayment event pursuant to Clause 7.3 (Mandatory Prepayment – Material Subsidiary Event of Default);

(u)

of treasury shares by any member of the Group that are held following the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase corporate stock, shares or membership interests granted to any future, present or former employee, director, officer, contractor or consultant of the Company or any Subsidiary of the Company pursuant to any employee benefit plans or arrangements, including for the purpose of satisfying any taxes (including estimated taxes) due as a result of the exercise of any such option;

(v)	by the Group (other than an Obligor or a Material Subsidiary) to the extent not otherwise restricted by the terms of this Agreement;
(w)	to a Joint Venture, to the extent permitted by Clause 22.12 (Joint Ventures); and
(x)

arising under any single transaction or series of related transactions that involves assets having a fair market value of less than the greater of USD 25,000,000 (or its equivalent in other currencies) and an amount equal to zero point eight per cent. (0.8%) of Total Assets.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	arising under the Finance Documents;
(b)	arising under a Nigeria Group Credit Facility;
(c)	arising under the IHS Holding USD Term Facility;
(d)	arising under the Revolving Credit Facility;
(e)	arising under a Senior Notes Indenture;
(f)	arising under a Permitted Loan or a Permitted Guarantee;
(g)	under any Lease;
(h)	comprising of deferred consideration arising in connection with a Permitted Acquisition, provided that:
(i)	such deferred consideration shall not exceed 75% of the total consideration (excluding any post-completion adjustments and/or earnouts) for that Permitted Acquisition;
(ii)	the deferred consideration is payable in full by no later than the date falling 18 months after the completion date for that Permitted Acquisition; and
(iii)	if such deferred consideration is not paid or discharged when due, it shall be either:
(A)

automatically converted into an equitable interest in the Company, with the Company having no residual indebtedness or other liability in connection with such deferred consideration following such conversion; or

(B)	subordinated to the claims of the Finance Parties under this Agreement on terms satisfactory to the Majority Lenders;
(i)

under derivative transactions entered into in connection with protection against or benefit from fluctuation in any interest or currency rates or commodity prices that arise in the ordinary course of trading or business, but not transactions for investment or speculative purposes;

(j)	of a member of the Group (other than the Company or any member of the Nigeria Group), provided that such Financial Indebtedness does not exceed the Priority Debt Cap at any time;
(k)	arising under any refinancing of any Permitted Financial Indebtedness;

(l)	arising under any Existing Material Subsidiary Debt Facility;
(m)

of any person acquired by the Company or any member of the Group after the date of this Agreement (which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased in contemplate of, or since, that acquisition), provided that such acquisition is a Permitted Acquisition and the Company has delivered to the Facility Agent a Financial Model referred to in paragraph (c) of the definition of Permitted Acquisition;

(n)	arising under any letter of credit, banker’s acceptances, overdrafts or daylight borrowing facilities entered into by a member of the Group in the ordinary course of trading or business activities;
(o)	any liability arising as a result of a fiscal unity (fiscale eenheid) for Dutch corporate tax or VAT purposes or of any other jurisdiction having similar effect;
(p)

any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code; and

(q)

of a member of the Group, which is not permitted by the preceding paragraphs, provided that the Leverage Ratio and Interest Cover Ratio, calculated by reference to the most recent Annual Financial Statements or Quarterly Financial Statements delivered to the Facility Agent in accordance with Clause 19.1 (Financial Statements) and the relevant Compliance Certificate, after giving pro forma effect to the incurrence of such Financial Indebtedness in full and adjusted for the incurrence of other indebtedness since the last Quarter Date and including any other relevant adjustments to take into account the activities of the Group since the last Quarter Date, comply with the covenanted ratios for the immediately following Quarter Date set out in Clause 20.2 (Financial Condition).

“Permitted Guarantee” means:

(a)	the endorsement of negotiable instruments in the ordinary course of trading or business activities of any member of the Group;
(b)	any guarantee, performance or similar bond guaranteeing performance by any member of the Group under any contract entered into in the ordinary course of trading or business activities of the Group;
(c)

any guarantee given by a member of the Group in relation to or comprising of Permitted Financial Indebtedness (other than under paragraph (f) or paragraph (j) of the definition of Permitted Financial Indebtedness);

(d)

any guarantee given by a member of the Group (other than by any member of the Nigeria Group) in relation to any Financial Indebtedness incurred under paragraph (l) of the definition of Permitted Financial Indebtedness;

(e)

any guarantee given by the Company in favour of a creditor in respect of any Financial Indebtedness of a Subsidiary of the Company, where the aggregate Financial Indebtedness of that Subsidiary does not exceed 1.5 times its equity value (being the sum of that Subsidiary’s paid up capital and the amount of any shareholder loans made available to it, calculated by reference to the pro forma financial statements of that Subsidiary);

(f)

any guarantee listed in Schedule 12 (Existing Guarantees), together with any guarantees replacing any of the same where the aggregate liability under the replacement guarantee is not greater than the aggregate liability under the guarantee being replaced (or to the extent greater, would be permitted under another paragraph of this definition);

(g)

any guarantee or indemnity given by the Company in connection with an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which guarantee or indemnity is in customary form and subject to customary limitations;

(h)

any indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a Permitted Acquisition or Permitted Disposal which indemnity is in a customary form and subject to customary limitations;

(i)	any liability arising as a result of a fiscal unity (fiscale eenheid) for Dutch corporate tax or value added tax purposes or of any other jurisdiction having similar effect;
(j)

any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

(k)

any guarantee not otherwise permitted given by a member of the Group in respect of any indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness guaranteed by any member of the Group under this paragraph, without double counting) does not at any time exceed the greater of USD 75,000,000 (or its equivalent in other currencies) and 3.0% of the Total Assets, provided that the aggregate principal amount of indebtedness guaranteed by a member of the Nigeria Group under this paragraph shall not at any time (when aggregated with the principal amount of any other indebtedness guaranteed by any other member of the Nigeria Group under this paragraph, without double counting) exceed USD 75,000,000; and

(l)

guarantees not otherwise permitted where the aggregate liability of members of the Group under all such guarantees does not exceed USD 10,000,000 (or its equivalent in other currencies) in total at any time.

“Permitted Joint Venture” means any investments in any Joint Venture, but only if:

(a)	no:
(i)	Default is continuing; or
(ii)

mandatory prepayment event under Clause 7.4 (Mandatory Prepayment – Sanctions Etc.) has occurred and either the 15 Business Day period or 20 day notice period referred to in paragraph (c) of Clause 7.4 (Mandatory Prepayment – Sanctions Etc.) has not expired in relation to any Lender, in each case, on the date the Company (or, as applicable, member of the Group) enters into a legal commitment to make an investment in the Joint Venture, or is reasonably likely to occur as a result of the Company’s (or, as applicable, member of the Group’s) investment into that Joint Venture;

(b)	no co-investor, partner or other investor in such Joint Venture is a Restricted Party;
(c)	none of the assets owned by, or the subject of, the Joint Venture are located in a Sanctioned Country; and
(d)	none of the Joint Venture’s business operations is or will be carried out in any Sanctioned Country and the Joint Venture is not incorporated or established in a Sanctioned Country,

and further provided that, solely in relation to any investment by any member of the Nigeria Group, in any Financial Year the aggregate of:

(i)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Nigeria Group;
(ii)	the contingent liabilities of any member of the Nigeria Group under any guarantee given in respect of the liabilities of any such Joint Venture; and
(iii)	the market value of any assets transferred by any member of the Nigeria Group to any such Joint Venture,

does not exceed USD50,000,000 (or its equivalent in other currencies).

“Permitted Loan” means:

(a)	any trade credit extended by the Company, an Obligor or a Material Subsidiary to its customers on normal commercial terms and in the ordinary course of trading or business activities;
(b)

any loan made by any member of the Group to any other member of the Group, provided that the aggregate amount of all loans made by any member of the Nigeria Group to Subsidiaries of the Company (other than to a member of the Nigeria Group) does not exceed USD 50,000,000 (or its equivalent in other currencies) at any time;

(c)

a loan made by the Company, an Obligor or a Material Subsidiary to an employee or director of the Group, provided that the amount of that loan when aggregated with the amount of all loans to employees and directors by the Company, an Obligor or a Material Subsidiary does not exceed the greater of USD 20,000,000 (or its equivalent in other currencies) and an amount equal to zero point five per cent. (0.5%) of Total Assets at any time;

(d)

a loan made by the Company to any party that is a co-investor with the Company or any of its Subsidiaries in a Joint Venture, for the purposes of funding that co-investor’s investment in the Joint Venture, provided that such Joint Venture is consolidated for accounting purposes by the Company on or promptly after the date of such investment; and

(e)

any loans or credit not falling into any of the above paragraphs provided that the aggregate principal amount of all such loans or credit does not at any time exceed USD 55,000,000 (or the equivalent in any other currency).

“Permitted Payment” means:

(a)	a payment of scheduled interest and or principal payment under loans permitted under paragraph (b) of Permitted Loan;
(b)	a payment by the Company in connection with management and related holding company fees and expenses payable to any of its Affiliates, provided that:
(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and
(ii)	the Relevant Test set out in paragraph (f) below is satisfied in respect of such payment;
(c)

repurchases of management equity in an amount of up to the greater of USD 20,000,000 (or its equivalent in other currencies) and an amount equal to zero point five per cent. (0.5%) of Total Assets at any time in any Financial Year, provided that:

(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and
(ii)	the Relevant Test set out in paragraph (f) below is satisfied in respect of such payment;
(d)

payments made or expected to be made by the Company pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase corporate stock, shares or membership interests granted to any future, present or former employee, director, officer, contractor or consultant of the Company or any Subsidiary of the Company pursuant to any employee benefit plans or arrangements, including for the purpose of satisfying any taxes (including estimated taxes) due as a result of the exercise of any such option;

(e)

a declaration and payment by the Company of dividends on the common stock or common equity interests of the Company or any Holding Company following an Equity Offering of such common stock or common equity interests, provided that:

(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and
(ii)	such amount does not exceed in any fiscal year:
(A)

6.00% of the net cash proceeds received by the Company from such Equity Offering or contributed to the equity (other than through the issuance of “Disqualified Stock” or “Designated Preference Shares” (each as defined in the Sierra Senior Notes Indenture) or through an “Excluded Contribution” or “Excluded Amounts” or a “Parent Debt Contribution” (each as defined in the Sierra Senior Notes Indenture)) of the Company; and

(B)

following an Equity Offering, an amount equal to 6.00% of the Market Capitalisation provided that, in the case of this clause (B) after giving pro forma effect to such loans, advances, dividends or distributions, the Leverage Ratio shall be equal to or less than 4.00 to 1.00; and

(f)	a payment not otherwise permitted by the preceding paragraphs, by the Company, provided that:
(i)	no Default has occurred and is continuing at such time or would result from the making of the payment; and
(ii)

the Leverage Ratio and Interest Cover Ratio, calculated at the time such payment is to be made (on a pro forma basis after including in the calculations of such ratio the amount of the payment to be made), calculated by reference to the most recent Annual Financial Statements or Quarterly Financial Statements delivered to the Facility Agent in accordance with Clause 19.1 (Financial Statements) and the relevant Compliance Certificate, adjusted for the incurrence of any Financial Indebtedness since the last Quarter Date and including any other relevant adjustments to take into account the activities of the Group since the last Quarter Date, comply with the covenanted ratios for the immediately following Quarter Date set out in Clause 20.2 (Financial Condition) (the “Relevant Test”),

and, for the avoidance of doubt, the Relevant Test will also apply to any payment referred to in paragraphs (b) and (c) above.

“Permitted Reorganisation” means:

(a)	a reorganisation on a solvent basis involving the business or assets of, or shares of any member of the Group:
(i)	where the relevant member of the Group remains the surviving entity and the jurisdiction of incorporation of such member of the Group remains the same; and
(ii)

where the Finance Parties (or the Security Agent on their behalf) will continue to have the same or substantially equivalent security over the same or substantially equivalent assets (to the extent such assets, shares or other interests are not disposed of as permitted under this Agreement) and, to the extent applicable, benefit from the same or substantially equivalent guarantees, but subject always to, the terms of this Agreement (and the Facility Agent has received a legal opinion to this effect in form and substance satisfactory to it);

(b)

for the purposes of the definitions of Permitted Acquisition and Permitted Disposal only, in respect of a Material Subsidiary which is not a Guarantor, a reorganisation involving the business or assets of, or shares of that entity where the relevant entity remains the surviving entity and the jurisdiction of incorporation of the relevant entity remains the same;

(c)	a transfer of all of the issued share capital of the Company to a newly incorporated holding company, subject to the conditions in the definition of Change of Control;
(d)	any merger or reorganisation of two or more members of the Group (other than the Company) where either:
(i)	one of such members of the Group is the surviving entity; or
(ii)	the issued share capital of all such entities is transferred to another existing member of the Group or a newly incorporated entity,

in each case, provided that:

(A)	where a member of the Group is the surviving entity, the jurisdiction of incorporation of such member of the Group remains the same;
(B)	where a newly incorporated entity is the surviving entity, its jurisdiction of incorporation is the same as that of any member of the Group undergoing such merger or reorganisation; and
(C)	where any such member of the Group subject to such merger or reorganisation is an Obligor:
(1)	the surviving entity is an Obligor; or
(2)

if, as a result of the laws applicable in the jurisdiction of the entities subject to such merger or reorganisation, it is not possible for the surviving entity to effectively accede to this Agreement as a Guarantor prior to the date of such merger or reorganisation, the Company shall provide written notice to the Facility Agent on or around the date of completion of the relevant merger or reorganisation of such merger or reorganisation occurring (the “Effective Reorganisation Date”) and procure that the surviving entity shall accede to this Agreement promptly and in any event within no more than 10 Business Days of the Effective Reorganisation Date; and

(e)	any other reorganisation approved by the Majority Lenders.

“Permitted Security” means:

(a)

any charge or lien  (including any netting or set-off as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes) arising by operation of law and in the ordinary course of trading or business activities of the Company or a Material Subsidiary and not as a result of any default or omission by the Company or the Material Subsidiary;

(b)

any retention of title arrangements, hire purchase or conditional sale arrangement or arrangements having similar effect arising in the ordinary course of trading or business activities of the Company or a Material Subsidiary with suppliers of goods to the Company or a Material Subsidiary on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Company or the relevant Material Subsidiary and which is discharged within a period of time customary for such arrangements;

(c)	any Security created:
(i)	under or pursuant to any Finance Document (including the Security Documents); or
(ii)	in connection with a Bridge Facility, provided that the Security granted is only over the shares (or similar ownership interests) in, or any receivables owed to or by, or any assets of:
(A)	the relevant target acquired using funds made available pursuant to that Bridge Facility;
(B)	the relevant bidco or bidcos incorporated for the purposes of acquiring that target or its assets; and/or
(C)	the Holding Company (other than an Obligor) of that bidco or bidcos;
(d)

any Security or Quasi-Security listed in Schedule 11 (Existing Security), together with any Security or Quasi-Security replacing any of the same where the assets subject to the replacement Security or Quasi-Security are the same (or part of the same) assets subject to the Security or Quasi-Security being replaced;

(e)	any netting or set-off arrangement entered into under a derivative transaction and excluding any Security or Quasi-Security under a credit support arrangement;
(f)	any Security over or affecting any asset acquired by the Company or a Material Subsidiary after the date of this Agreement, if:
(i)	the Security was not created in contemplation of the acquisition of that asset by the Company or the Material Subsidiary;
(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by the Company or the Material Subsidiary; and
(iii)	such Security is released or discharged within three months of the date of acquisition of the asset (unless permitted to remain under any other paragraph of this definition);
(g)	any Security arising under any Lease over the operating asset subject to the Lease provided that the Financial Indebtedness secured thereby is permitted pursuant to the Finance Documents;

(h)

any Security over goods and documents of title to goods arising in the ordinary course of a documentary credit transaction entered into in the ordinary course of trading or business activities of the Company or a Material Subsidiary;

(i)

any netting or set-off arrangement entered into by the Company or a Material Subsidiary arising in connection with a cash management or pooling arrangement entered into in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of the Company or a Material Subsidiary but only so long as (i) such arrangement is not established with the primary intention of preferring any lenders, and (ii) any overdraft facility connected with such arrangement is permitted under the Finance Documents;

(j)

any Security over rental deposits arising in the ordinary course of trading or business activities of the Company or a Material Subsidiary in respect of any property leased or licensed by the Company in respect of amounts representing not more than 12 Months’ rent payments for that property;

(k)

any Security over bank accounts granted as part of that the relevant bank’s standard terms and conditions (including but not limited to any Security or Quasi-Security arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in a jurisdiction where a member of the Group has a bank account pursuant to its general terms and conditions);

(l)

any Security relating to payments into court or arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested by the Company or a Material Subsidiary in good faith (and which do not otherwise give rise to an Event of Default);

(m)

any Security arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by the Company or a Material Subsidiary in good faith by appropriate proceedings and which do not otherwise give rise to an Event of Default and would not otherwise be reasonably expected to have a Material Adverse Effect;

(n)

any Security over cash paid into an escrow account by any third party, the Company, an Obligor or a Material Subsidiary pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any Permitted Acquisition;

(o)

any Security arising automatically by operation of law in favour of any government authority or organisation in respect of taxes, assessments or governmental charges which are being contested by the Company or a Material Subsidiary in good faith by appropriate proceedings and which would not be reasonably expected to have a Material Adverse Effect and in respect of which the Company or a Material Subsidiary has made adequate reserves;

(p)

any cash collateral provided in respect of letters of credit or bank guarantees to the issuer of such letters of credit or bank guarantees to the extent the Financial Indebtedness in relation to which such letters of credit or bank guarantees relate is permitted under the Finance Documents;

(q)

any Security on property or assets of a member of the Group (that is not a member of the Nigeria Group) to secure indebtedness of that member of the Group or any other Subsidiary of the Company that is not a member of the Nigeria Group, to the extent such Security is securing Financial Indebtedness incurred under paragraph (l) of the definition of Permitted Financial Indebtedness;

(r)

any Security or Quasi-Security to secure the performance of statutory obligations, trade contracts, insurance, surety or appeal bonds, workers compensation obligations, leases (including, without limitation, statutory and common law landlord’s liens), performance bonds, surety and appeal bonds or other obligations of a like nature incurred (including to secure letters of credit issued to assure payment of such obligations) or in connection with bids, tenders, contracts or leases to secure licenses, public or statutory obligations, in each case, incurred in the ordinary course of trading or business;

(s)

any Security or Quasi-Security on cash, Cash Equivalent Investments or other property arising in connection with the defeasance, discharge or redemption of Financial Indebtedness in the ordinary course of such Financial Indebtedness provided that no Event of Default is continuing at the date such Security or Quasi-Security is granted;

(t)

any Security or Quasi-Security on specific items of inventory or other goods (and the proceeds thereof) of any person securing such person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u)

any Security or Quasi-Security on property or assets under construction (and related rights) in favour of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets provided that such Security or Quasi-Security is released as soon as reasonably practicable (taking into consideration any relevant local law limitations and formalities) upon the discharge or release in full of the obligations secured by such Security or Quasi-Security;

(v)	any Security or Quasi-Security created with the prior written consent of the Majority Lenders; and
(w)

any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by the Company or any member of the Group other than any permitted under the preceding paragraphs) does not at any time exceed the greater of USD 100,000,000 (or its equivalent in other currencies) and 2.0% of the Total Assets at any time outstanding.

“Permitted Transaction” means:

(a)

any transaction (other than (i) any sale, lease, license, transfer or other disposal and (ii) the granting or creation of Security or the incurring or permitting to subsist of Financial Indebtedness) conducted in the ordinary course of trading or business activities of the relevant person on arm’s length terms;

(b)

the liquidation (solvent or otherwise) of any member of the Group that is not a Material Subsidiary and is not an Obligor and which, at such point in time, is not a party to any agreement or other transactions and does not trade and provided that:

(i)

as a result of such liquidation, all assets (to the extent existing after the relevant liquidation or to the extent not otherwise permitted to be disposed of) of that member of the Group are transferred to another member of the Group; and

(ii)

such liquidation could not reasonably be expected to have a material and adverse impact (directly or indirectly) on the Company, any other Obligor or any Material Subsidiary (whether pursuant to any requirement to make payment under a guarantee or otherwise); and

(c)	the solvent liquidation or sale, lease, license, transfer or other disposal of Nigeria Tower Interco B.V..

“Priority Debt Cap” means the greater of USD 1,890,000,000 and 200% of EBITDA of the Group.

“Pro Rata Share” means, at any time:

(a)	for the purpose of determining a Lender’s participation in a Utilisation, the proportion which its Available Commitment then bears to the Available Facility; and
(b)	for any other purpose:
(i)	the proportion which a Lender’s participation in the Loans then bears to all the Loans;
(ii)	if there is no Loan then outstanding, the proportion which its Commitment then bears to the Total Commitments; or
(iii)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, the proportion which its Commitment bore to the Total Commitments immediately before the reduction.

“QPP Certificate” has the meaning given to it in Clause 12.1 (Definitions).

“QPP Lender” has the meaning given to it in Clause 12.1 (Definitions).

“Quarterly Financial Statements” has the meaning given to it in of Clause 19.1 (Financial Statements).

“Quasi-Security” has the meaning given to it in Clause 22.9 (Negative Pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two US Government Securities Business Days before the first day of that period (unless market practice differs in the relevant syndicated loan market, in which case the Quotation Day will be determined by the Facility Agent in accordance with that market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

“Receiver” means a receiver, a receiver and manager, or an administrative receiver of the whole or any part of the Security Assets.

“Reference Rate” means, in relation to any Loan:

(a)	the applicable Term SOFR as of the Specified Time and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero.

“Refinancing Facility” means any facility which refinances (a) any Existing Material Subsidiary Debt Facility provided to a Material Subsidiary at the date of this Agreement or (b) another Refinancing Facility.

“Related Fund” in relation to a fund (the “first fund”) means:

(a)	a fund which is managed or advised by the same investment manager or investment adviser as the first fund; or
(b)

if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means in relation to an Obligor or, where applicable, a Material Subsidiary:

(a)	its jurisdiction of incorporation; and
(b)	any jurisdiction where any asset subject to any Security created or expressed to be created by it under a Security Document is situated.

“Relevant Lenders” has the meaning given to it in Clause 4.1 (Initial Conditions Precedent).

“Relevant Market” means the market for overnight cash borrowing collateralised by US Government securities.

“Relevant Period” has the meaning given to it in Clause 20.1 (Financial Definitions).

“Repeating Representations” means:

(a)

in relation to the Company, each of the representations and warranties set out in paragraphs (a) and (b) of Clause 18.2 (Status), Clauses 18.3 (Binding Obligations) to 18.7 (Governing Law and Enforcement) (inclusive), and paragraph (a) of Clause 18.10 (No Default), Clause 18.15 (Good Title) and paragraph (a)(i) of Clause 18.20 (Sanctions); and

(b)

in relation to a Guarantor, each of the representations and warranties set out in paragraph (b) of Clause 18.2 (Status), Clause 18.3 (Binding Obligations), Clause 18.4 (Non-Conflict with other Obligations), Clause 18.5 (Power and Authority), Clause 18.6 (Validity and Admissibility in Evidence), Clause 18.7 (Governing Law and Enforcement), paragraph (a) of Clause 18.10 (No Default) and paragraph (a)(i) of Clause 18.20 (Sanctions).

“Repayment Date” means each date set out in paragraph (a) of Clause 6.1 (Repayment of Loans).

“Repayment Instalment” has the meaning given to it in in paragraph (a) of Clause 6.1 (Repayment of Loans).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter), with any amendments the Facility Agent and the Company may agree.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf or at the direction of a person listed on, any Sanctions List;
(b)

located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf or at the direction of, a person located in or organised under the laws of a country or territory which is a Sanctioned Country; or

(c)

otherwise a target of Sanctions (“target of Sanctions” meaning a person with whom a US person or other legal or natural person subject to the jurisdiction or authority of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities without all appropriate licenses or exemptions issued by all applicable Sanctions Authorities).

“Revolving Credit Facility” means the up to USD 300,000,000 revolving credit facility dated 30 March 2020 between, amongst others, the Company and Citibank Europe PLC, UK Branch as facility agent, as amended and restated pursuant to an amendment and restatement agreement dated 2 June 2021, as amended on 29 September 2021 and as further amended and restated on 6 November 2023 and as may be further amended and / or restated from time to time.

“Rialto Senior Notes” means the senior notes issued by Holdco pursuant to the terms of the Rialto Senior Notes Indenture, together with any additional notes issued from time to time under the Rialto Senior Notes Indenture entered into by Holdco as issuer.

“Rialto Senior Notes Indenture” means the senior notes indenture dated 18 September 2019 in connection with the Rialto Senior Notes between, among others, Holdco as issuer and Citibank, N.A., London Branch as trustee, principal paying agent, transfer agent and registrar, as amended and supplemented by a first supplemental indenture dated 17 June 2021 between, among others, Holdco as issuer and Citibank, N.A., London Branch as trustee, principal paying agent, transfer agent and registrar and as amended and supplemented from time to time.

“Sanctioned Country” means a country or territory which is, or whose government is, the subject or target of comprehensive country-wide or territory-wide Sanctions (being, at the date of this Agreement, Crimea, Cuba, Iran, North Korea, Russia, Syria and the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and Crimea region of Ukraine).

“Sanctions” means the trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the United States of America;
(b)	the United Nations;
(c)	the European Union;
(d)	the United Kingdom;
(e)	France;
(f)	the Cayman Islands government, including pursuant to any sanctions legislation extended to the Cayman Islands by order of the His Majesty in Council; and/or
(g)

the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State and His Majesty’s Treasury,

(together, the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons”, the “Sectoral Sanctions Identifications List” and the “List of Foreign Sanctions Evaders” maintained by the Office of Foreign Assets Control, the “Consolidated List of Financial Sanctions Targets” and the “List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine” maintained by His Majesty’s Treasury, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Secured Party” means a Finance Party, Receiver or Delegate.

“Security” means a mortgage, charge, pledge, lien, assignment by way of security, hypothecation or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Agent” means any person which accedes to this Agreement in such a capacity in accordance with Clause 28.12 (Appointment and Resignation of an Agent).

“Security Asset” means each asset of the Company which from time to time is, or is intended to be, subject to a Security Document.

“Security Document” means any document evidencing or creating (or expressed to evidence or create) security over any asset to secure any obligation of the Company under the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests and Notices) given in accordance with Clause 9 (Interest Periods).

“Senior Notes” means

(a)	the Rialto Senior Notes; and
(b)	the Sierra Senior Notes.

“Senior Notes Indenture” means:

(a)	the Rialto Senior Notes Indenture; and
(b)	the Sierra Senior Notes Indenture.

“Shareholder Loan” means:

(a)	a Company Shareholder Loan; and
(b)	any Nigeria Shareholder Loan.

“Sierra Senior Notes” means the senior notes issued by the Company pursuant to the terms of the Sierra Senior Notes Indenture, together with any additional notes issued from time to time under the Senior Notes Indenture entered into by the Company as issuer.

“Sierra Senior Notes Indenture” means the senior notes indenture dated 29 November 2021 in connection with the Sierra Senior Notes between, among others, the Company as issuer and Lucid Trustee Services Limited as trustee, as amended and supplemented from time to time.

“Signing Date” means the date of this Agreement.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over publication of that rate).

“Specified Time” means a day or time determined in accordance with Schedule 13 (Timetables).

“Sponsor Affiliate” means an Affiliate of the Company provided that any direct or indirect shareholder of the Company shall not constitute a Sponsor Affiliate (save for a shareholder which owns, legally and beneficially, more than 50% of the shares in the Company).

“Subordination Agreement” means the subordination agreement entered into on or around the date of this Agreement between the Company, Holdco, IHS (Nigeria) Limited, IHS Towers NG Limited, INT Towers Limited, IHS Netherlands (Interco) Coöperatief U.A., IHS FinCo Management Limited and the Facility Agent.

“Subsequent Bond Obligor” means a member of the Group (other than the Company or any Original Bond Obligor) which is a guarantor in respect of the Senior Notes.

“Subsidiary” means, with respect to any specified person:

(a)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person (or a combination thereof);

(b)

any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity; or

(c)

any corporation, company, association, partnership, limited liability company or other business entity which is or is eligible to be consolidated in the financial statements of such person in accordance with IFRS.

“Takeout Financing Side Letter” means the letter dated on or about the date of this Agreement and entered into between the Company for and on behalf of itself and as Obligors’ Agent and the Facility Agent.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them) imposed or demanded by a governmental or other related authority.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either an increase in a payment made by the Company to a Finance Party under Clause 12.2 (Tax Gross-Up) or a payment under Clause 12.3 (Tax Indemnity).

“Term SOFR” means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate).

“Termination Date” means the date falling 24 months from the date of this Agreement.

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Commitments” means the aggregate of the Commitments, being USD 270,000,000 at the date of this Agreement.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading or business of that member of the Group which, in each case, is not (or will not be) outstanding for a period longer than 12 months from the date such instrument is issued.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate), with any amendments the Facility Agent may approve or reasonably require, or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“UK” means the United Kingdom of Great Britain and Northern Ireland.

“UK Bail-In Legislation” means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“US” means the United States of America.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or Sunday; and
(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is or is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part 1 of Schedule 3 (Requests and Notices)

“VAT” means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any Tax imposed in compliance with Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)

any other Tax of a similar nature whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

“Write-Down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction
(a)	Unless this Agreement expressly provides to the contrary, any reference in this Agreement to:
(i)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees to, or of, all or any combination of its rights and obligations under the Finance Documents;
(ii)

an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;
(iv)

a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(v)	disposal includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;
(vi)

guarantee means (other than in Clause 16 (Guarantee and Indemnity) and the Nigeria Guarantee) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)

a Finance Document or any other agreement or instrument includes (without prejudice to any restriction on amendments) any amendment to that Finance Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;

(viii)	a group of Lenders includes all the Lenders and a group of Finance Parties includes all the Finance Parties;
(ix)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(x)

know your customer checks is the identification checks that a Finance Party requests to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(xi)

a person includes any individual, firm, company, exempted company, corporation, government, state or agency of a state or any association or body (including a partnership, trust, fund, joint venture or consortium), or any other entity (whether or not having separate legal personality);

(xii)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which a person to which it applies is generally accustomed to comply) of any governmental, inter- governmental or supranational body, agency or department, or of any regulatory, self-regulatory or other authority or organisation;

(xiii)	a currency is a reference to the lawful currency for the time being of the relevant country;
(xiv)	a provision of law is a reference to that provision as amended and includes any subordinate legislation; and
(xv)	a time of day is a reference to London time.
(b)

The determination of the extent to which a rate is for a period equal in length to an Interest Period will disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	A Clause or a Schedule is a reference to a clause of or a schedule to this Agreement.
(d)	The headings in this Agreement are for ease of reference only and do not affect its interpretation.
(e)	EUR denotes the lawful currency of the Participating Member States.
(f)	NGN denotes the lawful currency of Nigeria.
(g)	$, USD, US dollars and dollars denote the lawful currency of the United States of America.
(h)	Unless this Agreement expressly provides to the contrary:

(i)	a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;
(i)

a Default (including an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is also continuing if the Facility Agent has accelerated in full all amounts outstanding under the Finance Documents at a time when an Event of Default was otherwise continuing; and

(ii)

any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of any Obligor is outstanding or any Commitment is in force under the Finance Documents.

(iii)	Any reference within a Clause to this Clause means the entirety of that Clause.
(j)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:
(i)	any replacement page of that information service which displays that rate; and
(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Company.

1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.
(b)

Subject to paragraph (b) of Clause 38.3 (Other Exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.4	Dutch Terms

In this Agreement, where it relates to a Dutch person or the context so requires, a reference to:

(a)	The Netherlands means the European part of the Kingdom of the Netherlands and Dutch means in or of The Netherlands;
(b)	works council means each works council (ondernemingsraad) or central or groups works council (central of groeps ondernemingsraad) having jurisdiction over that person;
(c)

a necessary action to authorise includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by a positive advice (advies) from the works council of that person;

(d)	financial assistance includes any act contemplated by Section 2:98c of the Dutch Civil Code;
(e)

constitutional documents means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(f)

a security interest or security includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(g)	a winding-up, administration or dissolution includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(h)	a moratorium includes surseance van betaling and a moratorium is declared includes surseance verleend;
(i)	any procedure or step taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);
(j)	a liquidator includes a curator;
(k)	an administrator includes a bewindvoerder, a herstructureringsdeskundige or an observator;
(l)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and
(m)	an attachment includes a beslag.
1.5	Exchange Rate Fluctuations and Baskets

When applying any baskets, monetary limits, thresholds and other exceptions to the representations and warranties, undertakings, Events of Default and Material Subsidiary Events of Default under the Finance Documents, the equivalent to an amount in dollars as on the date of the relevant member of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or other relevant action shall be applicable. No Event of Default, Material Subsidiary Event of Default or breach of any representation and warranty or undertaking under the Finance Documents shall arise merely as a result of a subsequent change in the dollar equivalent.

1.6	Electronic Signatures

The Parties acknowledge and agree that they may execute the Finance Documents and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on any Finance Document shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating such Finance Document, and evidencing the parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

2.	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase
(a)	The Company may by giving prior notice to the Facility Agent by no later than the date falling 30 Business Days after the effective date of a cancellation of:
(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.10 (Right of Cancellation in Relation to a Defaulting Lender);
(ii)	the Commitments of a Lender in accordance with:
(A)	Clause 7.1 (Mandatory Prepayment – Illegality); or
(B)	Paragraph (a) of Clause 7.9 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender);

request that the Commitments relating to the Facility be increased (and the Commitments relating to the Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments relating to the Facility so cancelled as follows:

(C)

the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Company and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (for the avoidance of doubt, no Party shall be obliged to assume the obligations of a Lender pursuant to this Clause 2.2 without the prior consent of that Party);

(D)

the Company and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Company and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(E)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(F)	the Commitments of the other Lenders shall continue in full force and effect; and
(G)

any increase in the Commitments relating to the Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to the Facility will only be effective on:
(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and
(ii)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify the Company and the Increase Lender.

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)

The Company shall promptly on demand pay the Facility Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(e)	The Company may pay (or procure the payment) to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.
(f)

Each Party shall co-operate to ensure that, on and following the date on which any increase in Commitments is effective, the proportion of the aggregate amount of all Loans under the affected Facility which each Lender holds is the same as the proportion which the Commitment of each Lender at such time bears to the Total Commitments.

(g)	Clause 25.4 (Limitation of Responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)	the “New Lender” were references to that “Increase Lender”; and
(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.
2.3	Finance Parties’ Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several.
(b)	Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.
(c)	No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(d)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and they include the right to repayment of any debt owing to that Finance Party under the Finance Documents.

(e)

Any debt arising under the Finance Documents to a Finance Party is a separate and independent debt. Any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document is a debt owing to that Finance Party by that Obligor (including if it is payable to an Agent on that Finance Party’s behalf).

(f)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
2.4	Obligors’ Agent
(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

3.	Purpose
3.1	Purpose

The Company must apply all amounts borrowed by it under the Facility towards:

(a)

the payment and cancellation (or the reimbursement of the Company for the prior payment and cancellation) of any Financial Indebtedness permitted under paragraph (n) of the definition of Permitted Financial Indebtedness incurred by any member of the Nigeria Group which is denominated in dollars;

(b)

general corporate purposes of the Group including, but not limited to, capital expenditure, the financing of (i) working capital requirements of the Group and (ii) the purchase price of any acquisition from time to time and any related fees, costs and expenses; and/or

(c)	payment of costs and expenses incurred in connection with the Finance Documents.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any utilisation of the Facility.

4.	Conditions of Utilisation
4.1	Initial Conditions Precedent

No Utilisation Request may be given unless the Facility Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Majority Lenders and each Original Lender and/or each Affiliate of an

Original Lender that has become a Lender after the date of this Agreement but prior to the date of delivery of that first Utilisation Request (the “Relevant Lenders”) (or the receipt of such documents and evidence has been waived by the Relevant Lenders). The Facility Agent must notify the Company promptly upon the Relevant Lenders being so satisfied.

4.2	Further Conditions Precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date for the relevant Loan:

(a)	no Default is continuing or would result from the proposed Loan;
(b)	the Repeating Representations are correct in all material (except where that representation and warranty is already qualified by materiality under Clause 18 (Representations)) respects; and
(c)	no Material Subsidiary Event of Default is continuing.
4.3	Maximum Number
(a)	No Utilisation Request may be given if, as a result of the proposed Utilisation more than two Loans would be outstanding.
(b)	The Company may not request that a Loan be divided.
5.	Utilisation
5.1	Delivery of a Utilisation Request

The Company may borrow a Loan by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and Amount); and
(iii)	the proposed Interest Period of the Loan complies with Clause 9 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and Amount
(a)	The currency specified in a Utilisation Request must be USD.
(b)	The amount of the proposed Loan must be:
(i)	a minimum of USD 10,000,000 and an integral multiple of USD 5,000,000 or, if less, the Available Facility; or
(ii)	such other amount as the Facility Agent may agree,

and, in any event, such that it is less than or equal to the Available Facility.

5.4	Lenders’ Participation
(a)

If the conditions set out in this Agreement have been met each Lender must make its participation in a requested Loan available by the Utilisation Date through its Facility Office to the Facility Agent.

(b)	The amount of each Lender’s participation in a Loan will be its Pro Rata Share immediately before making the Loan.
(c)	No Lender is obliged to participate in a Loan if, as a result:
(i)	its participation in the Loans would exceed its Commitment; or
(ii)	the Loans would exceed the Total Commitments.
(d)

The Facility Agent must notify each Lender of the details of each Loan and the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 32.1 (Payments to the Facility Agent) by the Specified Time.

6.	Repayment
6.1	Repayment of Loans
(a)

The Company shall repay the aggregate outstanding amount of the Loans in instalments (each a “Repayment Instalment”) by repaying on each Repayment Date an amount which reduces the amount of the outstanding aggregate Loans by the amount set out opposite that Repayment Date below (each a “Repayment Instalment”):

Repayment Date	Repayment Instalment
15 April 2024	USD 10,000,000
15 May 2024	USD 10,000,000
15 June 2024	USD 10,000,000
15 July 2024	USD 10,000,000
15 August 2024	USD 10,000,000
15 September 2024	USD 10,000,000
15 October 2024	USD 10,000,000
15 November 2024	USD 10,000,000
15 December 2024	USD 10,000,000
15 January 2025	USD 10,000,000
15 February 2025	USD 10,000,000
15 March 2025	USD 10,000,000
15 April 2025	USD 10,000,000
15 May 2025	USD 4,000,000

Repayment Date	Repayment Instalment
Termination Date	The total remaining principal amount then outstanding under the Loans

(b)	The Company may not reborrow any part of the Facility which is repaid.
6.2	Effect of cancellation and prepayment on scheduled repayments and reductions
(a)

If the Company cancels the whole or any part of any Available Commitment in accordance with Clause 7.8 (Right of cancellation and repayment in relation to a single Lender) or Clause 7.10 (Right of cancellation in relation to a Defaulting Lender) or if the Available Commitment of any Lender is cancelled under Clause 7.1 (Mandatory prepayment - Illegality), Clause 7.2 (Mandatory prepayment – Change of Control), Clause 7.3 (Mandatory prepayment- Material Subsidiary Event of Default) or Clause 7.4 (Mandatory prepayment – Sanctions Etc.), then (other than, in any relevant case, to the extent that any part of the relevant Available Commitment(s) so cancelled is subsequently increased pursuant to Clause 2.2 (Increase)) the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)

If the Company cancels the whole or any part of any Available Commitment in accordance with Clause 7.6 (Voluntary cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 7.8 (Automatic Cancellation) or Clause 7.5 (Mandatory Prepayment and Cancellation –Takeout Financing), then the amount of the Repayment Instalment for each Repayment Date falling after that cancellation will reduce in chronological order by the amount cancelled.

(c)

If any Loan is repaid or prepaid in accordance with Clause 7.8 (Right of cancellation and repayment in relation to a single Lender), Clause 7.1 (Mandatory prepayment - Illegality), Clause 7.2 (Mandatory prepayment – Change of Control), Clause 7.3 (Mandatory prepayment- Material Subsidiary Event of Default) or Clause 7.4 (Mandatory prepayment – Sanctions Etc.), then (other than to the extent that any part of the relevant Commitment is subsequently increased pursuant to Clause 2.2 (Increase)) the amount of the Repayment Instalments for the Facility for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Loan repaid or prepaid.

(d)

If any Loan is prepaid in accordance with Clause 7.7 (Voluntary prepayment) or with Clause 7.5 (Mandatory Prepayment and Cancellation –Takeout Financing), then the amount of the Repayment Instalment for each Repayment Date falling after that prepayment will reduce in chronological order by the amount of the Loan prepaid.

7.	Prepayment and Cancellation
7.1	Mandatory Prepayment – Illegality
(a)

If, in any applicable jurisdiction, it becomes unlawful for a Lender or any of its Affiliates for that Lender to perform any of its obligations as contemplated by any Finance Document or to fund, issue or maintain its participation in any Loan, that Lender must notify the Facility Agent promptly on becoming aware of that event.

(b)	After a Lender notifies the Facility Agent under paragraph (a) above:
(i)	that Lender will not be obliged to fund a Loan;
(ii)	the Facility Agent must notify the Company promptly;

(iii)	with immediate effect, that Lender will not be obliged to fund any Loan; and
(iv)

unless that Lender’s participation and Commitment have been transferred pursuant to paragraph (d) of Clause 7.9 (Right of Replacement or Repayment and Cancellation in Relation to a Single Lender), on the date specified in paragraph (c) below:

(A)	the Company must repay or prepay that Lender’s participation in each Loan; and
(B)	that Lender’s Commitment will be cancelled.
(c)	The date for:
(i)	repayment or prepayment of a Lender’s participation in a Loan and cancellation of its corresponding Commitment will be:
(A)	the last day of the Interest Period of that Loan; or
(B)	if earlier, the date specified in that Lender’s notice to the Facility Agent under paragraph (a) above (which must be no earlier than the last day of any applicable grace period permitted by law); and
(ii)

cancellation of that Lender’s other Commitment will be the date specified in the Lender’s notice to the Facility Agent under paragraph (a) above (which must be no earlier than the last day of any applicable grace period permitted by law), provided that such a date must fall within 20 days after the Facility Agent has notified the Company under paragraph (b)(ii) above.

7.2	Mandatory Prepayment – Change of Control
(a)	For the purposes of this Clause 7.2:

a “Change of Control” occurs if any person or group of persons acting in concert (other than any Permitted Transferee) gains direct or indirect control over the Company, provided that a Change of Control will not occur:

(i)

solely as a result of all of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) being transferred to a newly-incorporated holding company (“TopCo”) if:

(A)	as a result of such transfer no person or persons acting in concert other than TopCo acquires direct or indirect control (as defined below) of the Company;
(B)	TopCo is not a Restricted Party;
(C)	prior to such transfer each Lender has received such documentation and evidence in respect of TopCo as necessary to pass all know your customer and similar checks; and

(D)	no person or persons acting in concert (other than any Permitted Transferee) shall acquire:
(1)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(I)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of TopCo;
(II)	appoint or remove all, or the majority, of the directors or other equivalent officers of TopCo; or
(III)	give directions with respect to the operating and financial policies of TopCo with which the directors or other equivalent officers of TopCo are obliged to comply; or
(2)

legally or beneficially more than 50% of the issued share capital of TopCo excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital;

(ii)

for the avoidance of doubt, as a result of the admission of any part of the share capital of the Company (or TopCo) to trading on any recognised stock or investment exchange or any other sale or issue of share capital of the Company (or TopCo) by way of flotation or public offering provided that, all of the conditions set out in paragraph (i) above are complied with; or

(iii)	as a result of any re-domiciliation of TopCo for internal structuring purposes provided that, all of the conditions set out in paragraph (i) above are complied with.

“acting in concert” means acting together pursuant to an agreement or understanding (whether formal or informal);

“control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Company;
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
(C)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply; or
(ii)

acquiring or holding beneficially more than 50% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

“Permitted Transferee” means:

(i)

any of African Tower Investment Limited, AIIF2 Towers Mauritius, ECP IHS (Mauritius) Limited, ECPIV-IHS Limited, ELQ Investors VIII Ltd, IFC Global Infrastructure Fund LP, International Finance Corporation, Korea Investment Corporation, Mobile Telephone Networks Netherlands BV, Towers One Limited, Towers Two Limited, Towers Three Limited, Emerging Capital Associates III LLC, ECP Manager LP, Ninety One Africa Private Equity Fund 2 LP, Ninety One Africa Frontier Private Equity Fund LP, Ninety One Fund Managers SA RF Proprietary Limited, Ninety One Africa Frontier Private Equity Associate Fund LP,  Nederlandse Financierings-Maatscha PPIJ voor Ontwikkelingslanden N.V., Oranje-Nassau Developpement SCA FIAR, UBC Services Inc. and Warrington Investment PTE Ltd or any of their successors;

(ii)	a wholly-owned Subsidiary of any of the persons or entities listed in paragraph (i) above; and
(iii)	any person agreed between the Company and the Facility Agent (acting on the instructions of all Lenders),

and in each case, which is not a Restricted Party.

(b)	The Company must notify the Facility Agent promptly on becoming aware of any Change of Control. The Facility Agent must then promptly notify the Lenders of that event occurring.
(c)

After the occurrence of a Change of Control, no Lender will be obliged to fund a Loan and if a Lender so requires and notifies the Facility Agent within 20 Business Days of the Company notifying the Facility Agent of the Change of Control, the Facility Agent must, by not less than 30 days’ notice to the Company:

(i)	cancel the Commitment of that Lender; and
(ii)

declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued or outstanding to that Lender under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

7.3	Mandatory Prepayment – Material Subsidiary Event of Default
(a)

The Company must notify the Facility Agent promptly upon becoming aware of a Material Subsidiary Event of Default. The Facility Agent must notify the Lenders of the occurrence of a Material Subsidiary Event of Default promptly upon becoming aware of it (whether by way of a notification from the Company or otherwise).

(b)

While a Material Subsidiary Event of Default is continuing, if a Lender so requires and notifies the Facility Agent no later than 15 Business Days of the Company notifying the Facility Agent of such Material Subsidiary Event of Default:

(i)	that Lender will not be obliged to fund a Loan;
(ii)	the Company must repay or prepay that Lender’s participation in each Loan on the date specified in paragraph (c) below; and
(iii)	that Lender’s Commitment will be immediately cancelled,

Any such notice will take effect in accordance with its terms.

(c)	The date for repayment or prepayment of a Lender’s participation in a Loan will be the date falling three Business Days after the date of the notification to the Company under paragraph (b) above.
(d)

For the purpose of paragraph (b) above, a Material Subsidiary Event of Default is continuing until the later of the date on which (i) the Material Subsidiary Event of Default is no longer continuing in accordance with this Agreement or the relevant document evidencing the relevant Financial Indebtedness, as the case may be, and (ii) the Company notifies the Facility Agent in writing that such Material Subsidiary Event of Default is not continuing in accordance with this Agreement or the relevant document evidencing the relevant Financial Indebtedness.

7.4	Mandatory Prepayment – Sanctions Etc.

If any representation, warranty or statement made by an Obligor under or in connection with Clause 18.20 (Sanctions) or 18.21 (Anti-Bribery and Corruption Laws) is or proves to have been incorrect or misleading in any respect, or an Obligor breaches any of its obligations under Clause 22.4 (Sanctions) or Clause 22.5 (Anti-Bribery and Corruption and Anti-Money Laundering):

(a)	the Company must notify the Facility Agent promptly upon becoming aware of that event;
(b)	a Lender shall not be obliged to fund a Loan; and
(c)

if a Lender so requires and notifies the Facility Agent no later than 15 Business Days of the Company notifying the Facility Agent of that event, the Facility Agent must, by not less than 20 days’ notice to the Company:

(i)

declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued or outstanding to that Lender under the Finance Documents, to be immediately due and payable; and/or

(ii)	immediately cancel that Lender’s Commitment.

Any such notice will take effect in accordance with its terms.

7.5	Mandatory Prepayment and Cancellation –Takeout Financing

The Company shall prepay any outstanding Loans and cancel the Available Commitments from the net proceeds of certain types of financing of members of the Group, in accordance with the provisions of the Takeout Financing Side Letter and this Agreement.

7.6	Voluntary Cancellation
(a)

The Company may, if it gives the Facility Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) notice, cancel the whole or any part of the Available Facility.

(b)	Partial cancellation of the Available Facility under this Clause 7.5 must be in a minimum amount of USD 10,000,000.
(c)	Any cancellation in part under this Clause 7.5 will reduce the Commitment of each Lender pro rata.
7.7	Voluntary Prepayment
(a)	The Company may, if it gives the Facility Agent not less than five Business Days’ (or in any case any such shorter period as the Facility Agent (acting on the instructions of the Majority Lenders) and the Facility Agent (acting on its own behalf) may agree) prior notice, prepay the whole or any part of a Loan at any time.

(b)	A prepayment of part of a Loan under this Clause 7.6 must be in a minimum amount of USD 10,000,000.
7.8	Automatic Cancellation
(a)	Subject to paragraph (b) below, the unutilised Commitment of each Lender will be automatically cancelled at close of business on the last day of the Availability Period.
(b)

If a Material Subsidiary Event of Default is continuing for a continuous period of more than 180 days following notification to the Facility Agent of such Material Subsidiary Event of Default under Clause 7.3 (Mandatory Prepayment – Material Subsidiary Event of Default) above, the Total Commitments will be automatically cancelled in full.

7.9	Right of Replacement or Repayment and Cancellation in Relation to a Single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax Gross-Up);
(ii)	any Lender claims any amount from the Company under Clause 12.3 (Tax Indemnity) or Clause 13 (Increased Costs);
(iii)	any Lender invokes a Market Disruption under Clause 10.2 (Market Disruption); or
(iv)	any Lender becomes a Non-Consenting Lender,

the Company may, while the circumstances giving rise to the requirement for that increase or payment of that amount continue, give notice to the Facility Agent of its intention to cancel the Commitment of that Lender and repay or prepay that Lender’s participation in all outstanding Loans, or of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of prepayment and cancellation under paragraph (a) above in relation to a Lender:
(i)	the Commitment of that Lender will immediately be reduced to zero; and
(ii)	the Company must repay or prepay that Lender’s participation in each Loan on the date specified in paragraph (c) below.
(c)	The date for repayment or prepayment of a Lender’s participation in a Loan will be:
(i)	the last day of the Interest Period for that Loan which is current on the date of the notice under paragraph (a) above; or
(ii)	if earlier, the date specified in the Company’s notice to the Facility Agent under paragraph (a) above.
(d)	If:
(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or
(ii)	the Company becomes obliged to pay an amount in accordance with Clause 7.1 (Mandatory Prepayment – Illegality) to a Lender,

the Company may, on not less than five Business Days’ notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender must) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with this Agreement for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 25.9 (Pro Rata Interest Settlement)), Break Costs and other amounts payable in relation to it under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above will be subject to the following conditions:
(i)	in the event of a replacement of a Non-Consenting Lender, such replacement or prepayment must occur during a period of 60 days commencing on the date on which the relevant consent is requested;
(ii)	the Company will have no right to replace the Facility Agent;
(iii)	neither the Facility Agent nor any Lender will have any obligation to find a Replacement Lender;
(iv)	the Lender to be replaced will not be required to pay or surrender to such Replacement Lender any of the fees received by that Lender pursuant to the Finance Documents; and
(v)

the Lender to be replaced will only be obliged to transfer its rights and obligations in accordance with paragraph (d) above once it is satisfied that it has complied with any “know your customer” checks or other similar checks required under any applicable law or regulation in relation to that transfer.

(f)

A Lender to be replaced must perform the checks described in paragraph (e)(v) above as soon as reasonably practicable after delivery of a notice under paragraph (d) above and must notify the Facility Agent and the Company promptly when it is satisfied that it has complied with those checks.

7.10	Right of Cancellation in Relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
7.11	Prepayment of Loans

No Loan (or participation in a Loan) that is prepaid may be re-borrowed except (in the case of Clause 7.3 (Mandatory Prepayment – Material Subsidiary Event of Default) or Clause 7.4

(Mandatory Prepayment – Sanctions Etc.)) in accordance with the terms of Clause 7.13 (Reinstatement of Commitment).

7.12	Miscellaneous
(a)	Any notice of cancellation or prepayment under this Clause:
(i)	is irrevocable; and
(ii)	unless a contrary indication appears in this Agreement, must specify:
(A)	the date on which the relevant cancellation or prepayment is to be made; and
(B)	the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement must be made together with accrued interest on the amount prepaid and, subject to any Break Cost, without premium or penalty.
(c)	No prepayment or cancellation is allowed except at the times and in the manner expressly provided for in this Agreement.
(d)	Subject to Clause 2.2 (Increase) and Clause 7.13 (Reinstatement of Commitment), no amount of the Commitments cancelled under this Agreement may be subsequently reinstated.
(e)	If the Facility Agent receives a notice under this Clause, it must promptly forward a copy of that notice to either the Company or the affected Lender(s), as appropriate.
(f)

If all or part of a Lender’s participation in a Loan is repaid or prepaid and is not available for re- borrowing, an equivalent amount of that Lender’s Commitment will be deemed to be cancelled on the date of repayment or prepayment (and for these purposes this includes any amount which may be reinstated under Clause 7.13 (Reinstatement of Commitment)).

7.13	Reinstatement of Commitment
(a)

If all or any part of a Lender’s Commitment has been cancelled pursuant to paragraph (b) of Clause 7.3 (Mandatory Prepayment – Material Subsidiary Event of Default) or paragraph (c) of Clause 7.4 (Mandatory Prepayment – Sanctions Etc.), the Company may, by notice to the Facility Agent, request that Lender to reinstate its Commitment, and the cancelled Commitment of that Lender shall be so reinstated if that Lender confirms its willingness to reinstate its cancelled Commitment in writing to the Company and the Facility Agent.

(b)

The reinstatement of a Lender’s Commitment under paragraph (a) above shall take effect on the date the Facility Agent receives (or is deemed to have received, pursuant to Clause 34.3 (Delivery)) that Lender’s written confirmation of its willingness to reinstate its cancelled Commitment.

7.14	Application of Prepayments

Any prepayment of a Loan pursuant to Clause 7.7 (Voluntary Prepayment) will be applied pro rata to each Lender’s participation in that Loan.

8.	Interest
8.1	Calculation of Interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	Reference Rate.
8.2	Payment of Interest

Except where this Agreement expressly provides to the contrary, the Company must pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-Monthly intervals after the first day of the Interest Period).

8.3	Default Interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest will accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each with a duration and Quotation Day selected by the Facility Agent (acting reasonably).

(b)	Any interest accruing under this Clause 8.3 will be immediately payable by the Obligor on demand by the Facility Agent.
(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of its Interest Period:
(i)	the first Interest Period for that overdue amount will have a duration equal to the unexpired portion of the then current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period will be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.
(d)

Unpaid interest arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of Rates of Interest
(a)	The Facility Agent must notify each relevant Party promptly of the determination of a rate of interest under this Agreement.
(b)	The Facility Agent must notify the Company promptly of each Funding Rate relating to a Loan.
(c)	This Clause 8.4 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.

9.	Interest Periods
9.1	Selection of Interest Periods
(a)	The Company must select the Interest Period for a Loan in the applicable Utilisation Request for that Loan or in a Selection Notice.
(b)	Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Company not later than the Specified Time.
(c)	If the Company fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.
(d)

Subject to the other provisions of this Clause, the Company may select an Interest Period for a Loan of one or three Months or any other period agreed by the Company, the Facility Agent (acting on the instructions of all Lenders) and the Facility Agent (acting on its own behalf).

(e)	Each Interest Period for a Loan will start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(f)	No Interest Period for a Loan shall extend beyond the Termination Date.
9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, it will instead end on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	No Overrunning the Termination Date

If an Interest Period would otherwise end after the Termination Date, it will be shortened so that it ends on the Termination Date.

9.4	No Overrunning a Margin Step-up Date

If an Interest Period would otherwise end after a Margin Step-up Date, it will be shortened so that it ends on such Margin Step-up Date.

9.5	Notification

The Facility Agent must notify each relevant Party of the duration of each Interest Period promptly after ascertaining it.

9.6	Consolidation of Loans

If two or more Interest Periods relate to Loans and end on the same date, those Loans will, unless the Company specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	Changes to the Calculation of Interest
10.1	Unavailability of Term SOFR
(a)

Shortened Interest Period: If no Term SOFR is available for the Interest Period of a Loan, the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable Reference Rate for that shortened Interest Period shall be determined pursuant to the definition of “Reference Rate”.

(b)

Shortened Interest Period and Historic Term SOFR: If the Interest Period of a Loan is, after giving effect to paragraph (a) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Term SOFR is available for the Interest Period of that Loan, the applicable Reference Rate shall be the Historic Term SOFR for that Loan.

(c)

Cost of Funds: if no Term SOFR is available for the Interest Period of a Loan and it is not possible to calculate the Historic Term SOFR for that Loan, there will be no Reference Rate for the Loan and Clause 10.3 (Cost of Funds) will apply to the Loan for that Interest Period.

10.2	Market Disruption

If before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notification from a Lender or Lenders under a Loan (whose participations in that Loan exceed 35 % of that Loan) that its costs of funds relating to its participation in that Loan would be in excess of the Market Disruption Rate, then Clause 10.3 (Cost of Funds) will apply to that Loan for the relevant Interest Period.

10.3	Cost of Funds
(a)

If this Clause 10.3 (Cost of Funds) applies to a Loan for an Interest Period, the rate of interest on the relevant Loan for the relevant Interest Period will be the percentage rate per annum which is the sum of:

(i)	the Margin; and
(ii)

the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable but in any event within five Business Days before the date on which interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)

If this Clause 10.3 applies pursuant to Clause 10.1 (Unavailability of Term SOFR) or Clause 10.2 (Market Disruption) and the Facility Agent or the Company so requires, the Facility Agent and the Company must enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above will, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)

If this Clause 10.3 applies to a Loan but any Lender does not notify the Facility Agent of a rate by the time specified in paragraph (a)(ii) above, the rate of interest on the relevant Loan for the Interest Period will be calculated on the basis of the rates notified by the other Lenders.

10.4	Notification to Company

If Clause 10.3 applies the Facility Agent shall, as soon as is practicable, notify the Company.

10.5	Break Costs
(a)	The Company must pay to a Finance Party its Break Costs if all or any part of a Loan or Unpaid Sum is paid on a day other than the last day of an applicable Interest Period.
(b)	Each Lender must, as soon as reasonably practicable after a request by the Facility Agent or the Company, provide a certificate confirming the amount of any Break Costs it claims.

11.	Fees
11.1	Commitment Fee
(a)	The Company must pay to the Facility Agent (for the account of each Lender) a commitment fee computed at the rate of 35% of the Margin on that Lender’s Available Commitment.
(b)	The commitment fee shall accrue on a daily basis for each day on which the Available Facility is greater than zero, from and including the date of this Agreement.
(c)

The accrued commitment fee is payable on the last day of each successive period of three Months commencing on or after the date of this Agreement and ending during the Availability Period, on the last day of the Availability Period, and, if cancelled in full, on the cancelled amount of a Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement Fee

The Company must pay to the Arranger (for its own account) an arrangement fee in the amount and manner agreed in a Fee Letter.

11.3	Facility Agent’s Fee

The Company must pay to the Facility Agent (for its own account) an agency fee in the amount and manner agreed in a Fee Letter.

12.	Tax Gross Up and Indemnities
12.1	Definitions
(a)	In this Clause:

“Cancelled Certificate” means any QPP Certificate in respect of which HM Revenue & Customs has given a notification under regulation 7(4)(b) of the QPP Regulations so that such QPP Certificate is a cancelled certificate for the purposes of the QPP Regulations.

“Company DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the Company, which:

(i)

where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 1 of Schedule 1 (The Original Parties) and is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)

where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming such a Lender and is filed with HM Revenue & Customs within 30 days of that date.

“Protected Party” means a Finance Party which is subject to any liability, or is required to make any payment for Tax in relation to a sum received or receivable under a Finance Document.

“QPP Certificate” means a creditor certificate for the purposes of the QPP Regulations, given, in the case of an Original Lender, in the form set out in Part 3 of

Schedule 1 (The Parties), or, in the case of a New Lender, in the form set out in Schedule 2 of Schedule 4 (Form of Transfer Certificate), or Schedule 2 of Schedule 5 (Form of Assignment Agreement), or, in the case of an Increase Lender, in the form set out in Schedule 2 of Schedule 7 (Form of Increase Confirmation), as applicable.

“QPP Lender” means a Lender which has delivered a QPP Certificate to the Company, provided that such QPP Certificate is not a Withdrawn Certificate or a Cancelled Certificate.

“QPP Regulations” means the Qualifying Private Placement Regulations 2015 (SI 2015/2002).

“Qualifying Lender” means:

(i)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(A)	a Lender:
(1)

which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(2)

in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(B)	a Lender which is:
(1)	a company resident in the United Kingdom for United Kingdom tax purposes;
(2)	a partnership each member of which is:
(I)	a company so resident in the United Kingdom; or
(II)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(3)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(4)	a Lender which is:

(I)	the scheme administrator of a registered pension scheme (as those terms are defined in section 989 of the ITA) (or a nominee thereof); or
(II)	any other person or body listed in section 936(2) of the ITA (or a nominee thereof); or
(C)	a Treaty Lender; or
(D)	a QPP Lender.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(i)	a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or
(B)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iv)

(A)	a scheme administrator of a registered pension scheme (as those terms are defined in section 989 of the ITA) (or a nominee thereof); or
(B)	any other person or body listed in section 936(2) of the ITA (or a nominee thereof).

“Tax Credit” means a credit against, relief or remission for, payment of, repayment of, or on account of, any Tax.

“Treaty Lender” means a Lender, which is not a QPP Lender, and which:

(i)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty;
(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(iii)

meets all other conditions in the Treaty and/or under the laws of the United Kingdom (subject to the completion of any necessary procedural formalities) for full exemption from United Kingdom taxation on interest which relate to the Lender.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UK Non-Bank Lender” means a Lender which is not an Original Lender and which gives a Tax Confirmation in the documentation which it executes on becoming a Party.

“Withdrawn Certificate” means a withdrawn certificate for the purposes of the QPP Regulations.

(b)

Unless this Clause expressly provides to the contrary, in this Clause a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

(c)

For the avoidance of doubt, where a Lender is a partnership, that Lender shall only be a QPP Lender to the extent that each partner (or a person acting on their behalf) has delivered a QPP Certificate to the Company, provided that such QPP Certificate is not a Withdrawn Certificate or a Cancelled Certificate. A reference to a QPP Lender shall refer to a partner of that partnership as the context requires.

12.2	Tax Gross-Up
(a)	All payments shall be made by each Obligor under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction), notify the Facility Agent accordingly. A Lender must notify the Facility Agent promptly on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification, it must notify the affected Parties promptly.

(c)

Subject to the limitations and exclusions herein, if a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor must be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:
(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of “Qualifying Lender” and:
(A)

an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(B) of the definition of “Qualifying Lender” and:
(A)	the relevant Lender has not given a Tax Confirmation to the Company; and
(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)

If an Obligor is required by law to make a Tax Deduction, that Obligor must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed by law and in the minimum amount required by law.

(f)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the relevant Facility Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been made to the relevant Tax authority.

(g)

(i)

Subject to paragraph (ii) below, a Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that relevant Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)(A)A Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 1 of Schedule 1 (The Original Parties); and

(B)

a Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to sub-paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:
(i)	The Company has not made a Company DTTP Filing in respect of that Lender; or

(ii)	The Company has made a Company DTTP Filing in respect of that Lender but:
(A)	that Company DTTP Filing has been rejected by HM Revenue & Customs;
(B)	HM Revenue & Customs has not given the Company authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Company DTTP Filing; or
(C)	HM Revenue & Customs has given the Company authority to make payments to that Lender without a Tax Deduction but such authority has subsequently been revoked or expired,

and in each case, the Company has notified that Lender in writing, that Lender and the Company shall co-operate in completing any additional procedural formalities necessary for the Company to obtain authorisation to make that payment without a Tax Deduction.

(i)

If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, the Company shall not make a Company DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

(j)	The Company shall, promptly on making a Company DTTP Filing, deliver a copy of that Company DTTP Filing to the Facility Agent for delivery to the relevant Lender.
(k)	A UK Non-Bank Lender which is an Original Lender gives a Tax Confirmation to the Company by entering into this Agreement.
(l)	A UK Non-Bank Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.
(m)	If the Company receives a notification from HM Revenue & Customs that a QPP Certificate given by a Lender has no effect, the Company shall promptly deliver a copy of that notification to that Lender.
12.3	Tax Indemnity
(a)

Except as provided in paragraph (b) below, the Company shall, within five Business Days of demand by the Facility Agent, pay to a Protected Party an amount equal to the cost, loss or liability which that Protected Party determines will be or has been (directly or indirectly) incurred for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above does not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	if and to the extent that a cost, loss or liability:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-Up); or
(B)

would have been compensated for by an increased payment under Clause 12.2 (Tax Gross-Up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax Gross-Up) applied; or

(C)	is in respect of an amount of (i) stamp duty, registration or other similar Tax or (ii) VAT (which shall be dealt with in Clause 12.6 (Stamp Taxes) and Clause 12.7 (VAT) respectively); or
(D)	relates to a FATCA Deduction required to be made by a Party.
(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above must notify the Facility Agent promptly of the event which will give, or has given, rise to the claim, following which the Facility Agent must notify the Company promptly.

(d)	A Protected Party must, on receiving a payment from an Obligor under this Clause 12.3 (Tax Indemnity), notify the Facility Agent promptly.
12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to:
(i)	an increased payment of which that Tax Payment forms part; or
(ii)	that Tax Payment; or
(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party must pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender status confirmation

Each New Lender or Increase Lender shall indicate, in the documentation which it executes on becoming such a Lender, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;
(b)	a Qualifying Lender (other than a Treaty Lender or a QPP Lender); or
(c)	a Treaty Lender; or
(d)	a QPP Lender.

If such a Lender fails to indicate its status in accordance with this Clause 12.5  then that Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a

Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation which a New Lender or Increase Lender executes on becoming such a Lender shall not be invalidated by any failure of a Lender to comply with this Clause12.5.

12.6	Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to any stamp duty, registration and other similar Taxes payable in respect of any Finance Document, save in respect of a transfer, assignment, sub-participation, subcontract or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) by a Lender of any of its rights and/or obligations under a Finance Document (except where such transfer, assignment, sub-participation, subcontract or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) is made pursuant to Clause 15 (Mitigation by the Lenders) or at the request of an Obligor).

12.7	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply or supplies made by any Finance Party to any Party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply or supplies) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of such VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where VAT is or becomes chargeable in Nigeria on any supply made by the Supplier to the Recipient under a Finance Document, and the Recipient is required by law to withhold, remit and make returns on the VAT to the relevant Tax authority, the

Recipient shall do so on or before the due date for the remittance or making the returns, and shall promptly provide the Supplier evidence of the Recipient’s compliance.

(d)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party must reimburse and indemnify (as the case may be) the Finance Party against any VAT incurred by the Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(e)

Any reference in this Clause 12.7 to any Party will, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the VAT grouping rules (provided for in sections 43 to 43D of the Value Added Tax Act 1994, Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union or the United Kingdom) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(f)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.8	FATCA Information
(a)	Subject to paragraph (c) below, each Party must, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party requests to enable that other Party to comply with FATCA; and
(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be, a FATCA Exempt Party, that Party must notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.9	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent, and the Facility Agent shall notify the other Finance Parties.

13.	Increased Costs
13.1	Definitions

In this Agreement:

“Basel III” means:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following:

(a)	the adoption or introduction of any law, rule, regulation or treaty;
(b)	any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof;
(c)

the making or issuance of any binding guideline or binding directive by any governmental authority; provided that, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement;

(d)	any change in Basel III or CRD IV; or
(e)	compliance with any law or regulation made after the date of this Agreement.

“CRD IV” means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Increased Costs” means:

(a)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(b)	an additional or increased cost; or
(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into a Finance Document or funding or performing its obligations under any Finance Document.

13.2	Increased Costs

Subject to Clause 13.4 (Exceptions) below, the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of any Change in Law.

13.3	Increased Costs Claims
(a)

A Finance Party intending to make a claim pursuant to Clause 13.2 (Increased Costs) must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent must promptly notify the Company.

(b)

Each Finance Party must, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost provided that such Finance Party shall not be required to disclose any information where disclosure of such information would breach any law or regulation to which such Finance Party is subject)

confirming the amount of its Increased Costs, a copy of which shall be provided to the Company.

13.4	Exceptions

Clause 13.2 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;
(b)	attributable to a FATCA Deduction required to be made by a Party;
(c)

compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not compensated for solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax Indemnity) applied);

(d)	in respect of an amount of (i) stamp duty, registration or other similar Tax or (ii) VAT (which shall be dealt with in Clause 12.6 (Stamp Taxes) and Clause 12.7 (VAT) respectively);
(e)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (or, if later, the date the relevant Finance Party becomes a Party to this Agreement) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(f)

attributable to implementation, application or compliance with Basel III or CRD IV other than to the extent that the Basel III or CRD IV have been amended and such amendments are not contemplated as at the date of this Agreement;

(g)	attributable to the wilful breach by any Finance Party or its Affiliates of any law or regulation or the terms of any Finance Document;
(h)

attributable to a change (whether in the rate basis, timing or otherwise) of Tax on the overall net income of the Finance Party (or any Affiliate of it) making such claim or of the branch or office through which it lends the Loan; or

(i)

attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(j)	not notified to the Facility Agent or the Company.
14.	Other Indemnities
14.1	Currency Indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other Indemnities
(a)	The Company shall within three Business Days of demand indemnify each Finance Party against any cost, loss or liability incurred by it as a result of:
(i)	the occurrence of any Event of Default;
(ii)

a failure by the Company to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)

funding, or making arrangements to fund, its participation in a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with the Finance Documents.
(b)

The Company’s liability in each case includes any cost, loss or liability incurred on account of funds borrowed, contracted for or utilised to fund any Loan or any other amount payable under any Finance Document.

14.3	Indemnity to the Facility Agent

The Company shall indemnify the Facility Agent within three Business Days of demand against:

(a)	any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:
(i)	investigating any event which the Facility Agent reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised; or
(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and
(b)

any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct (or, in the case of any cost, loss or liability arising pursuant to Clause 32.10 (Disruption to Payment Systems), notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever, other than any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents).

14.4	Indemnity to the Security Agent
(a)	The Company must indemnify the Security Agent and each Receiver and Delegate within three Business Days of demand against any cost, loss or liability incurred by any of them as a result of:
(i)	any failure by the Company to comply with its obligations under Clause 17 (Costs and Expenses);
(ii)	acting or relying on any notice, request or instruction which the Security Agent, Receiver or Delegate reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Security under the Security Documents;
(iv)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Agent, Receiver or Delegate by the Finance Documents or by law;
(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;
(vii)

acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Assets (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)

The Security Agent and each Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 (Indemnity to the Security Agent) and Clause 17.3 (Enforcement Costs) and will have a lien on the Security under the Security Documents and the proceeds of enforcement of those Security for all moneys payable to it.

(c)

The rights conferred by this Clause 14.4 shall survive the termination of this Agreement and shall continue notwithstanding any disposal of any asset subject to the Finance Documents and are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents.

15.	Mitigation by the Lenders
15.1	Mitigation
(a)

Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or being cancelled pursuant to, any of Clause 7.1 (Mandatory Prepayment – Illegality), Clause 12 (Tax Gross Up and Indemnities), Clause 13 (Increased Costs) including without limitation transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of Liability
(a)	The Company must indemnify each Finance Party promptly for any cost, loss or liability reasonably incurred by that Finance Party as a result of steps taken by it under this Clause.
(b)	A Finance Party is not obliged to take any steps under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	Guarantee and Indemnity
16.1	Guarantee and Indemnity

Each Facility Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Company of all of the Company’s payment obligations under the Finance Documents;
(b)

undertakes with each Finance Party that whenever the Company does not pay any amount when due under or in connection with any Finance Document, that Facility Guarantor must immediately on demand pay that amount as if it were the principal obligor in respect of that amount; and

(c)

agrees with each Finance Party that if any obligation guaranteed by that Facility Guarantor is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability that Finance Party incurs as a result of the Company not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the Company under any Finance Document on the date when it would have been due. The amount payable by a Facility Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Facility Guarantor under this Clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Facility Guarantor Intent

Without prejudice to the generality of Clause 16.5 (Waiver of Defences), each Facility Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

16.5	Waiver of Defences

The obligations of each Facility Guarantor under this Clause will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause including (without limitation and whether or not known to it or any Finance Party):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(f)

any amendment, novation, supplement, extension (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or
(h)	any insolvency, resolution or similar proceedings.
16.6	Immediate Recourse
(a)

Each Facility Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Facility Guarantor under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
16.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and no Facility Guarantor will be entitled to the benefit of such moneys, security or rights; and

(b)	hold in an interest-bearing suspense account any moneys received from any Facility Guarantor or on account of any Facility Guarantor’s liability under this Clause.
16.8	Deferral of Facility Guarantors’ Rights
(a)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full or unless the Facility Agent otherwise directs, no Facility Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause:

(i)	to be indemnified by an Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Facility Guarantor has given a guarantee, undertaking or indemnity under this Clause;

(v)	to exercise any right of set-off against any Obligor; and/or
(vi)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.
(b)

If a Facility Guarantor receives any benefit, payment or distribution in relation to such rights it must hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and must promptly pay or transfer them to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 32 (Payment Mechanics).

16.9	Release of Facility Guarantors’ Right of Contribution

If any Facility Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)

that Retiring Guarantor is released by each other Facility Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Facility Guarantor arising by reason of the performance by any other Facility Guarantor of its obligations under the Finance Documents; and

(b)

each other Facility Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

16.10	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

16.11	Limitations
(a)

This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of any applicable provisions under the laws of the jurisdiction of incorporation of the relevant Facility Guarantor.

(b)	The obligations of any Facility Guarantor are subject to any limitations set out in the Accession Letter executed by that Facility Guarantor.
(c)

Without prejudice to the generality of paragraphs (a) and (b) above any guarantee and/or indemnity under this Clause given by a Facility Guarantor incorporated in The Netherlands does not apply to any liability to the extent that it would result in such guarantee and/or indemnity constituting unlawful financial assistance within the meaning of any applicable provisions under Dutch law.

17.	Costs and Expenses
17.1	Transaction Expenses

The Company shall within ten Business Days of demand pay the Facility Agent, the Arranger and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all costs and expenses including, but not limited to, legal fees (subject to caps (if any)) properly incurred by any of them in relation to the arrangement, negotiation, preparation, printing, execution and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement or in a Security Document; and
(b)	any other Finance Documents executed after the date of this Agreement.
17.2	Amendment Costs

If an Obligor requests an amendment, waiver or consent or any amendment or waiver is contemplated or agreed pursuant to Clause 38.4 (Changes to Reference Rates), the Company shall, within ten Business Days of demand, reimburse each of the Facility Agent and the Security Agent for the amount of all agreed third-party costs and expenses (including, but not limited to, legal fees) properly incurred by the Facility Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement Costs

The Company shall, within ten Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Security created under the Security Documents and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Security created under the Security Documents or enforcing these rights.

18.	Representations
18.1	Representations
(a)

The representations and warranties set out in this Clause (other than the representation and warranty set out in paragraph (b) of Clause 18.25 (Insolvency)) are made by the Company to each Finance Party on the dates set out in Clause 18.26 (Times for Making Representations).

(b)

Each Guarantor makes the representations and warranties set out in paragraphs (a) and (b) of Clause 18.2 (Status), Clause 18.3 (Binding Obligations), Clause 18.4 (Non-Conflict with other Obligations), Clause 18.5 (Power and Authority), Clause 18.6 (Validity and Admissibility in Evidence), Clause 18.7 (Governing Law and Enforcement), Clause 18.8 (Deduction of Tax), Clause 18.9 (No Filing or Stamp Taxes), paragraphs (a) and (c) of Clause 18.10 (No Default), Paragraph (a) of Clause 18.14 (Pari Passu Ranking), Clause 18.15 (Good Title), Clause 18.17 (Security and Financial Indebtedness), Clause 18.18 (No Proceedings Pending or Threatened), Clause 18.19 (No Breach of Laws), Clause 18.20 (Sanctions), Clause 18.21 (Anti-Bribery and Corruption Laws), Clause 18.23 (No Immunity), Clause 18.24 (No Adverse Consequences) and paragraph (b) of Clause 18.25 (Insolvency) on the date set out in paragraph (b) of Clause 18.26 (Times for Making Representations).

18.2	Status
(a)

It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation (or, in the case of the Company it is an exempted company registered by way of continuation with limited liability, validly existing and in good standing under the laws of the Cayman Islands).

(b)	It has the power to own its assets and carry on its business as it is being conducted.
(c)

Each Material Subsidiary is a limited liability company, limited liability partnership or corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and each Material Subsidiary has the power to own its assets and carry on its business as it is being conducted.

18.3	Binding Obligations

Subject to the Legal Reservations and, in the case of the Security Documents, the Perfection Requirements:

(a)	its obligations under the Finance Documents to which it is a party are legal, valid, binding and enforceable obligations; and
(b)

(without limiting the generality of paragraph (a) above), each of the Security Documents to which it is party creates the security interests which that Security Document purports to create and those security interests are valid and effective.

18.4	Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding on it or any of its assets, to an extent which has or would reasonably be expected to have a Material Adverse Effect.

18.5	Power and Authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into and performance of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.6	Validity and Admissibility in Evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)

to make the Finance Documents to which it is a party, subject to the Legal Reservations and, in the case of the Security Documents, the Perfection Requirements, admissible in evidence in its Relevant Jurisdictions, have been obtained or effected and are, subject to the Legal Reservations and, in the case of the Security Documents, Perfection Requirements, in full force and effect other than in respect of stamping and registration of the Security Documents.

18.7	Governing Law and Enforcement
(a)	Subject to the Legal Reservations, any:
(i)	submission under a Finance Document to the jurisdiction of particular courts or to arbitration (as applicable); and
(ii)	agreement as to the governing law of a Finance Document,

is legal, valid and binding under the laws of its Relevant Jurisdictions.

(b)

Subject to the Legal Reservations, any arbitral award or judgment obtained in the courts to whose jurisdiction it submitted, in each case, in relation to a Finance Document will be recognised and enforced by the courts of its Relevant Jurisdictions.

18.8	Deduction of Tax

The Company is not required to make any Tax Deduction from any payment it may make under any Finance Document to a Lender which is:

(a)	a Qualifying Lender:
(i)	falling within paragraph (i)(A) of the definition of “Qualifying Lender”; or
(ii)	except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (i)(B) of the definition of “Qualifying Lender”; or
(iii)	that is a QPP Lender; or
(b)

a Treaty Lender and the payment is one specified in a direction given by the Commissioners of HM Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488),

and no Guarantor is required to make any such Tax Deduction from any such payment to any Lender, other than the obligation of the Nigeria Obligors to deduct withholding tax on account of Nigerian withholding tax on interest from interest payments under this Agreement.

18.9	No Filing or Stamp Taxes

Under the laws of its Relevant Jurisdictions it is not necessary that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for:

(a)

any stamping, filing, recording or enrolling or any tax or fee payable in connection with assignments or transfers made pursuant to Clause 25 (Changes to the Lenders) or, as the case may be, to the enforcement of the Security created under the Security Documents and, subject to the Perfection Requirements, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction, except for any filing, recording or enrolling which is referred to in any Legal Opinion and which will be made within the time period allowed by applicable law or the relevant Finance Document;

(b)	any stamping, filing, recording or enrolling or any tax or fee payable in connection with the Security created under the Security Documents;
(c)

any stamping, filing, recording or enrolling or any tax or fee payable in connection with the Finance Documents (other than the Security Documents) in Nigeria, to the extent any person incorporated or established in Nigeria is a party to that Finance Document; and

(d)

any stamping, filing, recording or enrolling or any tax or fee payable in connection with any Finance Documents or Security Document that is executed in or brought to the Cayman Islands or produced before a court in the Cayman Islands.

18.10	No Default
(a)

No Event of Default has occurred (or, when this representation is made on the date of this Agreement, no Default) and is continuing or would reasonably be expected to result from any Loan or the entry into or the performance of, or any transaction contemplated by, any Finance Document.

(b)

No other event has occurred and is continuing which constitutes a default (howsoever described or defined) under any agreement to which it is party and which would be reasonably expected to have a Material Adverse Effect.

(c)

In the case of a Guarantor only, no Default would (when this representation is made by a Guarantor on the date of this Agreement or (as applicable) the Guarantor Accession Date applicable to it) reasonably be expected to result from the entry by that Guarantor into, or the performance by that Guarantor of, or any transaction of that Guarantor contemplated by, any Finance Document.

18.11	No Material Subsidiary Event of Default

No Material Subsidiary Event of Default is continuing.

18.12	Financial Statements
(a)

Its audited financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are its Original Financial Statements) were prepared in accordance with IFRS, consistently applied.

(b)	There has been no material adverse change in its business or financial condition (consolidated if applicable) since the date to which its Original Financial Statements were drawn up.

18.13	Pari Passu Ranking
(a)

Its payment obligations under the Finance Documents rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

(b)	Subject to Legal Reservations and Perfection Requirements, any Security has or will have the ranking in priority which it is expressed to have in the Security Documents.
18.14	Good Title

It has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all assets necessary for the conduct of the business as it is presently being conducted, where failure to do so would be reasonably expected to have a Material Adverse Effect.

18.15	Group Structure Chart and Subsidiaries

The Group Structure Chart accurately records in all material respects (other than any nominal shareholdings required by law) the structure of the Company and its operating Subsidiaries as at the date of this Agreement.

18.16	Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of the Company other than as permitted or not prohibited by the Finance Documents.
(b)	No Security or Quasi-Security exists over all or any of the present or future assets of any Material Subsidiary other than:
(i)	Permitted Security; or
(ii)	as permitted or not prohibited by the terms of the relevant Existing Material Subsidiary Debt Facility.
(c)	Neither the Company nor any Material Subsidiary has any Financial Indebtedness outstanding other than as permitted or not prohibited by the Finance Documents.
18.17	No Proceedings Pending or Threatened

No litigation, arbitration or administrative proceedings or investigation of or before any court, arbitral body or agency which, if adversely determined, would be reasonably likely to have a Material Adverse Effect has been started or, to the best of its knowledge, is threatened, has been started or is pending against it or any of its Material Subsidiaries.

18.18	No Breach of Laws

Neither it nor any Material Subsidiary has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.19	Sanctions
(a)

Neither the Company, its Subsidiaries nor its joint venture entities, nor any of their respective directors, officers or employees nor, to the knowledge of the Company, any persons acting on any of their behalf:

(i)	is a Restricted Party;
(ii)	has received notice of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority;

(iii)	has been engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions; or
(iv)	has been engaged, directly or indirectly, in any trade, business or other activities with or for the benefit of any Restricted Party or which is in breach of any Sanctions.
(b)

Subject to paragraph (c) below, any representation made or deemed to be made pursuant to paragraph (a) above shall not apply for the benefit of a Finance Party to the extent that giving, complying with or receiving the benefit of (as applicable) such representation results in a breach of any applicable Blocking Law.

(c)

In relation to each Finance Party that notifies the Facility Agent and the Company to this effect, any provision of or representation made or deemed to be made pursuant to paragraph (a) that results in that Finance Party breaching any applicable Blocking Law will continue to apply for the benefit of that Finance Party notwithstanding such breach, and accordingly paragraph (b) will not apply to that Finance Party to this degree.

18.20	Anti-Bribery and Corruption Laws
(a)

The Company and each of its Subsidiaries has implemented policies and procedures designed to promote and achieve compliance by it and its respective directors, officers and employees with Anti- Corruption Laws.

(b)	To the best of its knowledge, the Company and each of its Subsidiaries has conducted its businesses in compliance with Anti-Corruption Laws.
18.21	Environmental Compliance
(a)

It is in compliance with Clause 22.6 (Environmental Compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which would be reasonably likely to have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of the Company’s knowledge and belief (having made due and careful enquiry)) is threatened against the Company where that claim would be reasonably likely, if adversely determined, to have a Material Adverse Effect or a material adverse impact on the implementation or operation of the business of the Company in accordance with the Performance Standards.

18.22	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to the Finance Documents to which it is a party, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.23	No Adverse Consequences
(a)	It is not necessary under the laws of its jurisdiction of incorporation:
(i)	in order to enable any Finance Party that is a Party as at the date of this Agreement to enforce its rights under any Finance Document; or
(ii)	by reason of the entry into of any Finance Document in force as at the date of this Agreement or the performance by it of its obligations under any Finance Document,

that any Finance Party that is a Party as at the date of this Agreement should be licensed, qualified or otherwise entitled to carry on business in that jurisdiction.

(b)

No Finance Party that is a Party as at the date of this Agreement is or will be deemed to be resident, domiciled or carrying on business in that jurisdiction by reason only of the entry into, performance and/or enforcement of any Finance Document in force as at the date of this Agreement.

18.24	Insolvency
(a)	No:
(i)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.9 (Insolvency Proceedings); or
(ii)	creditors’ process described in Clause 23.10 (Creditors’ Process or Expropriation),

has been taken or, to its knowledge having made due and careful enquiry, is threatened in relation to it or any Material Subsidiary and none of the circumstances described in Clause 23.8 (Insolvency) applies to it or any Material Subsidiary.

(b)

No creditors’ process described in Clause 23.10 (Creditors’ Process or Expropriation) has been taken in respect of it nor, to its knowledge having made due and careful enquiry, is threatened in relation to it.

18.25	Times for Making Representations
(a)	The representations and warranties set out in this Clause are made by the Company on the date of this Agreement and on the date of the Nigeria Guarantee.
(b)	Each Guarantor shall make the representations and warranties listed in paragraph (b) of Clause 18.1 (Representations):
(i)	in the case of an Original Facility Guarantor, on the date of this Agreement;
(ii)	in the case of an Original Nigeria Guarantor, on the date of the Nigeria Guarantee; or
(iii)	in the case of an Additional Guarantor, on the Guarantor Accession Date applicable to that Additional Guarantor.
(c)	Each Obligor shall be deemed to repeat the Repeating Representations applicable to it on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period.
(d)	The representation and warranty set out in paragraph (b) of Clause 18.14 (Pari Passu Ranking) is deemed to be made at the time a Security Document is entered into.
(e)

The representations and warranties set out in paragraph (a) of Clause 18.13 (Financial Statements) in respect of each set of audited financial statements delivered pursuant to Clause 19.1 (Financial Statements) shall only be made once in respect of each set of audited financial statements on the date such Financial Statements are delivered.

(f)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19.	Information Undertakings
19.1	Financial Statements

The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(a)

as soon as the same become available, but in any event within 120 days after the end of each of its Financial Years, its audited consolidated financial statements for that Financial Year (the “Annual Financial Statements”); and

(b)

as soon as the same become available, but in any event within 60 days after the end of each of the first three Financial Quarters of the Financial Year, its consolidated financial statements for the relevant Financial Quarter (the “Quarterly Financial Statements”).

19.2	Compliance Certificate
(a)

The Company must supply to the Facility Agent a duly completed Compliance Certificate with each set of its financial statements delivered to the Facility Agent under paragraphs (a) or (b) of Clause 19.1 (Financial Statements).

(b)	A Compliance Certificate must be signed by an officer or a director of the Company.
(c)

Each Compliance Certificate must specify that no Default or Material Subsidiary Event of Default is continuing, and if this statement cannot be made the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

19.3	Requirements as to Financial Statements
(a)	Each set of financial statements delivered pursuant to Clause 19.1 (Financial Statements):
(i)

gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the Company as at the date to which those financial statements were drawn up; and

(ii)

shall be prepared using IFRS, accounting practices and financial reference periods consistent with those applied in the preparation of the Financial Model, unless, in relation to any set of financial statements, the Company notifies the Facility Agent that there has been a change in IFRS or the accounting practices and the Company delivers to the Facility Agent:

(A)	a description of any change necessary for those financial statements to reflect the IFRS or accounting practices upon which the Financial Model was prepared; and
(B)

sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 20 (Financial Covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Financial Model.

(b)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Financial Model was prepared.

19.4	Information – Miscellaneous

The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(a)	at the same time as they are dispatched, copies of all documents required by law to be dispatched by the Company to its creditors generally;
(b)

the details of any litigation, arbitration or administrative proceedings or investigations which are current, threatened or pending against any member of the Group and which have or might, if adversely determined, have a Material Adverse Effect;

(c)	promptly but subject in any event to any applicable duty of confidentiality owed by a member of the Group to any person other than a member of the Group, the details of:
(i)

any amendment made or waiver granted in respect of the principal amount or tenor of, or financial covenants applicable under, any Existing Material Subsidiary Debt Facility or any Refinancing Facility;

(ii)	any Refinancing Facility;
(iii)	any Bridge Facility; and
(iv)	any debt financing envisaged pursuant to Clause 22.23(b) (Distributions); and
(d)

upon request, such other information relating to the assets (which are as stated in the Company’s balance sheet from time to time), financial condition, business or operation of the Company, as the Facility Agent or any other Lender through the Facility Agent may from time to time reasonably request to monitor the compliance of the obligations of the Company.

19.5	Information – Senior Notes

While the Senior Notes remain outstanding, the Company shall procure that each issuer of the Senior Notes sends to the Facility Agent copies of the financial statements sent to the holders of the Senior Notes (or the trustee on their behalf) pursuant to section 4.03(a) of each Senior Notes Indenture.

19.6	Information – listing rules

Notwithstanding any provision of the Finance Documents requiring an Obligor to provide (or procure that a member of the Group provides) any information relating to an Obligor or the Group to any Finance Party (each such obligation, an “Information Obligation”), the Parties agree that, all Information Obligations shall be subject to legal regulatory and exchange requirements applicable to the Obligors in any relevant jurisdiction and no Default shall arise in relation to any Information Obligation as a result of any Obligor or member of the Group not providing information to any Finance Party where such provision would directly result in a breach of any law, regulation or listing rule which is applicable to that Obligor or member of the Group.

19.7	Notification of Default
(a)	The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) or any Material Subsidiary Event of Default promptly on becoming aware of its occurrence.
(b)

Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by a director or senior officer on its behalf, certifying that no Default is continuing (or, if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it). The Facility Agent must notify the Lenders of the occurrence of an Event of Default promptly upon becoming aware of it (whether by way of notification from the Company or otherwise).

(c)

If any Lender (acting reasonably) suspects that a Material Subsidiary Event of Default has occurred, that Lender may notify the Facility Agent in writing to, and the Facility Agent shall, request the Company to confirm whether or not a Material Subsidiary Event of Default has occurred and is continuing. The Company must, promptly following receipt of any such request, supply to the Facility Agent a certificate, signed by a director or senior officer on its behalf, confirming that no Material Subsidiary Event of Default is continuing (or, if a Material Subsidiary Event of Default is continuing, specifying the relevant default and the steps, if any, being taken to remedy it).

19.8	Use of Websites
(a)

The Company may satisfy its obligation under this Agreement to deliver any information by posting such information onto an electronic website designated by the Company and the Facility Agent (a “Designated Website”).

(b)

The Facility Agent must supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company must promptly on becoming aware of its occurrence notify the Facility Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(d)

If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice must be supplied in paper or alternative electronic form unless and until the Facility Agent (acting reasonably) is satisfied that the circumstances giving rise to the notification are no longer continuing.

19.9	“Know Your Customer” Checks
(a)

Subject to paragraph (b) below, the Company must, promptly on request by any Finance Party, supply any documentation or other evidence requested by that Finance Party (whether for itself, or on behalf of any other Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of any “know your customer” checks or other similar checks required under any applicable law or regulation in connection with the transactions contemplated by the Finance Documents.

(b)	The Company is only required to supply any information under paragraph (a) above, if the information is not already available to the relevant Finance Party and the requirement arises as a result of:
(i)	the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation made after the date of this Agreement;
(ii)	any change in the status of the Company after the date of this Agreement; or
(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under any Finance Document to a person that is not a Lender before that assignment or transfer.
(c)

Each Lender must, promptly on request by the Facility Agent supply, or procure the supply of, any documentation or other evidence reasonably requested by the Facility Agent (for itself) to enable the Facility Agent to carry out and be satisfied with the results of any “know your customer” checks or other similar checks required under any applicable law or regulation in connection with the transactions contemplated by the Finance Documents.

20.	Financial Covenants
20.1	Financial Definitions

“EBITDA” means, in respect of any period for any person, the Net Income for such period, excluding:

(a)	total Finance Costs;
(b)	total Finance Income;
(c)	total income tax (expense)/benefit as stated in the statement of profit or loss for the period;
(d)	all depreciation and amortisation expense of that person for such period;
(e)	any gains or losses from sales of assets other than inventory sold in the ordinary course of the business;
(f)	any impairment of property, plant and equipment and prepaid land rent, or WHT receivable;
(g)	any Exceptional Items;
(h)	share-based payment transactions;
(i)	any net gain or loss from the receipt of any insurance proceeds;
(j)	and other non-operating income and expenses; and
(k)	minority interest income and expenses,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the Net Income.

“Exceptional Items” means items of income and expense that are sufficiently large and unusual due to the significance of their nature, size or incidence of occurrence as to distort comparisons from one period to the next (including, without limitation, any Transaction Costs that are sufficiently large and unusual due to the significance of their nature, size or incidence of occurrence as to distort comparisons from one period to the next).

“Finance Costs” means finance costs as presented in the Financial Statements of the Group as determined in accordance with IFRS.

“Finance Income” means finance income as presented in the Financial Statements of the Group as determined in accordance with IFRS.

“Interest Cover Ratio” means, in respect of any Relevant Period, the ratio of EBITDA of the Group in respect of that Relevant Period to Net Cash Finance Interest Adjusted For Leases in respect of that Relevant Period.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Net Financial Indebtedness on the last day of that Relevant Period to EBITDA of the Group in respect of that Relevant Period.

“Net Cash Finance Interest Adjusted For Leases” means, for any period:

(a)

the total cash interest or finance costs paid on Financial Indebtedness of the Group (excluding the Transaction Costs), as presented in the cash flow statements from the most recent Financial Statements of the Group, as determined in accordance with IFRS; plus

(b)	without duplication the interest expense on the Lease obligations of the Group for such period; less
(c)

the total cash finance income received by the Group as presented in the cash flow statements from the most recent Financial Statements of the Group resulting from investments and bank deposits in that period.

“Net Financial Indebtedness” means, in respect of any Relevant Period, the Financial Indebtedness of the Group on the last day of that Relevant Period (other than Financial Indebtedness in respect of hedging agreements or other treasury transactions, in each case to the extent permitted by the terms of this Agreement, except for any crystallised exposures under such hedging agreements or treasury transactions or Financial Indebtedness arising in respect of any terminated hedging agreements or other treasury transactions) less the aggregate amount of Cash (including, for the avoidance of doubt, any cash provided as margin in connection with any terminated hedging agreement or other treasury transaction which has not been applied in paying any relevant termination payment) and Cash Equivalent Investments held by the Group during that Relevant Period.

“Net Income” means, in respect of any Relevant Period, stated as the ‘Profit/(loss)’ for the period in the statement of profit or loss in the Financial Statements of the Group as determined in accordance with IFRS.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Relevant Period” means each period of 12 Months ending on or about the last day of each Financial Quarter.

“Transaction Costs” means all arm’s length, fair market and bona fide fees, commissions, costs and expenses, and stamp, registration and other Taxes incurred by any member of the Group (including any member of the Nigeria Group) in connection with:

(a)	the Facility, the Finance Documents, any Permitted Financial Indebtedness or any Permitted Acquisition; or
(b)	the Nigeria Group Credit Facility and any indebtedness or acquisition contemplated or permitted thereunder.

“Total Assets” means the total assets of the Group, calculated on a consolidated basis in accordance with IFRS, excluding all intra-group items and investments in any member of the Group.

20.2	Financial Condition

The Company shall ensure that:

(a)	Interest Cover Ratio

On each Quarter Date, the Interest Cover Ratio shall not be less than:

(i)	in respect of any Relevant Period, beginning with the Relevant Period ending 31 March 2024 and up to and including the Relevant Period ending 31 December 2025, 2.50:1; and
(ii)	in respect of any subsequent Relevant Period, 2.75:1.
(b)	Leverage Ratio

On each Quarter Date, the Leverage Ratio in respect of any Relevant Period shall not be greater than 4.50:1.

20.3	Financial Testing
(a)

The financial covenants set out in Clause 20.2 (Financial Condition) shall be calculated in accordance with IFRS and tested by reference to appropriate set of Annual Financial Statements and Quarterly Financial Statements and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

(b)

For the purpose of calculating the financial covenants set out in Clause 20.2 (Financial Condition) for each of the Relevant Periods ending on a date which is less than 12 months after the date of completion of any Permitted Acquisition in relation to a person that becomes a member of the Group, EBITDA and Net Cash Finance Interest Adjusted for Leases in relation to that person acquired pursuant to such Permitted Acquisition shall be included for each full Relevant Period, annualised on a straight line basis.

(c)	No item shall be taken into account more than once in any calculation.
20.4	Equity Cure
(a)

If, in the event of a breach (or in anticipation of a breach) of paragraph (a) (Interest Cover Ratio) and/or paragraph (b) (Leverage Ratio) of Clause 20.2 (Financial Condition), the Company receives the proceeds of New Shareholder Injections or Company Shareholder Loans (such proceeds an “Additional Investment”) at any time prior to the date falling 20 Business Days after the final date for delivery of the Compliance Certificate in relation to such Relevant Period in respect of which such breach has occurred (or is believed will occur), Interest Cover Ratio and Leverage Ratio shall be recalculated as follows:

(i)

for the calculation of Interest Cover Ratio, the total amount of Financial Indebtedness on which “Net Cash Finance Interest Adjusted For Leases” is calculated in respect of the Relevant Period shall be deemed to have been reduced by the entire amount of the Additional Investment; and/or

(ii)	for the calculation of Leverage Ratio, “Net Financial Indebtedness” as at the last day of such Relevant Period shall be deemed to have been reduced by the entire amount of the Additional Investment.

(b)

If, after giving effect to the adjustments referred to in paragraph (a) above, the requirements of paragraphs (a) (Interest Cover Ratio) and/or (b) (Leverage Ratio) of Clause 20.2 (Financial Condition) are met, the requirements of paragraphs (a) (Interest Cover Ratio) and/or (b) (Leverage Ratio) of Clause 20.2 (Financial Condition) shall be deemed to have been satisfied as at the relevant original date of determination for the purposes of the Finance Documents.

(c)

The relevant Additional Investment shall be applied solely for the purpose of ascertaining compliance with paragraphs (a) (Interest Cover Ratio) and/or (b) (Leverage Ratio) of Clause 20.2 (Financial Condition) and for no other reason.

(d)

The rights of the Company under paragraph (a) above cannot be exercised more than four times during the life of the Facilities and, where the Company exercises its rights under paragraph (a) above (a “Cure”), it shall not be permitted to exercise its rights under paragraph (a) above again during the six Months in respect of the next two Quarter Dates following the date of exercise of a Cure.

(e)

If the amount of the Additional Investment is greater than the amount required to cure the relevant breach (such excess being the “Over-cure Amount”), the Company may elect to apply all or part of such Over-cure Amount towards curing any subsequent breach of paragraphs (a) (Interest Cover Ratio) and/or (b) (Leverage Ratio) of Clause 20.2 (Financial Condition) (as applicable), and such application shall (together with the rest of the Additional Investment) be deemed to be one exercise of the Company’s rights under paragraph (a) above, provided that such Over-cure Amount has not already been applied for any other purpose and remains unspent and held with an Acceptable Bank and not committed to be spent in any manner. For the avoidance of doubt, Over-Cure Amounts are subject to the restriction in paragraph (d) above.

(f)

For the six-Month period commencing on the later of the date on which the proceeds of an Additional Investment are received by the Company and the date any Over-cure Amount is applied in accordance with this Clause 20.4, the Company shall not pay any dividend or other distribution to its shareholders and/or the person that provided the relevant Additional Investment.

21.	Stamping

Upon a Default that is continuing, the Company shall within five Business Days following the request of the Facility Agent (acting on the instructions of the Majority Lenders) provide evidence that those Finance Documents to which a Nigerian member of the Group is a party have been stamped in Nigeria.

22.	General Undertakings
22.1	General
(a)

The Company agrees to be bound by the undertakings set out in this Clause 22 relating to it and, except where expressly agreed otherwise where an undertaking is expressed to apply to a Material Subsidiary, the Company must ensure that each Material Subsidiary which is not a Guarantor perform that undertaking.

(b)	Subject to the other provisions of this Clause 22, each Guarantor agrees to be bound by the undertakings set out in this Clause 22 expressed to be binding on an Obligor.
(c)

Without prejudice to the obligations of the Guarantors under this Agreement, the Company’s procurement obligations in respect of each Material Subsidiary contained in paragraph (b) of Clause 22.2 (Authorisations and Consents), Clause 22.3

(Compliance with Laws), Clause 22.6 (Environmental Compliance), Clause 22.8 (Preservation of Assets), Clause 22.11 (Acquisitions), Clause 22.12 (Joint Ventures) and Clause 22.15 (Change of Business):

(i)

shall only apply to the extent the relevant action or inaction to be procured by the Company is not inconsistent with the obligations of that Material Subsidiary under any Existing Material Subsidiary Debt Facility and, if the relevant Existing Material Subsidiary Debt Facility does not contain any analogous obligation or undertaking of the relevant Material Subsidiary to the Company’s procurement obligation in respect of any of the clauses listed above, then that procurement obligation shall not apply in relation to that Material Subsidiary for so long as the relevant Existing Material Subsidiary Debt Facility continues in full force and effect; and

(ii)

will not cause a breach of an undertaking under this Clause 22 to occur in relation to that Material Subsidiary, if any fact, event or circumstance (that would otherwise give rise to a breach of such undertaking) would not constitute or give rise to a breach of an undertaking applicable to the relevant Material Subsidiary under any Existing Material Subsidiary Debt Facility (and no Default shall arise or be deemed to arise in respect thereof).

(d)	For the avoidance of doubt, except where expressly agreed otherwise, where an undertaking is expressed to apply to a member of the Group it shall include the Guarantors.
22.2	Authorisations and Consents

Each Obligor shall (and the Company shall ensure that each Material Subsidiary will) promptly apply for, obtain and promptly renew from time to time and maintain in full force and effect all Authorisations, and comply with the terms of all such Authorisations, and promptly make and renew from time to time all such filings, as may be required under any applicable law or regulation of a Relevant Jurisdiction to:

(a)

carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to the Legal Reservations and Perfection Requirements, its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable; and

(b)	carry on its business save to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.
22.3	Compliance with Laws

Each Obligor shall (and the Company shall procure that each Material Subsidiary will) comply with all laws and regulations binding upon it, where failure to comply would be reasonably likely to have a Material Adverse Effect.

22.4	Sanctions
(a)	No Obligor shall (and the Company shall procure that no Subsidiary, nor any other person acting on its or their behalf, will):
(i)

directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to finance any trade, business or other activities:

(A)	involving, or for the benefit of, any Restricted Party; or

(B)

in any other manner that would reasonably be expected to result in any Obligor, Material Subsidiary or any Finance Party being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party;

(ii)	engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions; or
(iii)	fund all or part of any payment in connection with a Finance Document out of proceeds derived from any action which is in breach of any Sanctions.
(b)	The Company shall ensure that appropriate controls and safeguards are put in place designed to prevent any action being taken that would be contrary to paragraph (a) above.
(c)

Subject to paragraph (d) below, this Clause 22.4 shall not apply for the benefit of any Finance Party if and to the extent that giving, complying with or receiving the benefit of (as applicable) such undertaking results in any breach by that Finance Party of any applicable Blocking Law.

(d)

In relation to each Finance Party that notifies the Facility Agent and the Company to this effect, any provision of or action required by paragraph (a) or (b) above that results in that Finance Party breaching any applicable Blocking Law will continue to apply for the benefit of that Finance Party notwithstanding such breach and accordingly paragraph (c) will not apply to that Finance Party to this degree.

22.5	Anti-Bribery and Corruption and Anti-Money Laundering
(a)	Each Obligor shall (and the Company shall procure it and that of its Subsidiaries will) conduct its business in compliance with Anti-Corruption Laws and Money Laundering Laws.
(b)

No Obligor shall (and the Company shall procure that each member of the Group and each of its respective directors, officers and employees will) not directly, or indirectly, use all or any of the proceeds of any Facility for any purpose which would breach Anti-Corruption Laws or Money Laundering Laws.

22.6	Environmental Compliance

Each Obligor shall (and the Company shall procure that each Material Subsidiary will) comply with all applicable requirements of the Performance Standards where failure to do so would be reasonably likely to have a Material Adverse Effect.

22.7	Pari Passu Ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.8	Preservation of Assets

The Company shall (and shall procure that each Material Subsidiary will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets in the conduct of its business where failure to do so would be reasonably likely to have a Material Adverse Effect.

22.9	Negative Pledge
(a)	In this Clause 22.9 (Negative Pledge), “Quasi-Security” means an arrangement or transaction described in paragraph (d) below.
(b)	The Company shall not create or permit to subsist any Security over any of its assets.
(c)	The Company shall procure that no Obligor or Material Subsidiary create or permit to subsist any Security or Quasi-Security over any of its assets.
(d)	The Company shall not (and shall procure that no Material Subsidiary will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a member of the Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(e)	Paragraphs (b), (c) and (d) above do not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security.
22.10	Disposals
(a)

Except as provided under paragraph (b) below, the Company shall not (and shall procure that each Guarantor and Material Subsidiary will not), either in a single transaction or in a series of transactions (whether related or not), dispose of all or any part of any asset.

(b)	Paragraph (a) above does not apply to any Permitted Disposal or a Permitted Transaction.
22.11	Acquisitions
(a)	Except as provided under paragraph (b) below, the Company shall not (and shall procure that no member of the Group will) acquire any business, shares or other ownership interests in any other person.
(b)	Paragraph (a) above does not apply to a Permitted Acquisition or a Permitted Transaction.
22.12	Joint Ventures
(a)	Except as provided under paragraph (b) below, the Company shall not (and shall procure that no member of the Group will) enter into, invest in or acquire any Joint Venture.
(b)	Paragraph (a) above does not apply to, or in relation to, a Permitted Acquisition, a Permitted Transaction, a Permitted Loan, a Permitted Disposal or a Permitted Joint Venture.

22.13	Mergers
(a)	Except as permitted under paragraph (b) below, no Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.
(b)	Paragraph (a) above does not apply to any Permitted Reorganisation.
22.14	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, the Company shall not (and shall ensure that no Material Subsidiary or Guarantor will) incur or allow to remain outstanding any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to Permitted Financial Indebtedness.
22.15	Change of Business

The Company must ensure that no substantial change is made to the general nature of the business of any Obligor or any Material Subsidiary from that carried on at the date of this Agreement.

22.16	Loans or Credit
(a)	Except as permitted under paragraph (b) below, neither the Company, an Obligor nor a Material Subsidiary shall be a creditor in respect of any Financial Indebtedness.
(b)	Paragraph (a) above does not apply to:
(i)	a Permitted Loan; or
(ii)	a Permitted Transaction.
22.17	Funding by the Company of Material Subsidiaries
(a)

If an Event of Default is continuing and has arisen solely as a result of an act or omission of the Company (and not, for the avoidance of doubt, for breach of a procurement obligation or as a result of a misrepresentation in respect of another party), the Company shall not provide any funding to any member of the Group for so long as that Event of Default is continuing, other than the proceeds of any New Shareholder Injection or Company Shareholder Loan which are to be used to on lend to that member of the Group to cure any default (however described and whether through repayment, prepayment or otherwise) under any financing arrangement of that member of the Group.

(b)

If a Material Subsidiary Event of Default is continuing, the Company shall not provide any funding to the Material Subsidiary which has given rise to that Material Subsidiary Event of Default, other than any amount which is used to on-lend to that Material Subsidiary to cure that Material Subsidiary Event of Default or to cure any default (howsoever described) in relation to any financial covenant of that Material Subsidiary or any of its Subsidiaries.

22.18	Dividends and Share Redemption

The Company shall not:

(a)

declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)

pay or repay or allow any member of the Group to pay or repay any amounts in connection with any Financial Indebtedness owing by any member of the Group to any of the Company’s direct or indirect shareholders, other than any Financial Indebtedness in relation to which such a shareholder is a debt provider alongside, and on the same terms as, persons who are not direct or indirect shareholders of the Company.

(c)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the Company’s direct or indirect shareholders; or
(d)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

if, in each case, a Default is continuing or would result from any action contemplated under paragraphs (a) to (d) above (inclusive).

22.19	Taxes
(a)	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;
(ii)	adequate reserves are being maintained for those Taxes; and
(iii)	such payment can be lawfully withheld and failure to pay those Taxes would not be reasonably likely to have a Material Adverse Effect.
(b)	The Company will remain resident for Tax purposes only in:
(i)	the UK and (as a result of its registration by way of continuation in the Cayman Islands) the Cayman Islands; or
(ii)	the UK,

and each Guarantor will remain resident for Tax purposes in its jurisdiction of incorporation or establishment.

22.20	Auditors

The Auditors shall be an internationally recognised independent public accounting firm.

22.21	Financial Assistance

The Company shall not (and will procure that no member of the Group will) use the proceeds of any Loan in a manner which would, or would be reasonably likely to:

(a)

result in the guarantee or indemnity from a Guarantor under Clause 16 (Guarantee and Indemnity) or the Nigeria Guarantee constituting unlawful financial assistance for the purposes of any law applicable to the relevant Guarantor; or

(b)	otherwise cause the guarantee or indemnity of a Guarantor under Clause 16 (Guarantee and Indemnity) or the Nigeria Guarantee to be void, avoidable, invalidated or otherwise ineffective.
22.22	Further Assurance
(a)	Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security

Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security) or for the exercise of any rights, powers and remedies of the Secured Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Agent or confer on the Secured Parties, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security.
(b)

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Finance Documents.

22.23	Distributions

After the date of this Agreement, the Company shall ensure that no Material Subsidiary (including a Material Subsidiary which is also a Guarantor) enters into any debt financing (or amends or otherwise modifies any Existing Material Subsidiary Debt Facility or Refinancing Facility or other debt financing) in such a way which materially restricts (or further materially restricts) the ability of a Material Subsidiary to directly or indirectly, pay dividends or other distributions to the Company, except for restrictions:

(a)	arising under the Finance Documents, the Nigeria Group Credit Facility or a Senior Notes Indenture;
(b)

arising under any debt financing of a Material Subsidiary acquired, or a Subsidiary which becomes a Material Subsidiary, after the date of this Agreement, provided such debt financing is incurred (and is on terms, insofar as relevant to the ability of a Material Subsidiary to directly or indirectly pay dividends or other distributions to the Company, existing):

(i)	immediately prior to the closing date of such acquisition, in the case of any such acquired Material Subsidiary; or
(ii)	in relation to any Subsidiary that becomes a Material Subsidiary, at any time prior to the date on which such Subsidiary becomes a Material Subsidiary;
(c)

arising under any refinancing of any debt financing or Financial Indebtedness referred to in paragraph (a) or paragraph (b) above, provided that the restrictions are not materially worse, taken as a whole, than those restrictions in the debt facility being refinanced;

(d)	arising by operation of law or regulation;
(e)

(in the case of amendments to any Existing Material Subsidiary Debt Facility or Refinancing Facility in relation to that Existing Material Subsidiary Debt Facility) not materially worse, taken as a whole, than the restrictions applicable on that Material

Subsidiary under the relevant Existing Material Subsidiary Debt Facility in force at the date of this Agreement;

(f)

(in the case of any Refinancing Facility) not materially worse, taken as a whole, than the restrictions applicable on that Material Subsidiary under the relevant Existing Material Subsidiary Debt Facility in force as at the date of this Agreement under the Existing Material Subsidiary Debt Facility that has been refinanced; and/or

(g)

(in the case of amendments to any Existing Material Subsidiary Debt Facility made after the date of this Agreement or any Refinancing Facility in relation to that Existing Material Subsidiary Debt Facility entered into after the date of this Agreement) not materially worse, taken as a whole, than the restrictions applicable on that Material Subsidiary under the relevant Existing Material Subsidiary Debt Facility in force at the date of this Agreement;

(h)

arising under the terms of any debt financing of a Material Subsidiary where the relevant Material Subsidiary has no obligation to repay principal thereunder for a certain period (a “Principal Repayment Exception Period”), provided that:

(i)	such Principal Repayment Exception Period does not extend for more than three years after the first utilisation date of the relevant financing;
(ii)	such restrictions only apply for as long as the duration of the Principal Repayment Exception Period; and
(iii)

(A) in the case of a Subsidiary which is a Material Subsidiary at the date of this Agreement (and for so long as it is a Material Subsidiary), to the extent that the relevant Material Subsidiary receives funds (directly or indirectly) from a Utilisation, that Material Subsidiary (and its Holding Companies that are Subsidiaries of the Company) are able to make distributions (directly or indirectly) to the Company in cash in an amount at least equal to the amount of that Utilisation (B) in the case of any other Material Subsidiary, to the extent that the relevant Material Subsidiary receives funds (directly or indirectly) from a Utilisation, that Material Subsidiary or other members of the Group are able to make distributions (directly or indirectly) to the Company in cash in an amount at least equal to the amount of that Utilisation, and, for the purposes of this Clause, the phrase “taken as a whole” shall be applied to the amended or new terms on a continuing and time to time basis by reference to the terms of the relevant Existing Material Subsidiary Debt Facility or debt facility referred to in paragraph (b) above.

22.24	Arm’s Length Basis
(a)	Except as permitted by paragraph (b) below, no Obligor (other than Holdco or the Company) shall enter into any transaction except on arm’s length terms.
(b)	The following transactions shall not be a breach of this Clause 22.24:
(i)	any transaction which constitutes a Permitted Payment;
(ii)	any transaction in respect of any Transaction Costs;
(iii)	any Permitted Loan made to an employee or director of any Nigeria Group member or under paragraph (b) of the definition of Permitted Loan;
(iv)	any transaction which is no less favourable to the relevant Nigeria Group member than a transaction on arm’s length terms; and

(v)	any transaction entered into with the Company or any member of the Nigeria Group.
22.25	Conditions Subsequent
(a)

The Company shall procure that each Subsequent Bond Obligor becomes an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors) on the date that Subsequent Bond Obligor becomes a guarantor in respect of the Senior Notes, subject to paragraph (c) below, provided that no Bond Obligor shall be required to become an Additional Guarantor to the extent it would be unlawful or illegal to do so.

(b)

The Company shall procure that each person that becomes a member of the Nigeria Group after the date of this Agreement shall, subject to paragraph (c) below, as soon as possible after becoming a member of the Nigeria Group and in any event within twenty Business Days after becoming a member of the Nigeria Group, becomes an Additional Guarantor in accordance with Clause 27.2 (Additional Guarantors) provided that no member of the Nigeria Group shall be required to become an Additional Guarantor to the extent it would be unlawful or illegal to do so.

(c)

To the extent it is or would be unlawful or illegal for a Bond Obligor or any person that becomes a member of the Nigeria Group after the date of this Agreement to become or remain a Guarantor, the Company and the relevant Bond Obligor or member of the Nigeria Group shall use all reasonable endeavours to overcome and/or avoid any such illegality or unlawfulness, including, without limitation:

(i)	carrying out any financial assistance “whitewash” or other similar procedure; and/or
(ii)

obtaining (or procuring) all relevant corporate authorisations to enable that Bond Obligor or member of the Nigeria Group to lawfully enter into, exercise its rights and comply with its obligations as a Guarantor under the Finance Documents.

(d)

The Company shall ensure that all necessary steps to comply with the Perfection Requirements in relation to the Security Documents are carried out within the maximum applicable time period for compliance therewith provided for under applicable law and/or regulation.

23.	Events of Default
23.1	Events of Default

Each of the events or circumstances set out in this Clause (other than Clause 23.19 (Acceleration) and Clause 23.20 (Clean-up Period)) is an Event of Default.

23.2	Non-Payment

The Company does not pay on the due date any amount payable pursuant to a Finance Document, or a Guarantor does not pay on the due date any amount payable by it pursuant to a Finance Document, in each case in the manner and at the place and in the currency in which it is expressed to be payable, unless:

(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and

(b)	payment is made within five Business Days of its due date.
23.3	Financial Covenants

Subject to Clause 20.4 (Equity Cure), any requirement of Clause 20 (Financial Covenants) is not satisfied.

23.4	Other Obligations
(a)

Subject to paragraph (d) of Clause 22.1 (General), an Obligor does not comply with any provision of the Finance Documents applicable to it (other than those referred to in Clause 23.2 (Non-Payment), Clause 23.3 (Financial Covenants), paragraph (c) of Clause 18.2 (Status), Clause 22.4 (Sanctions) and Clause 22.5 (Anti-Bribery and Corruption and Anti-Money Laundering)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Company of the failure to comply and the Company or relevant Obligor becoming aware of the failure to comply (provided that this paragraph (b) shall not apply in relation to any failure to comply constituting a Clean-up Default in respect of which none of the exceptions in paragraph (b) of Clause 23.20 (Clean-up Period) apply).

23.5	Misrepresentation

Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document (other than under or in connection with paragraph (c) of Clause 18.2 (Status) or Clause 22.4 (Sanctions)) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless (except to the extent such misrepresentation, breach of warranty or misstatement constitutes a Clean-up Default in respect of which none of the exceptions in paragraph (b) of Clause 23.20 (Clean-up Period) apply) the circumstances giving rise to the misrepresentation, breach of warranty or misstatement:

(a)	are capable of remedy; and
(b)

are remedied within 20 Business Days of the earlier of the Facility Agent giving notice of the misrepresentation, breach of warranty or misstatement to the Company and the Company or relevant Obligor becoming aware of the misrepresentation, breach of warranty or misstatement.

23.6	Company Cross-Default

Any of the following occurs in respect of the Company:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);
(b)

any of its Financial Indebtedness (excluding any Financial Indebtedness falling within paragraph (k) of that definition when the underlying obligation is in respect of a member of the Group) is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described); or

(c)

any of its creditors becomes entitled to declare any of its Financial Indebtedness (excluding any Financial Indebtedness falling within paragraph (k) of that definition when the underlying obligation is in respect of a member of the Group) due and payable before its specified maturity as a result of any event of default (however described), unless the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than USD 75,000,000 (or its equivalent in any other currency or currencies).

23.7	Obligor Cross-Default

Any of the following occurs in respect of an Obligor (other than the Company):

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);
(b)

any of its Financial Indebtedness (excluding any Financial Indebtedness falling within paragraph (k) of that definition when the underlying obligation is in respect of a member of the Group) is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described); or

(c)

any of its creditors becomes entitled to declare any of its Financial Indebtedness (excluding any Financial Indebtedness falling within paragraph (k) of that definition when the underlying obligation is in respect of a member of the Group) due and payable before its specified maturity as a result of any event of default (however described), unless the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than USD 75,000,000 (or its equivalent in any other currency or currencies).

23.8	Insolvency
(a)	Any Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of an Obligor.
23.9	Insolvency Proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor other than a solvent liquidation or reorganisation;

(ii)	a composition, compromise, assignment or arrangement with any creditor of an Obligor;
(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or its assets;
(iv)	enforcement of any Security over any assets of an Obligor; or

(v)	any analogous procedure or step is taken in any jurisdiction.
(b)

This Clause 23.9 shall not apply to (i) any winding-up petition which is frivolous or vexatious or which is being contested in good faith, and, in each case, is discharged, stayed or dismissed within 40 Business Days of commencement or (ii) any step or procedure which is a Permitted Reorganisation.

23.10	Creditors’ Process or Expropriation

Any expropriation, seizure, nationalisation, compulsory acquisition, attachment, sequestration, distress, execution or any analogous event having an aggregate value of at least USD 100,000,000 (or its equivalent in any other currency) affects any asset or assets of the Group and is not discharged within 40 Business Days.

23.11	Cessation of Business

An Obligor ceases, or threatens to cease, to carry on all or a material part of its business except as a result of any disposal not prohibited under this Agreement.

23.12	Invalidity and Unlawfulness
(a)

Subject to the Legal Reservations and the Perfection Requirements at any time it is or becomes unlawful for any Obligor to perform any of its material obligations under any of the Finance Documents or any Security created or expressed to be created by the Security Documents ceases to be effective.

(b)

Any obligation or obligations of any Obligor under any Finance Document is or are not or cease or ceases to be (subject to the Legal Reservations and the Perfection Requirements) legal, valid, binding or enforceable and the cessation individually or cumulatively materially adversely affects the interests of the Finance Parties under the Finance Documents.

(c)

Subject to the Legal Reservations and Perfection Requirements, any Finance Document ceases to be in full force and effect or any Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.13	Repudiation and Rescission of Agreements

Any Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document to which it is a party.

23.14	Material Adverse Change

At any time after the date of this Agreement, any event or series of events occurs which has or would be reasonably likely to have a Material Adverse Effect.

23.15	Failure to Comply with Court Judgment

An Obligor fails to comply with or pay by the required time any sum due from it under any final judgment or any final order made or given by a court, in each case of competent jurisdiction, having a value of at least USD 75,000,000 (or its equivalent in any other currency).

23.16	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes is commenced or threatened against an Obligor or its assets which is reasonably likely to be adversely determined and, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

23.17	Auditor’s Qualification

The Auditors qualify their report on the audited financial statements of the Company (a) on the grounds that the Auditors are unable to prepare those financial statements on a going concern basis (other than where such qualification arises solely because of a potential breach of the financial covenants in Clause 20.2 (Financial Condition)), (b) where that qualification is otherwise in terms or as to issues which could otherwise reasonably be expected to be (individually or cumulatively) materially adverse to the interests of the Finance Parties under the Finance Documents or (c) by reason of failure to disclose material information or materially inaccurate disclosure.

23.18	Revocation of Material Authorisation

A material licence or Authorisation of an Obligor or a Material Subsidiary has been revoked or ceases to be in full force as a result of a final definitive judgement.

23.19	Acceleration

If an Event of Default is continuing, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or part of the Total Commitments;
(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable;
(c)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, powers, authorities, discretions or remedies under the Finance Documents.

Any such notice will take effect in accordance with its terms.

23.20	Clean-up Period
(a)

Notwithstanding any other provision of any Finance Document, in respect of any Permitted Acquisition made after the date of this Agreement, during the period from the date of closing (however defined) of that Permitted Acquisition to the date falling 90 days thereafter (the “Clean-up Period”), if any matter or circumstance that exists exclusively in respect of any entity which is the direct or indirect subject of the relevant Permitted Acquisition (and which matter or circumstance exists prior to or on (but not after) the date of the closing (howsoever defined) of the relevant Permitted Acquisition) would constitute a breach of representation or warranty, a breach of covenant or a Default (in each case, a “Clean-up Default”) then:

(i)

promptly upon becoming aware of its occurrence, the Company shall notify the Facility Agent of that Clean-up Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(ii)	subject to paragraph (b) below, during the Clean-up Period that Clean-up Default shall not constitute a Default.
(b)	Paragraph (a) above shall not apply with respect to any Clean-up Default that:
(i)	is not capable of remedy;
(ii)	is capable of remedy but reasonable steps are not being taken to remedy it;

(iii)	has been procured by or approved by the Company; or
(iv)	could reasonably be expected to have a Material Adverse Effect.
(c)

If the relevant circumstances are continuing on or after the end of the Clean-up Period, there shall be a breach of representation or warranty, breach of covenant or Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

(d)

If a Clean-up Default is continuing in relation to a Material Subsidiary, during the period until the earlier of the end of the relevant Clean-up Period and the relevant Clean-up Default ceasing to continue, any Subsidiary which ceased or would cease to be a Material Subsidiary as a result of the relevant Permitted Acquisition, by operation of the definition of Material Subsidiary, shall continue to be a Material Subsidiary.

24.	Security
24.1	Security Agent as Holder of Security
(a)	In this Clause 24.1 (Security Agent as Holder of Security):

“Secured Party Claim” means any amount which an Obligor owes to a Secured Party under or in connection with the Finance Documents.

“Security Agent Claim” has the meaning given to it in paragraph (c) below.

(b)

Unless expressly provided to the contrary in any Finance Document, the Security Agent declares that it holds any security created by a Security Document and the proceeds of that security on trust for the Secured Parties on the terms contained in this Agreement.

(c)	Each Obligor must pay the Security Agent, as an independent and separate creditor, an amount equal to each Secured Party Claim on its due date (each a “Security Agent Claim”).
(d)	Unless expressly provided to the contrary in any Finance Document, the Security Agent holds:
(i)	any security created by a Security Document;
(ii)	the benefit of any Security Agent Claims; and
(iii)	any proceeds of the security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Security Agent.

(e)	Each Security Agent Claim is created on the understanding that the Security Agent must:
(i)	share the proceeds of each Security Agent Claim with the other Secured Parties; and
(ii)	pay those proceeds to the Secured Parties,

in accordance with Clause 29 (Application of Proceeds).

(f)

The Security Agent may enforce performance of any Security Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(g)

Each Secured Party must, at the request of the Security Agent, perform any act required in connection with the enforcement of any Security Agent Claim. This includes joining in any proceedings as co- claimant with the Security Agent.

(h)

Unless the Security Agent fails to enforce a Security Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Security Agent.

(i)

Each Obligor irrevocably and unconditionally waives any right it may have to require a Secured Party to join in any proceedings as co-claimant with the Security Agent in respect of any Security Agent Claim.

(j)	Each Secured Party Claim and Security Agent Claim is created on the understanding that:
(i)	the discharge by an Obligor of a Secured Party Claim will discharge the corresponding Security Agent Claim in the same amount;
(ii)	the discharge by an Obligor of a Security Agent Claim will discharge the corresponding Secured Party Claim in the same amount;
(iii)	the aggregate amount of the Security Agent Claims will never exceed the aggregate amount of Secured Party Claims;
(iv)	a defect affecting a Security Agent Claim against an Obligor will not affect any Secured Party Claim; and
(v)	a defect affecting a Secured Party Claim against an Obligor will not affect any Security Agent Claim.
(k)

If the Security Agent returns to any Obligor, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Security Agent.

24.2	No Responsibility to Perfect Security

The Security Agent will not be liable to any Party or any other person for any failure to perfect or protect any Security created under any Security Document including any failure to:

(a)

require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any Security Asset (and the Security Agent may allow any bank providing safe custody services or any professional adviser to the Security Agent to retain any such deed or document in its possession);

(b)

obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Security Document or any Security created under any Security Document;

(c)

register, file or record or otherwise protect its rights under any Security Document (or the priority of any Security created under any Security Document) under any law or regulation or to give notice to any person of the execution of any Security Document or the existence of any such Security;

(d)

take, or to require any Obligor to take, any step to perfect its title to any Security Asset or to render any Security created under any Security Document effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Security Document.
24.3	Insurance by Security Agent
(a)	The Security Agent will not be obliged:
(i)	to insure any of the Security Assets;
(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent will not be liable for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it will not be liable for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of the Security Agent’s failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

24.4	Acceptance of Title

The Security Agent may accept without enquiry, and will not be obliged to investigate, any right or title any Obligor may have to any Security Asset and will not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

24.5	Release of Security
(a)	If a Guarantor:
(i)	ceases to be a member of the Group; or
(ii)	is released from its obligations under the Finance Documents,

in a manner permitted or not prohibited under the Finance Documents, any Security created by that Guarantor over its assets under the Security Documents will be released.

(b)	If a disposal of any asset subject to a Security created by a Security Document is made in the following circumstances:
(i)	the disposal is allowed by the terms of the Finance Documents and will not result in, or could not reasonably be expected to result in, any Default;
(ii)	all Lenders agree to the disposal;
(iii)	the disposal is being made at the request of the Security Agent in circumstances where any Security created by the Security Documents has become enforceable; or
(iv)	the disposal is being effected by enforcement of a Security Document,

the asset being disposed of (and, in the case of a disposal of shares in a Guarantor which results in it ceasing to be a member of the Group, all of the assets of that Guarantor) will be released from any Security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(c)	Any release under this Clause 24.5 (Release of Security) will not become effective until the date of the relevant disposal or otherwise in accordance with the consent of the Majority Lenders.
(d)	If a disposal is not made, then any release relating to that disposal will have no effect, and the obligations of the Obligors under the Finance Documents will continue in full force and effect.
(e)

If the Security Agent is instructed by the Facility Agent that a release is allowed under this Clause 24.5 (Release of Security), (at the request and expense of the relevant Obligor) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Security Agent to enter into any such document.

24.6	Certificate of Non-Crystallisation

The Security Agent may, at the cost and request of the Company, issue certificates of non-crystallisation.

24.7	Enforcement Through Security Agent Only

The Finance Parties have no independent power to enforce, and no recourse to, any of the Security Documents or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.

24.8	Information for Security Agent

Each Finance Party and each Obligor must supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable it to perform its functions as Security Agent.

25.	Changes to the Lenders
25.1	Assignments and Transfers by the Lenders

Subject to the other provisions of this Clause and Clause 26 (Restriction on Debt Purchase Transactions), a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of Assignment or Transfer
(a)

The consent of the Company is required for an assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) unless (subject to paragraphs (c) and (d) below) the assignment or transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or
(iii)	effected at a time when an Event of Default is continuing.
(b)	The Facility Agent has no obligation to verify that the conditions set out in paragraph (a) above have been satisfied.
(c)

Notwithstanding the above or any other provisions of this Agreement, an Existing Lender must obtain the prior written consent of the Company (to be granted in its absolute discretion) before entering into any assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) with or in favour of any person that is a Trade Competitor at the time of such assignment, transfer, sub-participation or derivative transaction.

For this purpose “Trade Competitor” means a person, or an Affiliate or Related Fund of such person, where such person’s primary business, or a material portion of such person’s business, is substantially the same as the business of the Group or any member of the Group, including the business of passive telecommunication infrastructure.

(d)

Notwithstanding the above or any other provisions of this Agreement, an Existing Lender must obtain the prior written consent of the Company (to be granted in its absolute discretion) before entering into any discussion with any potential New Lender or any potential person with which the Existing Lender may, or may wish to, enter into any assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights), unless such discussion is with:

(i)	another Lender or an Affiliate of a Lender;
(ii)	if the Existing Lender is a fund, a fund which is a Related Fund of the Existing Lender; or
(iii)	effected at a time when an Event of Default is continuing.
(e)

Except in the case of paragraph (c) above, the consent of the Company to an assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) (if required) or to any discussion in respect of any proposed assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) (if required) must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Company is given notice of the request unless consent is expressly refused by the Company within that time.

(f)

Each Existing Lender shall use its reasonable endeavours to provide prior written notice of any proposed assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) to be entered into by such Existing Lender to the Company and the Facility Agent as soon as possible and no later than 10 Business Days prior to the date of such assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights) (provided that, for the avoidance of doubt, any failure to provide such prior written notice will not, in any event, solely as a result of such failure result in that Existing Lender or New Lender being a Defaulting Lender or invalidate that assignment, transfer, sub-participation (which transfers any discretion with regards to the exercise of any voting rights) or derivative transaction (which transfers any discretion with regards to the exercise of any voting rights)).

(g)

Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or of part of its rights and obligations under this Agreement by an Existing Lender must be in a minimum amount of USD 1,000,000 or, if the Commitment of an Existing Lender is less than USD 1,000,000, the whole amount of that Existing Lender’s Commitment.

(h)	An assignment will only be effective on:
(i)

receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Parties equivalent to those it would have been under if it had been an Original Lender; and

(ii)

performance by the Facility Agent of any “know your customer” checks or other similar checks required under any applicable law or regulation in relation to such assignment to a New Lender, the completion of which the Facility Agent must notify to the Existing Lender and the New Lender promptly.

(i)	A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for Transfer) is complied with.
(j)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a Tax Payment or a payment relating to Increased Costs,

then the relevant Obligor is only obliged to make that Tax Payment or payment relating to Increased Costs to the same extent that it would have been obliged to pay if the assignment, transfer or change had not occurred provided that this paragraph shall not apply in relation to Clause 12.2 (Tax gross-up), to a Treaty Lender that has included a confirmation of its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii)(B) of Clause 12.2 (Tax gross-up) if the Obligor making the payment has not made a Company DTTP Filing in respect of that Treaty Lender.

(k)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms that:
(i)

the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or before the date on which the transfer or assignment becomes effective in accordance with this Agreement; and

(ii)	it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Assignment or Transfer Fee

Unless the Facility Agent otherwise agrees, a New Lender must, on or before the date on which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of USD 3,000.

25.4	Limitation of Responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and must continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities (including the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5	Procedure for Transfer
(a)

Subject to the conditions set out in Clause 25.2 (Conditions of Assignment or Transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Facility Agent is only obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied with the results of any

“know your customer” checks or other similar checks required under any applicable law or regulation in relation to the transfer to such New Lender.

(c)	Subject to Clause 25.9 (Pro Rata Interest Settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender will be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents will be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender will assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

each Administrative Party, the New Lender and other Lenders will acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Administrative Party and the Existing Lender will each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender will become a Party as a “Lender”.
(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.
25.6	Procedure for Assignment
(a)

Subject to the conditions set out in Clause 25.2 (Conditions of Assignment or Transfer), an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Facility Agent is only obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied with the results of any “know your customer” checks or other similar checks required under any applicable law or regulation in relation to the assignment to such New Lender.

(c)	Subject to Clause 25.9 (Pro Rata Interest Settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement;

(iii)	the New Lender will become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations;
(iv)

if the assignment relates only to part of the Existing Lender’s participation in the outstanding Loans that part will be separated from the Existing Lender’s participation in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt; and

(v)	the Facility Agent’s execution of the Assignment Agreement as agent for the Company will constitute notice to the Company of the assignment.
(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Assignment Agreement on its behalf.
(e)

Lenders may utilise procedures other than those set out in this Clause 25.6 (Procedure for Assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 25.5 (Procedure for Transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 25.2 (Conditions of Assignment or Transfer).

25.7	Copy of Transfer Certificate or Assignment Agreement to Company

The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

25.8	Security Over Lenders’ Rights

In addition to the other rights provided to Lenders under this Clause, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security will:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

25.9	Pro Rata Interest Settlement
(a)	In respect of any transfer pursuant to Clause 25.5 (Procedure for Transfer) or any assignment pursuant to Clause 25.6 (Procedure for Assignment) the Transfer Date of

which, in each case, is after the date of that notification and is not on the last day of an Interest Period:

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time will continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and will become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.9 (Pro Rata Interest Settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 25.9 (Pro Rata Interest Settlement), references to “Interest Periods” will be construed to include a reference to any other period for accrual of fees.
26.	Restriction on Debt Purchase Transactions
26.1	Prohibition on Debt Purchase Transactions by the Company

The Company shall not enter into any Debt Purchase Transaction, be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

26.2	Disenfranchisement on Debt Purchase Transactions Entered into by Affiliates
(a)	For so long as a Sponsor Affiliate:
(i)	beneficially owns a Commitment; or
(ii)

has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or
(B)	whether:
(1)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or
(2)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Sponsor Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being a Sponsor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)

Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 10 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Sponsor Affiliate that is a Lender agrees that:
(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.
26.3	Sponsor Affiliates’ Notification to Other Lenders of Debt Purchase Transactions

Any Sponsor Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Facility Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Facility Agent shall promptly disclose such information to the Lenders.

27.	Changes to the Obligors
27.1	Assignment and Transfers by Obligors

No Obligors may assign any of its rights or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.2	Additional Guarantors
(a)

Subject to compliance with paragraph (c) below, if a Subsidiary is to become an Additional Guarantor (other than the Guarantors as at the date of this Agreement and the Original Nigeria Guarantors), the Company must notify the Facility Agent (and the Facility Agent must notify the Lenders promptly of its receipt of that notice). That Subsidiary will, subject to paragraph (b) below, become an Additional Guarantor and accede to this Agreement (in the case of any Additional Guarantor that is not incorporated in Nigeria) or the Nigeria Guarantee (in the case of any Additional Guarantor that is incorporated in Nigeria) if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and
(ii)

the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in relation to that Subsidiary becoming an Additional Guarantor, each in form and substance satisfactory to the Relevant Lenders (or the receipt of such documents and evidence has been waived by the Relevant Lenders).

(b)

The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Company that it has received the document referred to in paragraphs (a)(i) above and notifies the Company that the Lenders are satisfied in accordance with paragraph (a)(ii) above. The Facility Agent must give this notification as soon as reasonably practicable.

(c)

If the accession of an Additional Guarantor requires any Finance Party or prospective new Lender to carry out “know your customer” checks or other similar checks under any applicable law or regulation in circumstances where the necessary information is not already available to it, the Company must, promptly on request by any Finance Party, supply, or procure the supply of, any documentation or other evidence reasonably requested by that Finance Party (whether for itself, or on behalf of any other Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of those checks.

27.3	Repetition of Representations

Delivery of an Accession Letter to the Facility Agent constitutes confirmation by the relevant Subsidiary that the Repeating Representations are correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

27.4	Resignation of a Guarantor
(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.
(b)	The Facility Agent must accept a Resignation Letter and notify the Company and the Lenders promptly of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);
(ii)	no amount owing by that Guarantor under any Finance Document is outstanding; and
(iii)	all the Lenders have consented to the Company’s request.
(c)	The Guarantor will cease to be a Guarantor when the Facility Agent gives the notification to the Company referred to in paragraph (b) above.
28.	Role of the Administrative Parties
28.1	The Facility Agent and the Security Agent
(a)	Each Finance Party (other than the Facility Agent and the Security Agent) appoints each Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises each Agent to:
(i)

perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to that Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by that Agent.
(c)	Without prejudice to the generality of paragraph (b) above, each Finance Party:
(i)	confirms its approval of each Security Document; and
(ii)

authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to enter into and enforce the Security Documents as trustee (or agent) or as otherwise provided (and whether or not expressly in the names of the Finance Parties) on its behalf.

28.2	Instructions
(a)	Each Agent:
(i)	must exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:
(A)	all Lenders if a Finance Document stipulates the matter is an all Lender decision;
(B)	the relevant Finance Party or group of Finance Parties if a Finance Document stipulates the matter is a decision for that Finance Party or group of Finance Parties; and
(C)	in all other cases, the Majority Lenders; and
(ii)	will not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with paragraph (i) above.
(b)

Each Agent may request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates that the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and it may refrain from acting unless and until it receives any instructions or clarification that it has requested.

(c)

Except in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to an Agent by the Majority Lenders will override any conflicting instructions given by any other Party or Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above does not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the relevant Agent to act in a specified manner or to take a specified action;

(iii)

in respect of any provision which protects the relevant Agent’s own position in its personal capacity as opposed to its role of Agent including, without limitation, Clause 24.2 (No Responsibility to Perfect Security) to Clause 24.6 (Certificate of Non-Crystallisation), Clause 28.5 (No Fiduciary Duties) to Clause 28.10 (Exclusion of Liability), Clause 28.13 (Confidentiality) to Clause 28.20 (Custodians and Nominees) and Clause 28.23 (Winding Up of Security Arrangements) to Clause 28.25 (Disapplication of Trustee Acts); or

(iv)	in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:
(A)	Clause 29.1 (Order of Application);
(B)	Clause 29.2 (Prospective Liabilities); and
(C)	Clause 29.5 (Permitted Deductions).
(e)

If giving effect to instructions given by the Majority Lenders would (in the relevant Agent’s opinion) have an effect equivalent to an amendment or waiver referred to in Clause 38 (Amendments and Waivers), the relevant Agent will not act in accordance with those instructions unless it obtains consent to do so from each Party whose consent would have been required in respect of that amendment or waiver.

(f)	In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:
(i)	it has not received any instructions as to the exercise of that discretion; or
(ii)	the exercise of that discretion is subject to paragraph (d)(iv) above,

the Security Agent must do so having regard to the interests of all the Secured Parties.

(g)

An Agent may refrain from acting in accordance with the instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security and/or prefunding that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(h)

Without prejudice to the remainder of this Clause 28.2 (Instructions), in the absence of instructions an Agent may act (or refrain from taking any action) as it considers to be in the best interests of all the Finance Parties (in the case of the Facility Agent) and as it considers to be appropriate (in the case of the Security Agent).

(i)

No Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document unless the proceedings relate to:

(i)	the perfection, preservation or protection of rights under the Security Documents; or
(ii)	the enforcement of any Security Document.
(j)

The Security Agent shall be entitled to rely on any instruction delivered to it by the Facility Agent on behalf of the Majority Lenders or any other group of Finance Parties entitled to or required to instruct it in accordance with this Agreement and shall be entitled to assume that any instruction so delivered has been appropriately authorised.

28.3	Duties of the Agents
(a)	The duties, obligations and responsibilities of each Agent under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, each Agent must promptly forward to a Party the original or a copy of any document which is delivered to that Agent for that Party by any other Party.
(c)	Without prejudice to Clause 25.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (b) above does not apply to any Transfer Certificate or Assignment Agreement.
(d)	Except where a Finance Document specifically provides otherwise, no Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)

If an Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it must promptly notify the other Finance Parties.

(f)

If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than an Administrative Party) under this Agreement, it must promptly notify the other Finance Parties.

(g)

The Facility Agent must keep a record of all Parties and supply the Company with a copy of the record on request (provided that the Company shall not request a copy of the record more frequently than once per calendar quarter). The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

(h)	Each Agent has only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is a party (and no others will be implied).
28.4	Role of the Arranger

Except where a Finance Document specifically provides otherwise the Arranger shall not have any obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No Fiduciary Duties
(a)	Nothing in any Finance Document makes:
(i)	an Administrative Party (other than the Security Agent) a trustee or fiduciary of any other person; or
(ii)	the Security Agent an agent, trustee or fiduciary of any Obligor.
(b)

No Administrative Party will be bound to account to any other Finance Party or (in the case of the Security Agent) any Secured Party for any sum or the profit element of any sum received by it for its own account.

28.6	Business with the Group
(a)	Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or its related entities.

(b)

If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(c)	Each Administrative Party may carry on any business with any member of the Group or its related entities (including acting as an agent or a trustee in connection with any other financing).
28.7	Rights and Discretions
(a)	Each Agent may:
(i)

rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions Entered into by Affiliates)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:
(A)	any instructions it receives from the Majority Lenders, any Finance Party or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	without prejudice to the generality of paragraph (ii) above, rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that the person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A)above, may assume the truth and accuracy of that certificate.

(b)	Each Agent may assume (unless it has received notice to the contrary in its capacity as Agent) that:
(i)	no Default has occurred (unless, in the case of the Facility Agent, it has actual knowledge of a Default arising under Clause 23.2 (Non-Payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised;
(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and
(iv)	no Notifiable Debt Purchase Transaction:
(A)	has been entered into;
(B)	has been terminated; or
(C)	has ceased to be with a Sponsor Affiliate.

(c)

Each Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts selected by it (including those representing a Party other than that Agent).

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, each Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to that Agent (and so separate from any lawyers instructed by the Lenders) if that Agent, in its reasonable opinion, deems this to be necessary.

(e)

Each Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by that Agent or by any other Party and whether or not containing a limit on liability by reference to monetary cap or otherwise) and will not be liable for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of that Agent so relying.

(f)	Each Administrative Party may act in relation to the Finance Documents through its officers, employees and agents and no Administrative Party shall be:
(i)	liable for any error of judgment made by any person; or
(ii)	bound to supervise, or in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by that Administrative Party’s gross negligence or wilful misconduct.

(g)	Except where a Finance Document specifically provides otherwise, each Agent may disclose to any other Party any information it reasonably believes it has received as Agent under the Finance Documents.
(h)	Notwithstanding any other provision of any Finance Document to the contrary:
(i)

no Administrative Party is obliged to do or omit to do anything (including disclosing any information) if it would, or might in its opinion, constitute or might constitute a breach of any law of any state or jurisdiction (including, but not limited to, to the US or any jurisdiction forming part of it, or England & Wales) or any directive or regulation of any agency of any state or jurisdiction or a breach of a fiduciary duty or duty of confidentiality or otherwise be actionable by any person; and

(ii)	an Administrative Party may do anything which, in its opinion, is necessary or desirable to comply with any such law, directive or regulation.
(i)

Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of those funds or adequate indemnity against, or security for, that risk or liability is not reasonably assured to it.

28.8	Responsibility for Documentation
(a)	No Administrative Party is responsible or liable for:
(i)

the adequacy, accuracy or completeness of any statement or information (whether oral or written) made, given or supplied by any person in or in connection with any Finance Document or the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(ii)

the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document (including, without limitation, obtaining any license, consent or other authority in connection therewith); or

(iii)

any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

(b)	Except as provided above, no Agent has any duty:
(i)

either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.
28.9	No Duty to Monitor

No Agent is obliged to monitor or enquire as to:

(a)	whether a Default has occurred;
(b)	the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
28.10	Exclusion of Liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of any Administrative Party or any Receiver or Delegate), no Administrative Party, Receiver or Delegate will be liable (whether in contract, tort or otherwise) for:

(i)

any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of the Administrative Party, Receiver or Delegate taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence, wilful misconduct or fraud;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into or made under or in connection with, made or executed in anticipation of, any Finance Document, other than by reason of its gross negligence, wilful misconduct or fraud;

(iii)	any shortfall which arises on the enforcement of the Security Documents; or

(iv)

without prejudice to the generality of paragraphs (i), (ii) and (iii) above, any cost, loss or liability whatsoever any person incurs or any diminution in value (whether caused by the Administrative Party’s, Receiver’s or Delegate’s negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on fraud of the Administrative Party, Receiver or Delegate) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) any such cost, loss, liability or diminution in value arising as a result of:

(1)	nationalisation, expropriation or other governmental action;
(2)	any regulation, currency restriction, devaluation or fluctuation;
(3)	market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event);
(4)	breakdown, failure or malfunction of any third party transport, telecommunications, computer services or other systems;
(5)	any natural disaster or act of God;
(6)	war, terrorism, insurrection or revolution; or
(7)	any strike or industrial action.
(b)

No Party (other than the relevant Administrative Party, Receiver or Delegate) may take any proceedings against any officer, employee or agent of an Administrative Party, a Receiver or a Delegate in respect of any claim it might have against that Administrative Party, Receiver or Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

(c)

Any Receiver or Delegate or any officer, employee or agent of an Administrative Party, a Receiver or a Delegate may enforce and enjoy the benefit of any Clause which expressly confers rights on it, subject to paragraph (b) of Clause 1.3 (Third Party Rights) and the provisions of the Third Parties Act.

(d)

No Agent, Receiver or Delegate will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by that Agent, Receiver or Delegate if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(e)

(i)	Nothing in this Agreement obliges any Administrative Party to:
(A)	perform any “know your customer” checks or other similar checks in relation to the identity of any person; or
(B)	check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,

on behalf of any Finance Party.

(ii)

Each Finance Party confirms to each Administrative Party that it is solely responsible for any “know your customer” checks or other similar checks it is required to carry out and that it may not rely on any statement in relation to those checks made by any Administrative Party.

(f)

Without prejudice to any other provision of any Finance Document excluding or limiting the liability of any Administrative Party, Receiver or Delegate, any liability of an Administrative Party, a Receiver or a Delegate arising under or in connection with any Finance Document is limited to the amount of actual loss suffered (as determined by reference to the date of that Administrative Party’s, Receiver’s or Delegate’s default or, if later, the date on which the loss arises as a result of the default) but without reference to any special conditions or circumstances known to that Administrative Party, Receiver or Delegate at any time which increase the amount of that loss. In no event will an Administrative Party, a Receiver or a Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not that Administrative Party, Receiver or Delegate was advised of the possibility of such loss or damages.

28.11	Lenders’ Indemnity to the Agents

Without limiting the liability of any Obligor under the Finance Documents, each Lender must (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately before their reduction to zero) indemnify each Agent, Receiver and Delegate against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by that Agent, Receiver or Delegate (other than by reason of that Agent’s, Receiver’s or Delegate’s gross negligence, wilful misconduct or fraud) (or, in the case of any cost, loss or liability pursuant to Clause 32.10 (Disruption to Payment Systems), notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Facility Agent) in acting as Agent, Receiver or Delegate under the Finance Documents (unless that Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

28.12	Appointment and Resignation of an Agent
(a)

A Security Agent may be appointed with the consent of the Company and the Majority Lenders by the approved person entering into such relevant documentation to confirm (in form and substance satisfactory to the Company and the Majority Lenders) that it is bound by the terms of this Agreement as if it were the Security Agent as at the date of this Agreement. Any person so appointed will have the rights, powers, authorities and discretions (not exceeding those contemplated to be given to a security agent under or in connection with the Finance Documents contemplated in, and as at the date of, this Agreement) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(b)	An Agent may resign and appoint one of its Affiliates (acting through an office in Europe) as its successor by giving notice to the other Finance Parties and the Company.
(c)

Alternatively, an Agent may, without giving reasons and without being responsible for the cost thereof, resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the other Finance Parties and the Company) may appoint a successor Agent.

(d)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (c) above within 20 days after notice of resignation was given, the retiring

Agent (after consultation with the other Finance Parties and the Company) may appoint a successor Agent (acting through an office in Europe).

(e)

If an Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and that Agent is entitled to appoint a successor Agent under paragraph (d) above, that Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement or any other Finance Document as Agent) agree with the proposed successor Agent amendments to this Clause and any other term of this Agreement or any other Finance Document dealing with the rights or obligations of that Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the facility or security agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(f)	The retiring Agent must:
(i)

at its own cost, make available to the successor Agent any documents and records and provide any assistance the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents; and

(ii)

enter into and deliver to the successor Agent those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent.

(g)	The Facility Agent’s resignation will only take effect on the appointment of a successor.
(h)	The Security Agent’s resignation will only take effect on:
(i)	the appointment of a successor; and
(ii)	the transfer to that successor of the Security granted to the Security Agent,

so long as no other Finance Party has notified the Facility Agent that it is not satisfied with the creditworthiness of the proposed successor Security Agent within seven days of the Security Agent’s notification under paragraph (a) above.

(i)	When its resignation takes effect:
(i)

the retiring Agent will be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (f) above and, in the case of the Security Agent, under Clause 28.23 (Winding Up of Security Arrangements)) but will remain entitled to the benefit of Clause 14.3 (Indemnity to the Facility Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 24.2 (No Responsibility to Perfect Security), Clause 24.3 (Insurance by Security Agent), Clause 24.4 (Acceptance of Title) and this Clause 28;

(ii)

the Company must immediately pay to the retiring Agent any facility or security agency fees that have accrued for the account of the retiring Agent and no further agency fees will accrue for the account of the retiring Agent; and

(iii)	any successor and each of the other Parties will have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(j)

After consultation with the Company, the Majority Lenders may, by giving notice to an Agent, require it to resign under paragraph (c) above. In this event, that Agent must resign in accordance with paragraph (c) above.

(k)

The Company or, after consultation with the Company, the Majority Lenders may, by giving notice to the Facility Agent and the other Parties, replace the Facility Agent with effect on and from the date specified in the notice by appointing a successor Facility Agent (acting through an office in the UK) if either:

(i)

the Facility Agent fails to respond to a request under Clause 12.7(a) (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Facility Agent pursuant to Clause 12.7(a) (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and, in each case, the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

28.13	Confidentiality
(a)

In acting as agent or trustee for the Finance Parties, an Agent will be regarded as acting through its agency division which will be treated as a separate entity from any other of its divisions or departments.

(b)

If information is (in the opinion of an Agent) received by another division or department of that Agent, it may be treated as confidential to that division or department and that Agent will not be deemed to have notice of it.

(c)

No Agent is obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

28.14	Relationship with the Lenders
(a)

Subject to Clause 25.9 (Pro Rata Interest Settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act on any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)

(i)

Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.

(ii)	Any such notice:
(A)

must contain the address and (where communication by electronic mail or other electronic means is permitted under this Agreement) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made); and

(B)	will be treated as a notification of a substitute address, electronic mail address (or such other information), and department or officer, by that Lender for the purposes of the Finance Documents.
(d)	The Facility Agent is entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
28.15	Credit Appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Parties that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including without limitation:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)

the adequacy, accuracy or completeness of any information provided by an Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)

the right or title of any person in or to, or the value or sufficiency of any part of, the Security Assets, the priority of any Security created under the Security Documents or the existence of any other Security affecting the Security Assets.

28.16	Deduction From Amounts Payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party will be regarded as having received the amount so deducted.

28.17	Amounts paid in error
(a)

If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

(b)	Neither:
(i)	the obligations of any Party to the Facility Agent; nor
(ii)	the remedies of the Facility Agent,

(whether arising under this Clause 28.17 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).

(c)

All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 28.17 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)	In this Agreement, “Erroneous Payment” means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.
28.18	Notice Period

Unless expressly provided to the contrary, where this Agreement specifies a minimum period of notice to be given to an Agent, that Agent may, at its discretion, accept a shorter notice period.

28.19	Conflict with Security Documents

If there is any conflict between this Agreement and any Security Document with regard to instructions to, or other matters affecting, the Security Agent, this Agreement will prevail.

28.20	Custodians and Nominees

The Security Agent may appoint and pay any person to act as a custodian, agent or nominee on any terms (including for the receipt of moneys) in relation to any document or asset it holds on the terms of this Agreement as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any other document and the Security Agent will not be bound to supervise or be in any way responsible or liable for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of the misconduct, omission or default of any such custodian or nominee.

28.21	Delegation by the Security Agent
(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any rights, powers, authorities or discretions vested in it in its capacity as such.

(b)

That delegation may be made on any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, Receiver or Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)

No Security Agent, Receiver or Delegate will be bound to supervise, or be in any way responsible or liable for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of any misconduct, omission or default of any such delegate.

28.22	Additional Security Agents
(a)	The Security Agent may appoint any person to act as a separate security agent or a co-security agent jointly with it:
(i)	if it considers that appointment to be in the interests of the Secured Parties;
(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or
(iii)	for the purpose of enforcing any Finance Document, or obtaining or enforcing any judgment in any jurisdiction.
(b)	The Security Agent must notify the Company and the Finance Parties before making any appointment.
(c)

Any appointment will only be effective if the person appointed confirms to the Security Agent and the Company in form and substance satisfactory to the Security Agent that it is bound by the terms of this Agreement as if it were the Security Agent.

(d)

Any person appointed will have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(e)	The Security Agent may remove any person appointed and may appoint a new separate security agent or co-security agent in its place.
(f)

The remuneration that the Security Agent may pay to any person appointed, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment will, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

28.23	Winding Up of Security Arrangements

If the Security Agent, with the approval of the Facility Agent, determines that:

(a)	all obligations and liabilities secured by the Security Documents have been fully and finally discharged; and
(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement will be wound up and the Security Agent will release, without recourse or warranty, all of the Security created under the Security Documents and the rights of the Security Agent under each of the Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 28.12 (Appointment and Resignation of an Agent) will release, without recourse or warranty, all of its rights under each Security Document.
28.24	Powers Supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents are supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any rights, powers, authorities and discretions which may be vested in the Security Agent by law or otherwise.

28.25	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 does not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of the Finance Documents, the provisions of the Finance Documents will, to the extent permitted by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of the Finance Documents constitute a restriction or exclusion for the purposes of that Act.

28.26	Security Agent – Miscellaneous
(a)

Without prejudice to the generality of any other provision of this Agreement or any other Security Document, the entry into possession of the Security Assets shall not render the Security Agent or any Receiver liable to account as mortgagee in possession thereunder (or its equivalent in any other applicable jurisdiction) or take any action which would expose it to any liability in respect of any Environmental Claims in respect of which it has not been indemnified and/or secured and/or pre- funded to its satisfaction or to be liable for any loss on realisation or for any default or omission on realisation or for any default or omission for which a mortgagee in possession might be liable unless such loss, default or omission is caused by its own gross negligence or wilful default.

(b)

The Security Agent, a Receiver or any Delegate shall not be bound to take any steps to ascertain whether any event, condition or act, the happening of which would cause a right or remedy to become exercisable by the Security Agent, a Receiver or any Delegate under the Finance Documents has happened or to monitor or supervise the observance and performance by the Obligors, any agent or any of the other parties thereto of their respective obligations thereunder and, until it shall have actual knowledge or express notice to the contrary, the Security Agent, a Receiver or any Delegate shall be entitled to assume that no such event, condition or act has happened and that the Obligors, the agents and the other parties thereto are observing and performing all their respective obligations thereunder.

(c)

The Security Agent shall have no responsibility whatsoever to the Facility Agent or any Secured Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Security Assets, the income therefrom or the proceeds thereof and it shall have no obligation to make any payment, deduction or withholding in respect of tax as a result of holding or enforcing any Security.

29.	Application of Proceeds
29.1	Order of Application

Subject to Clause 29.2 (Prospective Liabilities), all amounts from time to time received or recovered by the Security Agent or any Receiver or Delegate pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of any security created by the Security Documents (for the purposes of this Clause, the “Recoveries”) will be held by the Security Agent in accordance with Clause 24.1 (Security Agent as Holder of Security) to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause), in the following order:

(a)	in or towards payment of any sums owing to the Security Agent, any Receiver or any Delegate;
(b)

in or towards payment of all costs and expenses incurred by any Secured Party (other than to the extent recovered under paragraph (a) above) in connection with any realisation or enforcement of the Security Documents in accordance with the terms of the Finance Documents; and

(c)	in payment to the Facility Agent for application in accordance with this Agreement.
29.2	Prospective Liabilities

After enforcement of any security created by the Security Documents, the Security Agent may, in its discretion, hold any amount of the Recoveries in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with any financial institution (including itself or any other Finance Party) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) for later application under Clause 29.1 (Order of Application) in respect of:

(a)	any sum payable to the Security Agent, any Receiver or any Delegate; and
(b)	any part of the obligations and liabilities secured by the Security Documents,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

29.3	Investment of Proceeds

Except as otherwise provided in any Security Document, the Security Agent may:

(a)

invest any Recoveries in the name of, or under the control of, the Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(b)

place any Recoveries on deposit in the name of, or under the control of, the Security Agent at any bank or institution (including itself or any other Finance Party) and on such terms as the Security Agent may agree and if it places it on deposit with itself, it shall only be liable for standard amount of interest that would have been payable by it to an independent customer on a deposit of similar tenor and amount.

29.4	Currency Conversion
(a)

For the purpose of, or pending the discharge of, any of the obligations and liabilities secured by the Security Documents, the Security Agent may convert any moneys it receives or recovers from one currency to another, at a market rate of exchange.

(b)	The obligations of any Obligor to pay in the due currency may only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
29.5	Permitted Deductions

The Security Agent may, in its discretion:

(a)

set aside by way of reserve amounts required to meet, and make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)

pay all Taxes which may be assessed against it in respect of any of the assets subject to a Security under the Security Documents, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent, under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

29.6	Good Discharge
(a)

Any payment to be made in respect of the obligations and liabilities secured by the Security Documents by the Security Agent may be made to the Facility Agent on behalf of the Finance Parties and any payment made in that way will be a good discharge, to the extent of that payment, by the Security Agent.

(b)

The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

30.	Conduct of Business by the Finance Parties

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.
31.	Sharing among the Finance Parties
31.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) and applies that amount to a payment due under a Finance Document then:

(a)	the Recovering Finance Party must, within three Business Days, notify details of the receipt or recovery to the Facility Agent;
(b)

the Facility Agent must determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have received had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with

Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party must pay to the Facility Agent an amount (the “Sharing Payment”) equal to that receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 32.5 (Partial Payments).

31.2	Redistribution of Payments

The Facility Agent must treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 32.5 (Partial Payments) towards the obligations of that Obligor to the Sharing Finance Parties.

31.3	Recovering Finance Party’s Rights
(a)

On a distribution by the Facility Agent under Clause 31.2 (Redistribution of Payments) the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor will owe the Recovering Finance Party a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of Redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party must, on request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”);

(b)

at the time of the request by the Facility Agent under paragraph (a) above, the Sharing Finance Party will be subrogated to the rights of the Recovering Finance Party in respect of the relevant Redistributed Amount; and

(c)

if and to the extent that the Sharing Finance Party is not able to rely on its rights under paragraph (b) above as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

31.5	Exceptions
(a)	This Clause will not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

32.	Payment Mechanics
32.1	Payments to the Facility Agent
(a)

On each date on which a Party is required to make a payment to the Facility Agent under a Finance Document, that Party must make the payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Unless a Finance Document specifies that payments under it are to be made in another manner, each payment must be made to such account in New York and with such bank as the Facility Agent specifies.
32.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided in this Clause, be paid by the Facility Agent to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office) as soon as reasonably practicable after receipt, to such account in New York and with such bank as that Party may notify to the Facility Agent by not less than five Business Days’ notice.

32.3	Distributions to an Obligor

The Facility Agent may (with the consent of an Obligor or in accordance with Clause 33 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (as soon as reasonably practicable after receipt) of any amount due from that Obligor under the Finance Documents. For this purpose the Facility Agent may apply the received sum in or towards the purchase of any amount of any currency to be paid.

32.4	Clawback and Pre-Funding
(a)

Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Facility Agent or its Affiliate or Representative on its behalf or direction (the Facility Agent and its applicable Affiliate or Representative, a “Facility Agent Entity”) pays an amount to another Party (unless paragraph (c) below applies) or, at the direction of such Party, that Party’s Affiliate, Related Fund or Representative (such Party and its applicable Affiliate, Related Fund or Representative, an “Other Party Entity”) and it proves to be the case (in the sole determination of the Facility Agent) that (i) neither the Facility Agent nor the applicable Facility Agent Entity actually received that amount or (ii) such amount was otherwise paid in error (whether such error was known or ought to have been known to such other Party or applicable Other Party Entity), then the Party to whom that amount (or the proceeds of any related exchange contract) was paid (or on whose direction its applicable Other Party Entity was paid) by the applicable Facility Agent Entity shall hold such amount on trust or, to the extent not possible as a matter of law, for the account (or will procure that its applicable Other Party Entity holds on trust or for the account) of the Facility Agent Entity and on demand (or will procure that its applicable Other Party Entity shall) refund the same to the Facility Agent Entity together with interest on that amount from the date of payment to the date of receipt by the Facility Agent Entity, calculated by the Facility Agent to reflect its cost of funds.

(c)

If the Facility Agent is willing to make available amounts for the account of the Company before receiving funds from the Lenders, then if and to the extent that the Facility Agent does so but it proves (in the sole determination of the Facility Agent) to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Company:

(i)

the Facility Agent must notify the Company promptly of that Lender’s identity and the Company must hold such amount on trust or, to the extent not possible as a matter of law, for the account, of the Facility Agent and on demand refund it to the Facility Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Company must on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

32.5	Partial Payments
(a)

If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent must apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Administrative Parties, any Receiver or any Delegate under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fees or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal sum due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
32.6	No Set-Off by Obligors

All payments to be made by an Obligor under the Finance Documents will be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day will be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
32.8	Currency of Account
(a)	Unless a Finance Document specifies otherwise, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	Each payment in respect of costs, expenses or Taxes must be made in the currency in which the costs, expenses or Taxes are incurred.
(c)	Any amount expressed to be payable in a currency other than USD will be paid in that other currency.
32.9	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country will be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another will be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise reflect the change in currency.

32.10	Disruption to Payment Systems
(a)	If the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:
(i)

the Facility Agent may, and must if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Facility Agent may decide are necessary in the circumstances;

(ii)

the Facility Agent is not obliged to consult with the Company in relation to any changes if, in its opinion, it is not practicable to do so in the circumstances and, in any event, is not obliged to agree to any changes; and

(iii)	the Facility Agent may consult with the Finance Parties in relation to any changes but is not obliged to do so if, in its opinion, it is not practicable to do so in the circumstances.
(b)	Any agreement between the Facility Agent and the Company will (whether or not it is finally determined that a Disruption Event has occurred) be binding on the Parties as an amendment to (or, as the case may be, a waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers).

(c)

Notwithstanding any other provision of this Agreement, the Facility Agent will not be liable (whether in contract, tort or otherwise and whether caused by the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Facility Agent) for any cost, loss or liability whatsoever any person incurs or any diminution in value arising as a result of the Facility Agent taking or not taking any action under or in connection with this Clause 32.10 (Disruption to Payment Systems).

(d)	The Facility Agent must notify the Finance Parties promptly of all changes agreed pursuant to paragraph (b) above.
32.11	Timing of Payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the person to whom the payment is to be made (or, if that person is a Finance Party, the Facility Agent).

33.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34.	Notices
34.1	Communications in Writing

Any communication to be made under or in connection with the Finance Documents must be made in writing and, unless otherwise stated, may be made by email or letter.

34.2	Addresses
(a)

Except as provided below, the contact details of each Party for any communication to be made or delivered under or in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:
Address:	1 Cathedral Piazza 123 Victoria Street London SW1E 5BP United Kingdom
Email:	Patrick.fegaly@ihstowers.com talin.shah@ihstowers.com yoni.conway@ihstowers.com grouptreasury.debt@ihstowers.com grouplegal@ihstowers.com
Attention:	Patrick Fegaly, Talin Shah, Yoni Conway

(c)	The contact details of the Facility Agent for this purpose are:
Address:	Floor 5, 1 Basinghall Avenue, London EC2V 5DD, United Kingdom
Email:	Tony.Pinches@sc.com / RaviKumar.Eswar@sc.com
Attention:	Tony Pinches / Ravi Kumar Eswar
(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.
34.3	Delivery
(a)	Except as provided below, any communication made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of email, when received in legible form; or
(ii)	if by way of registered mail or courier, when it has been delivered at the relevant address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication to be made or delivered to an Agent will be effective only when actually received by that Agent, in accordance with paragraph (a) above.
(c)	All communications from or to an Obligor must be sent through the Facility Agent.
(d)	All communications from or to an Obligor (other than the Company) must be sent through the Company.
(e)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:
(i)	to give and receive all communications under or in connection with the Finance Documents;
(ii)	to exercise any rights or discretions on its behalf under the Finance Documents;
(iii)	to supply all information concerning itself to any Finance Party; and
(iv)	to sign all documents on its behalf under or in connection with the Finance Documents.
(f)	Any communication made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
(g)	Each Finance Party may assume that any communication made by the Company (or by the Company on behalf of an Obligor) is made with the consent of each other Obligor.
(h)

Any communication which would otherwise become effective on a non-working day or after 5 pm (London time) in the place of receipt will be deemed only to become effective on the next working day in that place.

34.4	Notification of Address and E-mail Address

Promptly on the change of a Party’s (a “Relevant Party”) contact details, the Relevant Party must notify:

(a)	the Company;

(b)	the Facility Agent; and
(c)	(if the Relevant Party is the Company or an Agent) each Party other than the Relevant Party.
34.5	Electronic Communication
(a)

Any communication to be made between any of the Parties under or in connection with the Finance Documents may be made by electronic means (including, without limitation, by way of posting to a secure website), if the relevant Parties:

(i)	notify each other in writing of any information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to any other such information supplied by them.
(b)

Any electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two parties agree that, unless and until notified to the contrary, this is an accepted form of communication.

(c)	For the purposes of the Finance Documents, an electronic communication will be treated as being in writing.
(d)

Any electronic communication as specified in paragraph (a) above made between the Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to an Agent only if it is addressed in such a manner as that Agent may specify for this purpose.

(e)

Any electronic communication which would otherwise become effective on a non-working day or after business hours in the place in which the Party to whom the relevant communication is sent or made available has its address for the purposes of this Agreement will be deemed only to become effective on the next working day in that place.

(f)

Any reference in a Finance Document to a communication being sent or received will be construed to include that communication being made available in accordance with this Clause 34.5 (Electronic Communication).

34.6	English Language
(a)	Any communication made under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	Calculations and Certificates
35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day Count Convention and Interest Calculation
(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:
(i)	on the basis of the actual number of days elapsed and a year of 360 days (or, in any case where the practice in the Relevant Market differs, in accordance with that market practice); and
(ii)	subject to paragraph (b) below, without rounding.
(b)	The aggregate amount of any accrued interest, commission or fee which is or becomes payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.
36.	Partial Invalidity

If, at any time, any term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of any Finance Document; or
(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of any Finance Document.
37.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

38.	Amendments and Waivers
38.1	Required Consents
(a)

Except as provided in this Clause 38, any term of or any right or remedy under a Finance Document may be amended or waived only with the consent of the Company and the Majority Lenders and any such amendment or waiver will be binding on all the Parties.

(b)

The Facility Agent or, where applicable, the Security Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause. The relevant Agent must notify the other Parties promptly of any amendment or waiver effected by it under this paragraph.

(c)	Each Obligor agrees to any amendment or waiver permitted by this Clause which is agreed to by the Company.
38.2	All Lender Matters

Subject to Clause 38.4 (Changes to Reference Rates), an amendment or waiver of any term of or any right or remedy under a Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders”;
(b)

an extension of the date of payment of any scheduled amount to or for the account of a Lender under the Finance Documents, except as agreed by an individual Lender in respect of its Commitment or participation in any Loan;

(c)	a release of any Security created pursuant to a Security Document other than in accordance with the terms of the Finance Documents;
(d)	a redenomination of a Commitment into another currency;
(e)

a reduction in the Margin or a reduction in the amount or change in currency of any payment of principal, interest, fee or other amount payable to or for the account of a Lender under the Finance Documents, except as agreed by an individual Lender in respect of its Commitment or participation in any Loan;

(f)

an increase in any Commitment or the Total Commitments or an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(g)	changes to the Obligors otherwise than as permitted under this Agreement;
(h)	the definition of Anti-Corruption Laws, Clause 18.21 (Anti-Bribery and Corruption Laws) or Clause 22.5 (Anti-Bribery and Corruption and Anti-Money Laundering);
(i)	the definition of Restricted Party, Sanctioned Country, Sanctions or Sanctions List, Clause 7.4 (Mandatory Prepayment – Sanctions Etc.), Clause 18.20 (Sanctions) or Clause 22.4 (Sanctions);
(j)	(other than as expressly permitted by the provisions of any Finance Document):
(i)	the nature or scope of the guarantee and indemnity granted under Clause 16 (Guarantee and Indemnity) and under the Nigeria Guarantee;
(ii)	the manner in which the proceeds of enforcement of any Security created pursuant to the Security Documents are distributed; and
(iii)	the release of any guarantee and indemnity granted under Clause 16 (Guarantee and Indemnity) and under the Nigeria Guarantee;
(k)	any provision of a Finance Document which expressly requires the consent of all the Lenders; or
(l)	Clause 7.1 (Mandatory Prepayment – Illegality), the definition of Permitted Transferee set out in Clause 7.2 (Mandatory Prepayment – Change of Control), Clause 25

(Changes to the Lenders), Clause 31 (Sharing Among the Finance Parties), Clause 42 (Governing Law), Clause 43.2 (Jurisdiction of English Courts) or this Clause,

shall not be made without the prior consent of all the Lenders.

38.3	Other Exceptions
(a)	The Security Documents may be amended, varied, waived or modified with the agreement of the relevant security provider and the Security Agent.
(b)

An amendment or waiver which relates to the rights or obligations of the Facility Agent, the Arranger or the Security Agent (each in their capacity as such) may not be effected without the consent of the Facility Agent, the Arranger or the Security Agent (as applicable).

(c)	Notwithstanding Clause 38.2 (All Lender Matters), a Fee Letter may be amended or waived with the agreement of each Administrative Party that is a party to that Fee Letter and the Company.
(d)

The Facility Agent may agree with the Company at any time any amendment to or modification of a name or other details of an Original Lender as set out in Part 1 of Schedule 1 (The Parties) which is technical in nature or which is necessary to correct a manifest error.

38.4	Changes to Reference Rates
(a)	Subject to Clause 38.3 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Reference Rate in place of that Published Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;
(B)

enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Obligors.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within 10 Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(c)	In this Clause 38.4:

“Published Rate” means:

(a)	SOFR;
(b)	the Term SOFR for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)

the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or
(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or
(c)

the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or
(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than one Month; or
(d)	in the opinion of the Majority Lenders and the Obligors, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:
(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate ); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or
(c)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to a Published Rate.
38.5	Disenfranchisement of Defaulting Lenders
(a)

In ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Commitments and participations will be zero.

(b)	For the purposes of this Clause 38.4(a), the Facility Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

(c)	For the avoidance of doubt, the Facility Agent shall not be obliged to fund any Loan or pay any sums in place of any Defaulting Lender:
38.6	Replacement of a Defaulting Lender
(a)

The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and to the extent permitted by law, such Lender shall) transfer pursuant to Clause 25 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution or other entity (a “Replacement Lender”) selected by the Company, which (unless the replacement Lender is already a Lender or the Facility Agent is an Impaired Agent) has satisfied all the Facility Agent’s “know your client” and other similar checks, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.6 shall be subject to the following conditions:
(i)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;
(ii)	the transfer must take place no later than 60 days after the notice referred to in paragraph (a) above;
(iii)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to transfer its rights and obligations pursuant to this paragraph (b) once it has complied with (acting reasonably) all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

38.7	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Facility Agent agree to a longer time period in relation to any request) of that request being made:

(a)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

39.	Confidential Information
39.1	Confidentiality
(a)

Each Finance Party must keep all Confidential Information confidential and not disclose it to any person, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information) and Clause 39.3 (Disclosure to Numbering Service Providers).

(b)	Each Finance Party must ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
39.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, insurers, insurance brokers, auditors, partners, service providers, Representatives and professional advisers of such Representatives such Confidential Information as that Finance Party considers appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	subject to Clause 25.2 (Conditions of Assignment or Transfer), as applicable, to any person:
(i)

to (or through) whom it assigns, transfers or novates (or may potentially assign, transfer or novate) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as an Administrative Party and, in each case, to any of that person’s Affiliates, Related Funds, Representatives, professional advisers and agents;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives, professional advisers and agents;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 28.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;
(v)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange, listing authority or similar body, or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.8 (Security Over Lenders’ Rights);
(viii)	who is a Party or a member of the Group;
(ix)	who is a direct or indirect provider of credit protection to any Lender; or
(x)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party considers appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there is no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no requirement to inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Disclosure to Numbering Service Providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Company the following information:

(i)	the names of the Obligors;
(ii)	the country of domicile of the Obligors;
(iii)	the place of incorporation of the Obligors;
(iv)	the date of this Agreement;
(v)	the governing law of this Agreement;
(vi)	the names of the Facility Agent and the Arranger;
(vii)	the amount and name of the Facility (and any tranches);
(viii)	the amount of the Total Commitments;
(ix)	the currency of the Facility;
(x)	the type of the Facility;
(xi)	the ranking of the Facility;
(xii)	the Termination Date for the Facility;
(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is unpublished price-sensitive information.
39.4	Entire Agreement

This Clause:

(a)	constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information; and
(b)	supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.5	Inside Information

Each Finance Party acknowledges that some or all of the Confidential Information is or may be price- sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.6	Notification of Disclosure

Each Finance Party agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	on becoming aware that Confidential Information has been disclosed in breach of this Clause.
39.7	Continuing Obligations

The obligations in this Clause are continuing and, in particular, will survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
40.	Confidentiality of Funding Rates
40.1	Confidentiality and Disclosure
(a)	The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to any person, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Facility Agent may disclose:
(i)	any Funding Rate to each Obligor pursuant to Clause 8.4 (Notification of Rates of Interest); and
(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

(c)	The Facility Agent may disclose any Funding Rate, and the Company may disclose any Funding Rate, to:
(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there is no requirement to so inform the recipient if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there is no requirement to so inform the recipient if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there is no requirement to so inform the recipient if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender, as the case may be.
40.2	Related Obligations
(a)

The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 40.1 (Confidentiality and Disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	on becoming aware that any information has been disclosed in breach of this Clause.
40.3	No Event of Default

No Event of Default will occur under Clause 23.4 (Other Obligations) by reason only of an Obligor’s failure to comply with this Clause.

41.	Counterparts

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

42.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

43.	Enforcement
43.1	Arbitration
(a)

Subject to paragraph (d) below, any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non- contractual obligation arising out of in connection with this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (LCIA) (the “Rules”).

(b)	In respect of the formation of arbitral tribunal, seat and language of arbitration:
(i)

the arbitral tribunal shall consist of three arbitrators. The Facility Agent (on behalf of the Majority Lenders) shall nominate one arbitrator; the Company shall nominate the second arbitrator, and a third arbitrator (who shall act as Chairman) shall be appointed by the arbitrators nominated by the Facility Agent (on behalf of the Majority Lenders) and the Company or, in the absence of agreement on the third arbitrator within ten Business Days of the appointment of the second arbitrator, by the LCIA Court (as defined in the Rules);

(ii)	the seat of arbitration shall be London, England;
(iii)	the language of the arbitration shall be English; and
(iv)	the governing law of the arbitration agreement shall be English law.
(c)

For the purposes of arbitration pursuant to this Clause 43.1, the Parties waive any right of application to the English courts to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996.

(d)

Before the Finance Parties have filed, as the case may be, a Request for Arbitration or Response (in each case, as defined in the Rules) the Facility Agent may (and shall, if so instructed by the Majority Lenders) by notice in writing to all other Parties require that all Disputes or a specific Dispute be heard by a court of law. If the Facility Agent gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 43.2 (Jurisdiction of English Courts).

43.2	Jurisdiction of English Courts
(a)	If the Facility Agent issues a notice pursuant to paragraph (d) of Clause 43.1 (Arbitration), the provisions of this Clause 43.2 shall apply.
(b)	The courts of England have exclusive jurisdiction to settle any Dispute.
(c)	The Parties agree that the English courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(d)	This Clause 43.2 is for the benefit of the Finance Parties only. As a result, to the extent permitted by law:
(i)	no Finance Party will be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction; and
(ii)	the Finance Parties may take concurrent proceedings in any number of jurisdictions.
43.3	Service of Process
(a)	Without prejudice to any other mode of service allowed under any relevant law, the Company and each Original Facility Guarantor:
(i)

irrevocably appoints IHS Africa (UK) Limited, 1 Cathedral Piazza, 123 Victoria Street, London, SW1E 5BP as its agent under the Finance Documents for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the Company or an Original Facility Guarantor of the process will not invalidate the proceedings concerned.
(b)

If any person appointed as process agent under this Clause 43.3 (Service of Process) is unable for any reason so to act, the Company and each Original Facility Guarantor must immediately (and in any event within ten days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

44.	Acknowledgement Regarding any Supported QFCS
(a)

To the extent that the Finance Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b)

in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special

Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c)	As used in this Clause 44, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

45.	Contractual Recognition of Bail-In

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The Parties

Part 1
The Original Lenders

Original Lender	Commitment	Treaty Passport scheme reference and jurisdiction of tax residence (if applicable)
Standard Chartered Bank (Singapore) Limited	USD 270,000,000	67/S/376792/DTTP
USD 270,000,000

Part 2
The Original Facility Guarantors

Name	Jurisdiction of incorporation and registration number (if any)
IHS Netherlands Holdco B.V.	The Netherlands (66017912)
IHS Netherlands NG1 B.V.	The Netherlands (66030390)
IHS Netherlands NG2 B.V.	The Netherlands (66030501)
Nigeria Tower Interco B.V.	The Netherlands (61341088)

Part 3
Form of QPP Certificate

To:IHS Holding Limited as the Company

From:	[Name of Lender]

Dated:

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [•] (the “Agreement”)

1.	We refer to the Agreement. This is a QPP Certificate. Terms defined in the Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.
2.	We confirm that:
(a)	we are beneficially entitled to all interest payable to us as a Lender under the Loan;
(b)	we are a resident of a qualifying territory; and
(c)	we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons, and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

3.

In this QPP Certificate the terms “resident”, “qualifying territory”, “scheme”, “tax advantage scheme” and “creditor certificate” have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of Lender]

By:

[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]

Schedule 2

Conditions Precedent

Part 1
Conditions Precedent to Initial Utilisation

1.	Corporate Documentation
(a)	A copy of the constitutional documents of the Company and each other Original Obligor.
(b)	A copy of a resolution of the board of directors of the Company and each other Original Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents to which it is a party.
(d)	A certificate of the Company (on behalf of each other Original Obligor in relation to sub-paragraph (i) below) (signed by an authorised signatory) confirming (as at the date of the certificate) that:
(i)

borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on the Company or that other Original Obligor to be exceeded;

(ii)	no Default or Event of Default has occurred and is continuing; and
(iii)	the Repeating Representations are true in all material respects (except where that representation and warranty is already qualified by materiality under Clause 18 (Representations)).
(e)	A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands with respect to the Company dated no more than 30 days before the date of this Agreement.
(f)

A certificate of the Company and each other Original Obligor (dated no earlier than the date of this Agreement) certifying that each copy document relating to it and specified in this Part 1 of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded.

2.	Finance Documents
(a)	A duly executed copy of this Agreement.
(b)	A duly executed copy of each Fee Letter.

(c)	A duly executed copy of the Subordination Agreement.
(d)	A duly executed copy of the Nigeria Guarantee.
3.	Legal Opinions
(a)	The following legal opinions:
(i)	a legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Facility Agent in England;
(ii)	a legal opinion of Walkers (Cayman) LLP, legal advisers to the Company in the Cayman Islands;
(iii)	a legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Facility Agent in the Netherlands; and
(iv)	a legal opinion of Aluko & Oyebode, legal advisers to the Arranger and the Facility Agent in Nigeria,

each substantially in the form distributed to the Original Lenders, and addressed to the Finance Parties at the date of that opinion.

4.	Other Documents and Evidence
(a)	Evidence that the agent for service of process in England and Wales referred to in Clause 43.3 (Service of Process) has accepted its appointment.
(b)	Copies of any and all licences required by the Company or any Material Subsidiary to conduct its business.
(c)	A certified copy of the Group Structure Chart.
(d)	A copy of the Original Financial Statements.
(e)	A list of each Existing Material Subsidiary Debt Facility in place as at the date of this Agreement.
(f)

Evidence that all fees, costs and expenses then due and payable from the Company under this Agreement have been or will be paid on the earlier of (i) the date falling fifteen Business Days after the date of this Agreement and (ii) the first Utilisation Date.

Part 2
Conditions Precedent Required to be Delivered by an Additional Guarantor

1.	Corporate Documentation
(a)	An Accession Letter, duly executed by the Additional Guarantor and the Company.
(b)	A copy of the constitutional documents of the Additional Guarantor.
(c)	A copy of a resolution of the board of directors of the Additional Guarantor:
(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;
(ii)

where the Additional Guarantor is incorporated in Nigeria, confirming that guaranteeing the obligations under the Agreement is in the best interest, and for the corporate benefit, of the Additional Guarantor;

(iii)	authorising a specified person or persons to execute the Accession Letter on its behalf; and
(iv)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

(d)	Where the Additional Guarantor is incorporated in the Netherlands, in each case where applicable and to the extent legally required:
(i)	a copy of the resolution of the board of supervisory directors of the Additional Guarantor approving the resolutions of the board of directors;
(ii)	a copy of the resolution of the shareholders(s) of the Additional Guarantor approving the resolutions of the board of directors; and
(iii)

a copy of (i) the request for advice from each works council, or central or European works council with jurisdiction over the transactions contemplated by the Finance Documents and (ii) a neutral or positive advice from such works council, in respect of the Additional Guarantor.

(e)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.
(f)

To the extent required, a written resolution of all the shareholders of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents, and in addition, where the Additional Guarantor is incorporated in Nigeria, confirming that guaranteeing the obligations under the Agreement is in the best interest, and for the corporate benefit, of the Additional Guarantor.

(g)	A certificate of an authorised signatory of the Additional Guarantor certifying that:
(i)	each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter;
(ii)	guaranteeing the Total Commitments will not cause any guaranteeing or similar limit binding on it to be exceeded;

(iii)	where the Additional Guarantor is incorporated in Nigeria, guaranteeing the obligations under the Agreement is in the best interest, and in the corporate benefit, of the Additional Guarantor; and
(iv)	the Company is authorised to act as its agent in connection with the Finance Documents.
2.	Legal Opinions

The following legal opinions:

(a)	a legal opinion of the legal advisers to the Arranger and the Facility Agent in England; and
(b)	a legal opinion of the legal advisers to the Arranger and the Facility Agent in the jurisdiction of incorporation of the Additional Guarantor,

each substantially in the form distributed to the Original Lenders before signing the Accession Letter, and addressed to the Finance Parties at the date of that opinion.

3.	Other Documents and Evidence
(a)

In the case of an Additional Guarantor not incorporated in England and Wales, evidence that it has appointed IHS Africa (UK) Limited as its agent for service of process, and that IHS Africa (UK) Limited has accepted its appointment in relation to the Additional Guarantor.

(b)

To the extent required, documents required to evidence that any financial assistance “whitewash” or other analogous procedure has been carried out in accordance with applicable law and regulation in the jurisdiction of incorporation of the Additional Guarantor.

(c)

Any additional documentation or other evidence necessary to ensure that the obligations of the Additional Guarantor shall be expressed to assume under the Finance Documents shall constitute fully effective and perfected legal, valid, binding and enforceable obligations (which, for the avoidance of doubt, shall not include any requirement for any Accession Letter or this Agreement to be stamped by the relevant tax authorities in Nigeria).

(d)

Evidence that all necessary registration and stamping formalities (including, without limitation the payment of any fees or Tax (but which, for the avoidance of doubt, shall not include any requirement for any Accession Letter or this Agreement to be stamped by the relevant tax authorities in Nigeria)) required to be complied with by law or regulation in relation to the Accession Letter have been, or will be, complied with within the applicable time limit for completion of such formalities imposed by the relevant law or regulation.

Schedule 3

Requests and Notice

Part 1
Form of Utilisation Request

To:[●] as Facility Agent

From:IHS Holding Limited

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:
(a)	Proposed Utilisation Date: [●] (or, if that is not a Business Day, the next Business Day);
(b)	Currency of Loan: USD;
(c)	Amount: USD[•] or, if less, the Available Facility; and
(d)	Interest Period: [●].
3.	We confirm that each condition precedent under the Agreement which is required to be satisfied on the date of this Utilisation Request is satisfied.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.
IHS Holding Limited

By:

Part 2
Selection Notice

To:[●] as Facility Agent

From:IHS Holding Limited

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

Dear Sirs

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following Loan[s] with an Interest Period ending on [ ]*.
3.	[We request that the next Interest Period for the above Loan[s] is [ ]].
4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
IHS Holding Limited

Notes:

*	Insert details of all Loans for the Facility which have an Interest Period ending on the same date.

Schedule 4

Form of Transfer Certificate

To:[●] as Facility Agent

From:	[EXISTING LENDER] (the “Existing Lender”) and [NEW LENDER] (the “New Lender”)
Date:	[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in Schedule 1 below in accordance with the terms of the Agreement.
2.	The proposed Transfer Date is [●].
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.
4.	The administrative details of the New Lender for the purposes of the Agreement are set out in Schedule 1.
5.	The New Lender confirms for the benefit of the Facility Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender or a QPP Lender);]
(b)	[a Treaty Lender;]
(c)	[a QPP Lender;]
(d)	[not a Qualifying Lender].[1]
6.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or
(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;]

(c)

[a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or]

[1]	Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.

(d)	[a scheme administrator of a registered pension scheme (as those terms are defined in section 989 of the ITA) or any other person or body listed in section 936(2) of the ITA (or a nominee thereof).][2]

5.[The New Lender provides a QPP Certificate in the form set out in Schedule 2.]3

6.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [   ]) and is tax resident in [     ][4], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that it wishes that scheme to apply to the Agreement.][5]

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
8.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[2]	Include the relevant sections if New Lender comes within paragraph (4) of the definition of Qualifying Lender in Clause 12.1 (Definitions).
[3]

Statement to be included and separate QPP Certificate in the form of Schedule 2 to be executed alongside the Transfer Certificate if the New Lender is a person eligible for the UK withholding tax exemption for qualifying private placements.

[4]	Insert jurisdiction of tax residence.
[5]	Include if New Lender is not a QPP Lender and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

Schedule 1

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[Existing Lender]

By:

[New Lender]

By:

The Transfer Date is confirmed by the Facility Agent as [●].

[●] as Facility Agent for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

By:

Note: The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Lender’s interest in the security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

Schedule 2

Form of New Lender QPP Certificate

To:IHS Holding Limited as the Company

From:	[Name of New Lender]

Dated:

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a QPP Certificate. Terms defined in the Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.

2. We confirm that:

(a)	we are beneficially entitled to all interest payable to us as a Lender under the Loan;
(b)	we are a resident of a qualifying territory; and
(c)	we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons, and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

3.

In this QPP Certificate the terms “resident”, “qualifying territory”, “scheme”, “tax advantage scheme” and “creditor certificate” have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of New Lender]

By:

[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]

Schedule 5

Form of Assignment Agreement

To:[●] as Facility Agent and the Company

From:[EXISTING LENDER] (the “Existing Lender”) and [NEW LENDER] (the “New Lender”)

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

1.	In accordance with the terms of the Agreement:
(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in Schedule 1;
(b)

to the extent the obligations referred to in paragraph (c) below are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Agreement specified in Schedule 1;

(c)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Agreement specified in Schedule 1; and
(d)	the New Lender becomes a Lender under the Agreement and is bound by the terms of the Agreement as a Lender.
2.	The proposed Transfer Date is [•].
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Assignment Agreement contained in the Agreement.
4.	The New Lender confirms for the benefit of the Facility Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender or a QPP Lender);]
(b)	[a Treaty Lender;]
(c)	[a QPP Lender;]
(d)	[not a Qualifying Lender].[6]
5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

[6]	Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(d)	a scheme administrator of a registered pension scheme (as those terms are defined in section 989 of the ITA) or any other person or body listed in section 936(2) of the ITA (or a nominee thereof).][7]
6.	[The New Lender provides a QPP Certificate in the form set out in Schedule 2].[8]
7.

[The New Lender confirms that it holds a passport under the HMRC DT Treaty passport scheme (reference number [   ]) and is tax resident in [   ][9], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax, and notifies the Company that it wishes that scheme to apply to the Agreement.][10]

8.	The administrative details of the New Lender for the purposes of the Agreement are set out in Schedule 1.
9.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of the Company and each Finance Party) of the assignment referred to in this Assignment Agreement.
10.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Assignment Agreement.
11.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[7]	Include the relevant sections only if New Lender is a UK Non-Bank Lender - i.e. falls within paragraph (4) of the definition of Qualifying Lender in Clause 12.1 (Definitions).
[8]

Statement to be included and separate QPP Certificate in the form of Schedule 2 to be executed alongside the Assignment Agreement if the New Lender is a non-UK person eligible for the UK withholding tax exemption for qualifying private placements.

[9]	Insert jurisdiction of tax residence.
[10]	Include if New Lender is not a QPP Lender and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

Schedule 1

Rights and obligations to be transferred by assignment, assumption and release

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[Existing Lender]

[Existing Lender]

By:

[New Lender]

By:

The Transfer Date is confirmed by the Facility Agent as [●].

[●] as Facility Agent for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

By:

Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities. An assignment may give rise to stamp duty or transfer tax issues. There will be no liability to stamp duty or SDRT in the UK if the loan capital exemption is available.

Schedule 2

Form of New Lender QPP Certificate

To:IHS Holding Limited as the Company

From:	[Name of New Lender]

Dated:

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a QPP Certificate. Terms defined in the Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.
2.	We confirm that:
(a)	we are beneficially entitled to all interest payable to us as a Lender under the Loan;
(b)	we are a resident of a qualifying territory; and
(c)	we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

3.

In this QPP Certificate the terms "resident", "qualifying territory", "scheme", "tax advantage scheme" and "creditor certificate" have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of New Lender]

By:

[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]

Schedule 6

Form of Compliance Certificate

To:[●] as Facility Agent

From:IHS Holding Limited

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
(a)

On the last day of the Relevant Period ending on [•] Net Financial Indebtedness was [●] and EBITDA for such Relevant Period was [●]. Therefore the Leverage Ratio at such time [did/did not] exceed [●] times for such Relevant Period and the covenant contained in paragraph (b) of Clause 20.2 (Financial Condition) [has/has not] been complied with.

(b)

On the last day of the Relevant Period ending on [●] EBITDA was [●] and Net Cash Finance Interest Adjusted For Leases for such Relevant Period was [●]. Therefore the Interest Cover Ratio at such time [did/did not] exceed [●] times for such Relevant Period and the covenant contained in paragraph (a) of Clause 20.2 (Financial Condition) [has/has not] been complied with.

(c)	[We have received an Additional Investment in an amount of USD[●] which has been applied in accordance with Clause 20.4 (Equity Cure).]
(d)	[We confirm no Default or Material Subsidiary Event of Default is continuing.]
(e)	[As at the last day of the Relevant Period ending on [●], the following entities are Material Subsidiaries of the Company:

[●].]

IHS Holding Limited

By: [Officer]

Schedule 7

Form of Increase Confirmation

To:	[●] as Facility Agent and IHS Holding Limited as the Company
From:	[the Increase Lender] (the “Increase Lender”)

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.

We refer to the Agreement. This agreement (the “Increase Agreement”) shall take effect as an Increase Confirmation for the purpose of the Agreement. Terms defined in the Agreement have the same meaning in this Increase Agreement unless given a different meaning in this Increase Agreement.

2.	We refer to Clause 2.2 (Increase) of the Agreement.
3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].
5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.
6.	The Facilities Office and address, email address and attention details for notices to the Increase Lender for the purposes of Clause 34.2 (Addresses), are set out in the Schedule.
7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).
8.	The Increase Lender confirms for the benefit of the Facility Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender or a QPP Lender);]
(b)	[a Treaty Lender;]
(c)	[a QPP Lender;]
(d)	[not a Qualifying Lender.][11]
9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;
(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

[11]	Delete as applicable. Each Increase Lender is required to confirm which of these three categories it falls within.

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;]

(c)

[a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or]

(d)	[a scheme administrator of a registered pension scheme (as those terms are defined in section 989 of the ITA) or any other person or body listed in section 936(2) of the ITA (or a nominee thereof).][12]
10.	[The Increase Lender provides a QPP Certificate in the form set out in Schedule 2.][13]
11.

[The Increase Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [   ]) and is tax resident in [   ][14], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Company that it wishes that scheme to apply to the Agreement.][15]

12.

This Increase Agreement may be executed in any number of counterparts (each of which shall constitute an original) and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Agreement. Delivery of a counterpart of this Increase Agreement by email attachment or telecopy shall be an effective mode of delivery.

13.	This Increase Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.
14.	This Increase Agreement has been entered into on the date stated at the beginning of this Increase Agreement.

[12]	Include the relevant sections if Increase Lender comes within paragraph (4) of the definition of Qualifying Lender in Clause 12.1 (Definitions).
[13]

Statement to be included and separate QPP Certificate in the form of Schedule 2 to be executed alongside the Increase Confirmation if the Increase Lender is a person eligible for the UK withholding tax exemption for qualifying private placements.

[14]	Insert jurisdiction of tax residence.
[15]	Include if Increase Lender is not a QPP Lender and holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Agreement.

Schedule 1

Relevant Commitment/Rights and Obligations

to be Assumed by the Increase Lender

[insert relevant details]

[Facility office address, email address and attention details for notices and account details for payments]

Increase Lender

By:
This Increase Agreement is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent and the Increase Date is confirmed as [●].

Facility Agent

By:

Schedule 2

Form of Increase Lender QPP Certificate

To:IHS Holding Limited as the Company

From:	[Name of Increase Lender]

Dated:

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a QPP Certificate. Terms defined in the Agreement have the same meaning in this QPP Certificate unless given a different meaning in this QPP Certificate.
2.	We confirm that:
(a)	we are beneficially entitled to all interest payable to us as a Lender under the Loan;
(b)	we are a resident of a qualifying territory; and
(c)	we are beneficially entitled to the interest which is payable to us on the Loan for genuine commercial reasons and not as part of a tax advantage scheme.

These confirmations together form a creditor certificate.

3.

In this QPP Certificate the terms "resident", "qualifying territory", "scheme", "tax advantage scheme" and "creditor certificate" have the meaning given to them in the Qualifying Private Placement Regulations 2015 (2015 No. 2002).

[Name of Increase Lender]

By:

[This QPP Certificate is required where a lender is a person eligible for the UK withholding tax exemption for qualifying private placements; a separate QPP Certificate should be provided by each such lender.]

Schedule 8

Form of Accession Letter

To:[●] as Facility Agent

From:IHS Holding Limited as the Company and [PROPOSED GUARANTOR]

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.

[Name of company] agrees to become an Additional Guarantor and to be bound by the terms of the [Agreement]16/[Nigeria Guarantee][17] as an Additional Guarantor. [Name of company] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Name of company]’s administrative details are as follows: [●].
4.	This Accession Letter is intended to take effect as a deed.
5.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
IHS Holding Limited Executed as a deed by [Proposed Guarantor] in the presence of

Director

[16]	To be included in respect of any Additional Guarantor that is not incorporated in Nigeria.
[17]	To be included in respect of any Additional Guarantor that is incorporated in Nigeria.

Schedule 9

Form of Resignation Letter

To:[●] as Facility Agent

From:IHS Holding Limited as the Company and [EXITING GUARANTOR]

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	We request that [Exiting Guarantor] be released from its obligations as a Guarantor under the Finance Documents (including the [Agreement] 18/[Nigeria Guarantee] 19).
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request;
(b)	as at the date of this Resignation Letter [no amount owing by [Exiting Guarantor] under any Finance Document as a Guarantor is outstanding]; and
(c)	[●].
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.
IHS Holding Limited

By:

[Exiting Guarantor]

By:

The Facility Agent confirms that this resignation takes effect on [●].

[18]	To be included in respect of any Additional Guarantor that is not incorporated in Nigeria.
[19]	To be included in respect of any Additional Guarantor that is incorporated in Nigeria.

[●]
as Facility Agent

By:

Schedule 10

Forms of Notifiable Debt Purchase Transaction Notice

Part 1
Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:[●] as Facility Agent

From:[LENDER]

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.

We refer to paragraph (b) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions Entered into by Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Lender]

By:

Part 2
Form of Notice on Termination of Notifiable Debt Purchase Transaction/Notifiable Debt Purchase Transaction Ceasing to be with Sponsor Affiliate

To:[●] as Facility Agent

From:[LENDER]

Date:[●]

IHS Holding Limited – USD 270,000,000 Credit Agreement

dated [●] (the “Agreement”)

1.

We refer to paragraph (c) of Clause 26.2 (Disenfranchisement on Debt Purchase Transactions Entered into by Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with a Sponsor Affiliate].
3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment as set out below.
Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[Commitment]	[insert amount (of that Commitment) to which the relevant Debt Purchase Transaction applies]
[Lender]

By:

Schedule 11

Existing Security

Member of the Group	Details of Security
Centennial Towers Brasil Cooperatief U.A. and IHS Netherlands BR B.V.

1.

Contrato de Alienação Fiduciária de Ações Em Garantia e Outras Avenças Sob Condição Suspensiva dated 25 August 2023, as amended, entered into by Centennial Towers Brasil Cooperatief U.A. and IHS Netherlands BR B.V. as pledgors, and Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A. as trustee and representative of the debentures holders, and IHS Brasil – Cessão de Infraestruturas S.A. as intervening party

IHS Brasil – Cessão de Infraestruturas S.A.

1.

Instrumento Particular de Cessão Fiduciária de Direitos Creditórios em Garantia e Outras Avenças Sob Condição Suspensiva dated 25 August 2023, as amended, of the entire credit rights over the bank accounts of IHS Brasil – Cessão de Infraestruturas S.A. entered into with Oliveira Trust Distribuidora de Títulos e Valores Mobiliários S.A.

IHS Côte d’Ivoire S.A.

1.

Contrat de Nantissement de Comptes Bancaires dated 15 February 2024 entered into between IHS Cote d’Ivoire SA and EBI SA

2.

Contrat de Nantissement de Créances dated 15 February 2024 entered into between IHS Cote d’Ivoire SA and EBI SA

3.

Contrat de Gage de Biens Meubles sans Dépossession dated 15 February 2024 entered into between IHS Cote d’Ivoire SA and EBI SA

4.

Security Agreement (regarding the Initial Shares and Related Assets of IHS Mauritius Cote d’Ivoire Limited) dated 9 February 2024 entered into between EBI SA, IHS Holding Limited and IHS Mauritius Cote d’Ivoire Limited

5.

Contrat de Nantissement d’Actions de la Société IHS Cote d’Ivoire SA étendu aux fruits et produits dated 15 February 2024 entered into between IHS Mauritius Cote d’Ivoire Limited and EBI SA

6.

Contrat de Nantissement de Créances (Prêts d’Actionnaire) dated 15 February 2024 entered into between IHS Mauritius Cote d’Ivoire Limited and EBI SA

7.

Acte de promesse de vente d’actions de la société IHS Cote d’Ivoire SA dated 15 February 2024 entered into between Mr. Sam Darwish, Mr. William Saad, EBI SA and in the presence of IHS Mauritius Cote d’Ivoire Limited

8.

Déclaration de Nantissement de Compte de Titres Financiers dated 15 February 2024 entered into between IHS Mauritius Cote d’Ivoire Limited and IHS Cote d’Ivoire

IHS Kuwait Limited

1.

Business Pledge Agreement dated 7 July 2020 between, amongst others, IHS Kuwait Limited and Ahli Bank of Kuwait K.S.C.P as security agent

2.

English law security assignment agreement dated 6 July 2020 between IHS Kuwait Limited and Al Ahli Bank of Kuwait K.S.C.P as security agent

3.

Deed of subordination and assignment agreement dated 27 April 2020 between, amongst others, IHS Kuwait Limited as Debtor and Al Ahli Bank of Kuwait K.S.C.P as security agent

IHS Towers South Africa Proprietary Limited

1.

Special Notarial Bond dated 26 May 2022 entered into by IHS Towers South Africa Proprietary Limited in favour of Bowwood and Main No 339 Proprietary Limited

2.

General Notarial Bond dated 26 May 2022 entered into by IHS Towers South Africa Proprietary Limited in favour of Bowwood and Main No 339 Proprietary Limited

3.

Share Pledge in relation to shares in IHS Towers South Africa Proprietary Limited dated 26 May 2022 entered into between IHS South Africa Holding Proprietary Limited, FirstRand Bank Limited (acting through its Rand Merchant Banking Division) and Bowwood and Main No 339 Proprietary Limited

4.

Cession Agreement dated 26 May 2022 entered into between IHS Towers South Africa Proprietary Limited, FirstRand Bank Limited (acting through its Rand Merchant Banking Division) and Bowwood and Main No 339 Proprietary Limited

5.

Subordination Agreement dated 26 May 2022 entered into between IHS South Africa Holding Proprietary Limited, IHS Towers South Africa Proprietary Limited, FirstRand Bank Limited (acting through its Rand Merchant Banking Division) and Bowwood and Main No 339 Proprietary Limited

IHS Zambia Limited

1.

Fixed and floating charge dated 13 February 2021 entered into between IHS Zambia Limited, as Chargor and Standard Chartered Bank, as Collateral Agent;

2.

Security Assignment Agreement of IHS Zambia Limited’s rights in respect of assigned agreements dated 13 February 2021 entered into between IHS Zambia Limited, as Assignor and Standard Chartered Bank, as Collateral Agent;

3.

Charge over all onshore accounts of IHS Zambia Limited dated 13 February 2021 entered into between IHS Zambia Limited, as Chargor and Standard Chartered Bank, as Collateral Agent;

4.

Share Pledge Agreement in relation to IHS Holding Limited’s shares in IHS Mauritius Zambia Limited dated 13 February 2021 entered into between IHS Holding Limited, IHS

Mauritius Zambia Limited and Standard Chartered Bank, as Collateral Agent;

5.

Share Pledge Agreement in relation to IHS Mauritius Zambia Limited’s shares in IHS Zambia Limited dated 13 February 2021 entered into between IHS Mauritius Zambia Limited, IHS Zambia Limited and Standard Chartered Bank, as Collateral Agent;

6.

Charge over all offshore accounts of IHS Zambia Limited dated 13 February 2021 entered into between IHS Zambia Limited, as Chargor and Standard Chartered Bank, as Collateral Agent; and

7.

Subordination Agreement and Assignment of Contractual Rights under Shareholder Loans dated 13 February 2021 entered into between International Finance Corporation, Standard Chartered Bank as Facility Agent and Collateral Agent, IHS Holding Limited as Guarantor, IHS Finco Management Limited, IHS Mauritius Zambia Limited, and IHS Zambia Limited as Borrower.

I-Systems Solucoes de Infraestrutura S.A

1.

Instrumento Particular de Cessão Fiduciária de Direitos Creditórios em Garantia e Outras Avenças dated 3 October 2022 (as amended on 31 January 2023 and on 28 March 2023) entered into between Itaú Unibanco S.A. and I-Systems Solucoes de Infraestrutura S.A.

Schedule 12

Existing Guarantees

Party Guaranteed	Details of Guarantee
IHS Zambia Limited

Deed of guarantee dated 13 February 2021 relating to an up to USD 95,000,000 facility agreement dated 13 February 2021 as amended and restated on 23 January 2023 for IHS Zambia Limited as borrower entered into between IHS Holding Limited as guarantor, International Finance Corporation and Standard Chartered Bank.

IHS (Nigeria) Limited and INT Towers Limited

Guarantee dated 12 October 2022 between IHS Holding Limited as guarantor and BP Oil International Limited as beneficiary in relation to certain crude oil and/or petroleum product transactions entered into by IHS (Nigeria) Limited and INT Towers Limited.

IHS Holding Limited, IHS Netherlands Holdco B.V., IHS Netherlands NG1 B.V., IHS Netherlands NG2 B.V. and Nigeria Tower Interco B.V., IHS (Nigeria) Limited, INT Towers Limited and IHS Towers NG Limited

Guarantee provided under the unsecured USD term credit facility agreement dated on 28 October 2022 between, among others, IHS Holding Limited as borrower, Citibank Europe plc, UK Branch as facility agent and the original lenders named therein.

IHS Holding Limited, IHS Netherlands Holdco B.V., IHS Netherlands NG1 B.V., IHS Netherlands NG2 B.V. and Nigeria Tower Interco B.V., IHS (Nigeria) Limited, INT Towers Limited and IHS Towers NG Limited

Guarantee provided under the unsecured NGN term facility agreement dated on 3 January 2023 between, among others, IHS Netherlands Holdco B.V., each of IHS (Nigeria) Limited, INT Towers Limited and ITNG as borrowers, Ecobank Nigeria Limited as agent and the original lenders named therein.

IHS Holding Limited, IHS Netherlands Holdco B.V., IHS Netherlands NG1 B.V., IHS Netherlands NG2 B.V. and Nigeria Tower Interco B.V., IHS (Nigeria) Limited, INT Towers Limited and IHS Towers NG Limited

Guarantee provided under the unsecured NGN revolving credit facility agreement dated on 3 January 2023 between, among others, IHS Netherlands Holdco B.V., each of IHS (Nigeria) Limited, INT Towers Limited and ITNG as borrowers, Ecobank Nigeria Limited as agent and the original lenders named therein.

IHS Holding Limited, IHS Netherlands Holdco B.V., IHS Netherlands NG1 B.V., IHS Netherlands NG2 B.V. and Nigeria Tower Interco B.V., IHS (Nigeria) Limited, INT

Guarantee provided under the unsecured USD revolving credit facility agreement originally dated on 30 March 2020 and as amended from time to time including on 6 November 2023, between, among others, IHS Holding Limited as borrower, Citibank Europe plc, UK Branch as facility agent and the original lenders named therein.

Towers Limited and IHS Towers NG Limited
INT Towers Limited

Guarantee dated 21 February 2024 between IHS Holding Limited as guarantor and United Bank for Africa Plc as beneficiary in relation to certain crude oil and/or petroleum product transactions entered into by INT Towers Limited.

Schedule 13

Timetables

Loans
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods)).	10:00 a.m. three Business Days before the Utilisation Day.
Facility Agent notifies the Lenders of the Loan (Clause 5.4 (Lenders’ Participation)).	Promptly upon receipt of the Utilisation Request.
Reference Rate is fixed	Quotation Day as of 11am

Schedule 14

Existing Material Subsidiary Debt Facilities

1.

Facility agreement dated 26 May 2022 for facilities of South African Rand 3,470,000,000 between IHS Towers South Africa Proprietary Limited, as borrower, ABSA Bank Limited (acting through its Corporate and Investment Banking Division), FirstRand Bank Limited (acting through its Rand Merchant Banking division), Investec Bank Limited (acting through its Corporate and Institutional Banking division), Standard Chartered Bank and Access Bank (South Africa) Limited, as mandated lead arrangers, and FirstRand Bank Limited (acting through its Rand Merchant Banking division) as agent.

2.	Facility agreement dated 3 October 2022 for facilities of Brazilian Real 200,000,000 for I-Systems Soluções de Infraestrutura S.A. as borrower and Itau Unibanco S.A. as lender.
3.

Term facility agreement dated 28 October 2022 between, amongst others, IHS Holding Limited as borrower, Absa Bank Limited (acting through its Corporate and Investment Banking division), Citibank N.A., London Branch, FirstRand Bank Limited (London Branch), acting through its Rand Merchant Bank division and Standard Chartered Bank as mandated lead arrangers and Citibank Europe plc, UK Branch as facility agent.

4.

Term facility agreement dated 3 January 2023 between IHS Netherlands Holdco B.V. as holdco, IHS (Nigeria) Limited, IHS Towers NG Limited and INT Towers Limited as borrowers, Rand Merchant Bank Nigeria Limited as coordinator and Access Bank Plc, Ecobank Nigeria Limited, Rand Merchant Bank Nigeria Limited and United Bank for Africa Plc as mandated lead arrangers and Ecobank Nigeria Limited as agent.

5.

Revolving credit facility agreement dated 3 January 2023 between IHS Netherlands Holdco B.V. as holdco, IHS (Nigeria) Limited, IHS Towers NG Limited and INT Towers Limited as borrowers, Rand Merchant Bank Nigeria Limited as coordinator and Access Bank Plc, Ecobank Nigeria Limited, Rand Merchant Bank Nigeria Limited and United Bank for Africa Plc as mandated lead arrangers and Ecobank Nigeria Limited as agent.

6.	Facility agreement dated 31 January 2023 for facilities of Brazilian Real 80,000,000 for I-Systems Soluções de Infraestrutura S.A. as borrower and Itau Unibanco S.A. as lender.
7.	Facility agreement dated 28 March 2023 for facilities of Brazilian Real 120,000,000 for I-Systems Soluções de Infraestrutura S.A. as borrower and Itau Unibanco S.A. as lender.
8.

Debentures deed dated 25 August 2023 for facilities of Brazilian Real 1,200,000,000 for IHS Brasil – Cessão de Infraestruturas S.A. as issuer and guarantor and Banco Itaú BBA S.A., UBS Brasil Corretora de Câmbio, Títulos e Valores Mobiliários S.A, Banco Santander (Brasil) S.A and Banco Bradesco BBI S.A as Coordinators.

9.	Facility agreement dated 26 October 2023 for overdraft facilities of South African Rand 350,000,000 between IHS Towers South Africa Proprietary Limited as borrower and ABSA Bank Limited as lender.
10.

Revolving credit facility agreement originally dated 30 March 2020 between, amongst others, the Company and Citibank Europe PLC, UK Branch as facility agent, as amended and restated pursuant to an amendment and restatement agreement dated 2 June 2021, as amended on 29 September 2021 and as further amended and restated on 6 November 2023 and as may be further amended and / or restated from time to time.

11.

Facility agreement dated 29 December 2023 for facilities of EUR 88,000,000 and CFA Francs 11,151,269,000 for IHS Cote d’Ivoire S.A. as borrower, arranged by Citibank, N.A., London Branch, with EBI S.A. acting as facility agent and security agent.

Schedule 15

Acceptable Banks

Banco do Brasil S.A.	Brazil
Banco BOCOM BBM S.A.	Brazil
Banco Bradesco S.A.	Brazil
Caixa Economical Federal	Brazil
Citibank Brazil	Brazil
Itau Unibanco S.A.	Brazil
Banco Safra S.A.	Brazil
Banco Santander S.A.	Brazil
JP Morgan	Brazil
BTG Pactual	Brazil
Goldman Sachs	Brazil
Access Bank Cameroon	Cameroon
Citibank Cameroon	Cameroon
Ecobank Cameroon	Cameroon
Societe Generale Cameroon	Cameroon
Standard Chartered Bank Cameroon	Cameroon
UBA Cameroon	Cameroon
Citibank Cote D’Ivoire	CIV
Ecobank Cote D’Ivoire	CIV
Stanbic Cote D’Ivoire	CIV
Standard Chartered Bank CIV	CIV
Societe Generale Cote D’Ivoire	CIV
UBA Cote D’Ivoire	CIV
Citibank	Colombia
Colpatria	Colombia
Grupo Bancolumbia	Colombia
Santander	Colombia
Citibank Egypt	Egypt
Awash International bank	Ethiopia
EBI SA	France
Al Ahli Bank of Kuwait K.S.C.P.	Kuwait
Mashreq Bank	Kuwait
Afrasia Bank Limited	Mauritius
Standard Bank Mauritius	Mauritius

ABSA Bank Mauritius Limited	Mauritius
RMB International (Mauritius) Ltd	Mauritius
The Mauritius Commercial Bank Limited	Mauritius
Investec Bank	Mauritius
Citibank Europe plc - Netherlands	Netherlands
Access Bank plc	Nigeria
Citibank Nigeria	Nigeria
Ecobank Nigeria	Nigeria
Rand Merchant Bank Nigeria Limited	Nigeria
Stanbic Nigeria	Nigeria
Standard Chartered Bank Nigeria	Nigeria
UBA Nigeria	Nigeria
Zenith Bank plc	Nigeria
First City Monument Bank	Nigeria
Banco de Credito del Peru	Peru
Banco de la Nación	Peru
Citibank	Peru
Santander	Peru
Ecobank Rwanda	Rwanda
Access Bank	Rwanda
Bank of Kigali	Rwanda
Banke Saudi Fransi	Saudi Arabia
Access Bank	South Africa
FirstRand Bank Limited (acting through its Rand Merchant Bank division)	South Africa
ABSA Bank	South Africa
Standard Chartered Bank	South Africa
Investec Bank	South Africa
Citibank	South Africa
Standard Chartered Bank - Dubai, UAE	UAE
Mashreq Bank	UAE
Citibank	UAE
Citibank UK	United Kingdom
Standard Chartered Bank UK	United Kingdom
Access Bank	United Kingdom
UBA Bank	United Kingdom
Citibank, N.A., London Branch	United Kingdom

J.P. Morgan	United Kingdom
Goldman Sachs	United Kingdom
MUFG Bank	United Kingdom
Standard Advisory London (Standard Bank)	United Kingdom
Itau BBA International Plc	United Kingdom
FirstRand Bank Limited (London Branch), acting through its Rand Merchant Bank division	United Kingdom
Citibank	United States of America
J.P. Morgan	United States of America
Goldman Sachs	United States of America
Citibank Zambia	Zambia
Standard Chartered Bank Zambia	Zambia
Ecobank	Zambia
Access Bank	Zambia

Signature Pages to the Credit Facility

The Company

IHS Holding Limited

Signed

/s/ Steve Howden
Name: Steve Howden
Title: Authorised Signatory
For and on behalf of
IHS Holding Limited

(Signature page to Project Rapid – Term Facility Agreement)

Original Facility Guarantors

Holdco

IHS Netherlands Holdco B.V.

Signed

/s/ Mohamad Darwish
Name: Mohamad Darwish
Title: Authorised Signatory

/s/ Gerard Jan van Spall
Name: Gerard Jan van Spall
Title: Authorised Signatory

for and on behalf of
IHS NETHERLANDS HOLDCO B.V.

(Signature page to Project Rapid – Term Facility Agreement)

Nigeria Tower Interco B.V.

Signed

/s/ William Saad
Name: William Saad
Title: Authorised Signatory

/s/ Gerard Jan van Spall
Name: Gerard Jan van Spall
Title: Authorised Signatory

for and on behalf of
NIGERIA TOWER INTERCO B.V.

(Signature page to Project Rapid – Term Facility Agreement)

IHS Netherlands NG1 B.V.

Signed

/s/ Mohamad Darwish
Name: Mohamad Darwish
Title: Authorised Signatory

/s/ Gerard Jan van Spall
Name: Gerard Jan van Spall
Title: Authorised Signatory

for and on behalf of
IHS NETHERLANDS NG1 B.V.

(Signature page to Project Rapid – Term Facility Agreement)

IHS Netherlands NG2 B.V.

Signed

/s/ Mohamad Darwish
Name: Mohamad Darwish
Title: Authorised Signatory

/s/ Gerard Jan van Spall
Name: Gerard Jan van Spall
Title: Authorised Signatory

for and on behalf of
IHS NETHERLANDS NG2 B.V.

(Signature page to Project Rapid – Term Facility Agreement)

The Arranger
Standard Chartered Bank

Signed

/s/ Tony Pinches
By: Tony Pinches
Address: 1 Basinghall Avenue, London, EC2V 5DD
Email: tony.pinches@sc .com
Attention: Tony Pinches

(Signature page to Project Rapid – Term Facility Agreement)

The Facility Agent
Standard Chartered Bank

Signed

/s/ Tony Pinches
By: Tony Pinches
Address: 1 Basinghall Avenue, London, EC2V 5DD
Email: tony.pinches@sc .com
Attention: Tony Pinches

(Signature page to Project Rapid – Term Facility Agreement)

The Original Lenders

Signed

/s/ Freddy Ong Teck Guan
Name: Freddy Ong Teck Guan
Title: Authorised Signatory
For and on behalf of
Standard Chartered Bank (Singapore) Limited

(Signature page to Project Rapid – Term Facility Agreement)